Exhibit 1

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SO ORDERED. SIGNED this 19 day of March, 2026.

/s/ Joseph N. Callaway
Joseph N. Callaway
United States Bankruptcy Judge

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF NORTH CAROLINA
RALEIGH DIVISION

IN RE: HEADWAY WORKFORCE SOLUTIONS, INC. et al., [1] Debtors.	Bankruptcy No. 25-01682-5-JNC Chapter 11 (Jointly Administered)

ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION

The First Amended Plan of Reorganization of the Debtors and Debtors in Possession filed by the debtors and debtors in possession referenced above (collectively, the “Debtors”) in these jointly administered cases on January 14, 2026, or a summary thereof, having been transmitted to creditors, and as subsequently modified pursuant to section 1127(a) of the Bankruptcy Code as set forth in the attached Exhibit “A” of this Order (the “Plan”), and a hearing on approval of the Debtors’ First Amended Disclosure Statement (the “Disclosure Statement”) and confirmation of the Plan having been conducted at the United States Bankruptcy Court for the Eastern District of North Carolina in Raleigh, North Carolina, on March 17, 2026, and

The Court being advised as to the acceptance by classes of impaired claims of the Plan, and having considered the statements, affidavits, and evidence presented by counsel for the Debtors, counsel for the Official Committee of Unsecured Creditors, counsel for Jackson Investment Group, LLC, counsel for Midcap Funding IV Trust, LLC, counsel for the Internal Revenue Service, counsel for Noor Staffing Group LLC and the Bankruptcy Administrator;

1 The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s Federal Employer Identification Number: Headway Workforce Solutions, Inc. (4871); Staffing 360 Solutions, Inc., (0859); Monroe Staffing Services, LLC (1204); Key Resources, Inc. (9495); Lighthouse Placement Services, Inc. (8093).

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NOW, THEREFORE, the Court makes the following findings of fact and conclusions of law:

1.            The Plan complies with the provisions of title 11 of the United States Code (the “Bankruptcy Code”), including, but not limited to, the confirmation requirements of section 1129(a) of the Bankruptcy Code, except for section 1129(a)(8), as every impaired class has not accepted the Plan.

2.            The Plan does not discriminate unfairly, and is fair and equitable, with respect to each of the impaired classes that has not accepted the Plan. The requirements of section 1129(b) of the Bankruptcy Code are, therefore, satisfied.

3.            All capitalized terms used but not defined in this Order Confirming First Amended Plan of Reorganization (the “Order”) or in the Bankruptcy Code shall have the same meanings given to them in the Plan.

It having been determined after hearing on notice that the applicable requirements for confirmation set forth in section 1129 of the Bankruptcy Code have been satisfied;

IT IS ORDERED THAT:

1.            The First Amended Disclosure Statement filed by the Debtors on January 14, 2026, is APPROVED.

2.            The Plan is CONFIRMED under the “cramdown” provisions of section 1129(b) of the Bankruptcy Code.

3.            To the extent any language in the Plan is inconsistent with the provisions of this Order, the provisions of this Order shall govern.

4.            All objections to Claims and Administrative Claims shall be filed by the Claims Objection Deadline and Administrative Claims Objection Deadline, respectively, each of which deadline is the date that is the later of (a) ninety (90) days after the Effective Date, (b) thirty (30) days after the Claim or Administrative Claim, as the case may be, is filed with the Bankruptcy Court, or (c) such other date that is extended by the Bankruptcy Court pursuant to the terms of the Plan. Further, no professional shall be required to seek Court approval for fees or expenses incurred following the entry of this Order.

5.            The Litigation Trustee shall prepare and file any and all reports required by the Plan, the Bankruptcy Code, or this Court’s Local Rules (including, but not limited to, all Post-Confirmation Quarterly Reports) with the Clerk of Court (and shall pay quarterly fees pursuant to section 1106(a)(7) of the Bankruptcy Code from assets of the Litigation Trust), with a copy of each such report to be served upon the Bankruptcy Administrator. The first Post-Confirmation Quarterly Report shall be due promptly after the first to occur of June 30, September 30, December 31, or March 31 (following the Effective Date of the Plan) during the calendar year in which the Plan is confirmed. The Litigation Trustee shall file subsequent Post-Confirmation Quarterly Reports promptly after the end of every succeeding quarter (i.e., March 31, June 30, September 30, or December 31), until the Plan is substantially consummated. Post-Confirmation Quarterly Reports shall reflect any progress made in consummating the Plan during the period covered by the each such report. Post-Confirmation Quarterly Reports shall be filed in the format prescribed by the Bankruptcy Administrator.

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6.            Following the confirmation and the Effective Date of the Plan, the Litigation Trustee shall reserve and retain any right or power to cause any subsidiary of any of the Debtors to file a petition for relief under chapter 7 of the Bankruptcy Code.

7.            Within thirty (30) days of substantial consummation of the Plan, as defined by section 1101(2) of the Bankruptcy Code and substantial completion of the administration of the Litigation Trust and the Litigation Trust Assets, the Litigation Trustee shall file a final report, in a format prescribed by the Bankruptcy Administrator, reflecting the payments made for all costs of administration and each class of creditor, and a motion for the entry of a Final Decree in the Chapter 11 Cases pursuant to Rule No. 3022, F.R.B.P. If there are any adversary proceedings pending at the time the motion for a final decree is filed, a final decree can be entered, but closing of the bankruptcy cases will be deferred until the adversary proceedings are resolved.

8.            The Debtors and Litigation Trustee shall pay to the Clerk, United States Bankruptcy Court, the sum of $0.00 for court costs. The Litigation Trustee shall continue to pay quarterly fees from the assets of the Litigation Trust until entry of the Final Decree.

9.            The Plan shall not become effective and the Effective Date shall not occur unless all federal tax returns due before such date have been filed. The sole exception to this requirement shall be the Form 940 tax return of Key Resources, Inc. for tax year 2022. For that return, the estimated liability indicated in the IRS proof of claim that was filed in the Chapter 11 Cases shall be allowed. Seven (7) days prior to the occurrence of any Effective Date, the Debtors shall file a status report.

10.          Without limiting any of the exculpation provisions set forth in Section IX.D of the Plan, and merely for the avoidance of doubt, the Debtors’ independent director, Nicholas Rubin, shall not have or incur any liability to any Person or Entity (and no Person or Entity shall have any right of action against him) relating to, arising from, or in connection with his approval, execution, or filing on behalf of any of the Debtors of any tax form or tax return under any federal, state, or local laws, rules, or regulations; provided, however, that nothing herein shall be construed to limit or affect the rights of any governmental unit under applicable law.

11.          The Debtors shall file notice of the occurrence of the Effective Date within 45 days of the entry of this Order. If the Effective Date has not occurred by such date, the Debtors shall file a status report indicating which conditions to the Effective Date have not occurred or been waived and request a status conference with the Court.

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12.          The Debtors shall serve a copy of this Order on all creditors within five (5) days of the entry of this Order and promptly file a Certificate of Service with the Clerk.

END OF DOCUMENT

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EXHIBIT A

FIRST AMENDED PLAN OF REORGANIZATION,
AS NON-MATERIALLY MODIFIED

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UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF NORTH CAROLINA
RALEIGH DIVISION

IN RE: HEADWAY WORKFORCE SOLUTIONS, INC. et al., [1] Debtors.	Bankruptcy No. 25-01682-5-JNC Chapter 11 (Jointly Administered)

FIRST AMENDED PLAN OF REORGANIZATION

OF THE DEBTORS AND DEBTORS IN POSSESSION

1 The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s Federal Employer Identification Number: Headway Workforce Solutions, Inc. (4871); Staffing 360 Solutions, Inc., (0859); Monroe Staffing Services, LLC (1204); Key Resources, Inc. (9495); Lighthouse Placement Services, Inc. (8093).

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INTRODUCTION

Headway Workforce Solutions, Inc., Staffing 360 Solutions, Inc., Monroe Staffing Services, LLC, Key Resources, Inc. and Lighthouse Placement Services, Inc., as debtors and debtors in possession (collectively, the “Debtors”), propose this plan of reorganization for the resolution of Claims against each of the Debtors and Interests in each of the Debtors pursuant to chapter 11 of the Bankruptcy Code.

Pursuant to the Plan, the Debtors propose two, alternative approaches to address Creditors’ Allowed Claims: The first approach is the issuance of Equity Interests in connection with the reorganization of all of the Debtors. If the first approach is not successful, the Debtors will file a notice to that effect with the Bankruptcy Court and resort to the second approach – a liquidation of all of the Debtors.

For purposes of both approaches, on the Plan’s Effective Date the Debtors will establish a Litigation Trust that will be administered by the Litigation Trustee. On the Effective Date, the Litigation Trust Assets will pass and be transferred to the Litigation Trust for the benefit of Creditors.

Under the first approach, the Debtors will implement the terms of a settlement, as modified by this Plan, with Jackson Investment that would be approved by the Bankruptcy Court prior to the Confirmation Date providing for a reorganization and the issuance of new equity interests of “Reorganized Staffing 360 Solutions, Inc.” (the direct or indirect parent company of the other Debtors and certain non-Debtor affiliates). If the Jackson Investment settlement is approved by the Bankruptcy Court, then the existing equity interests in Staffing 360 Solutions, Inc. will be cancelled and extinguished and new equity interests in Reorganized Staffing 360 Solutions, Inc. will be issued to Jackson Investment in exchange for old debt in accordance with the terms of this Plan. The cash component of the settlement will be included among the Litigation Trust Assets that pass and are transferred to the Litigation Trust. Thereafter, the Litigation Trustee will be responsible for conducting litigation, liquidating any unsold property in the Litigation Trust Assets, and making distributions to Creditors in accordance with the provisions in the Plan.

If, on the other hand, the Debtors are unable to consummate the issuance of new equity interests under the Plan with Jackson Investment, then the Debtors will file a Liquidation Notice to inform the Bankruptcy Court and parties in interest of record of this, and the Debtors then will pursue the second approach: The Debtors shall forego that issuance of equity interests and shall proceed, instead, with an orderly liquidation of their assets and estates. In that event, the Litigation Trustee will be responsible for conducting litigation, liquidating any unsold property in the Litigation Trust Assets, and making distributions to Allowed Claims and Allowed Unclassified Claims in accordance with the distributive hierarchy and priorities of the Bankruptcy Code, other applicable law, and this Plan. This second approach is referred to in the Plan as the Orderly Liquidation Alternative.

A Disclosure Statement is being distributed contemporaneously with this Plan. All Creditors and holders of Interests should review the Disclosure Statement for a discussion of the Debtors’ assets, liabilities, history, business, and results of operations and historical financial information, and for a summary of the Plan and the distributions to be made thereunder.

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Other agreements and documents supplementing the Plan are appended as Exhibits hereto and have been filed or will be filed (as part of a Plan Supplement) with the Bankruptcy Court. These supplemental agreements and documents are referenced in the Plan and the Disclosure Statement and will be available for review.

ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE DISCLOSURE STATEMENT IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, IN BANKRUPTCY RULE 3019 AND IN THE PLAN, THE PLAN PROPONENTS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

I. DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

A.	Defined Terms

Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth below. Any term that is not defined in the Plan, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.            “Administrative Claim” means a Claim against a Debtor or its Estate for costs or expenses of administration of Estates pursuant to sections 364(b) or (c)(1), 503(b), 503(c), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors, (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Fee Claims; and (c) Noor DIP Claim.

2.            “Administrative Claims Bar Date” means the date that is thirty (30) days after the Effective Date.

3.            “Administrative Claims Objection Deadline” means the date that is the later of (a) ninety (90) days after the Effective Date or (b) thirty (30) days after the Administrative Claim is filed with the Bankruptcy Court or such other date that is extended by the Bankruptcy Court pursuant to the terms of the Plan.

4.            “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

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5.            “Allowed .. . .” means with respect to Claims: (a) any Claim (i) for which a Proof of Claim has been timely filed on or before the applicable Claims Bar Date (or for a Proof of Claim that by the Bankruptcy Code or Final Order is not or shall not be required to be Filed) or (ii) that is listed in the Schedules as of the Effective Date as not disputed, not contingent and not unliquidated, and for which no Proof of Claim has been timely filed; provided that, in each case, any such Claim shall be considered Allowed unless and until an objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or, if such an objection has been interposed, the Claim has been thereafter Allowed by a Final Order; or (b) any Claim Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court. Claims that are allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” hereunder.

6.            “Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought on behalf of the Debtors or the Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, but not limited to, actions or remedies under sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 553(b) and 724(a) of the Bankruptcy Code and other similar state or federal law claims and causes of action (and further including, but not limited to, fraudulent conveyance or transfer causes of actions that may be brought under state or federal law).

7.            “Ballot” means the applicable form or forms of ballot(s) distributed to Holders of Claims entitled to vote on the Plan and on which the acceptance or rejection of the Plan is to be indicated.

8.            “Bankruptcy Administrator” means the bankruptcy administrator appointed pursuant to section 302(d)(3)(I) of the Bankruptcy Judges, United States Trustees, and Family Farmer Bankruptcy Act of 1986 to serve in the Eastern District of North Carolina.

9.            “Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to these Chapter 11 Cases.

10.          “Bankruptcy Court” means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to 28 U.S.C. § 157, the bankruptcy unit of such District Court.

11.          “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

12.          “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

13.          “Cash” means the lawful currency of the United States of America and equivalents thereof.

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14.          “Causes of Action” means any and all claims, causes of action, grievances, arbitrations, suits, demands, demand letters, complaints, notices of non-compliance or violation, enforcement actions, investigations or proceedings that belong to the Debtors and/or the Estates that are or may be pending on the Effective Date or that are or may be initiated or prosecuted by the Litigation Trustee on behalf of the Estates against any Person or Entity, based in law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative or otherwise, and whether asserted or unasserted as of the Effective Date, including, but not limited to, (a) the right to object to Claims; (b) all Avoidance Actions; (c) all avoidance powers, actions, rights, remedies or affirmative defenses under the Bankruptcy Code and state or federal law; (d) all Tort Claims; (e) all claims or causes of action against Noor Staffing (or any Person or Entity acting in concert with Noor Staffing or on its behalf) for failure to cause payment of the Debtors’ tax liabilities as and when those tax liabilities came due during Noor Staffing’s management of the Debtors’ business affairs or for any other acts or omissions before or during the Chapter 11 Cases; (f) in the event that the Jackson Investment 9019 Settlement is not approved in a Final Order by the Bankruptcy Court (or is approved in a Final Order by the Bankruptcy Court but is not consummated), all claims or causes of action against Jackson Investment relating to its actions or omissions following its execution of the Term Sheet; (g) all claims or causes of action against Noor Staffing or any other Persons or Entities relating to any unauthorized or otherwise wrongful collection, retention or possession of (or failure to account for) any Pre-petition AR, other accounts receivable or proceeds of the foregoing that rightfully belong to (and should be transferred or otherwise turned over to) the Debtors, the Estates or the Litigation Trust, as the case may be (including, but not limited to, pursuant to the provisions of the Plan); (h) all claims or causes of action against any of the Debtors’ prepetition professionals for malpractice or other failures in the provision of professional services on behalf of the Debtors, including, but not limited to, Haynes and Boone LLP and Citrin Cooperman Advisors LLC; (i) all claims or causes of action under any Insurance Policies (including, but not limited to, the D&O Policies); and (j) all D&O Claims, excluding (as to all of the foregoing) any Causes of Action against (I) MidCap Funding, (II) the Exculpated Parties to the extent of their Exculpation in the Plan, and (III) (in the event that the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court and is consummated) Jackson Investment and its Representatives. Except as expressly set forth otherwise in the preceding sentence or elsewhere in the Plan, any and all Causes of Action are preserved under the Plan.

15.          “Chapter 11 Cases” means the cases commenced under chapter 11 of the Bankruptcy Code by the respective Debtors in the Bankruptcy Court.

16.          “Claim” means a “claim” as that term is defined in section 101(5) of the Bankruptcy Code, against a Debtor.

17.          “Claims Bar Date” means, as applicable, September 11, 2025, for prepetition Claims against the Debtors, and any other date or dates established by an Order of the Bankruptcy Court by which Proofs of Claim must be Filed.

18.          “Claims Objection Deadline” means the later of (a) ninety (90) days after the Effective Date or (b) thirty (30) days after the Claim is filed with the Bankruptcy Court, or such other, later date as may be fixed by the Bankruptcy Court pursuant to the terms of the Plan.

19.          “Class” means a class of Claims or Interests, as described in Section II.

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20.          “Collateral” means any property or interest in property of the Estate of a Debtor subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge or other encumbrance is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code. For the avoidance of doubt, “Collateral” does not include (a) any Causes of Action and any recoveries, settlements, collections or other proceeds thereof (except that, in the event of the Orderly Liquidation Alternative, they shall be subject to the Jackson Investment Secured Claim, to the extent it is Allowed and to the extent, if any, that Jackson Investment has a valid, perfected and enforceable Lien in any of the foregoing as determined in a Final Order), or (b) any of the Jackson Investment Settlement Proceeds, because no Creditor has any valid, perfected and enforceable Lien, charge or other encumbrance on, or any Secured Claim relating to, (a) (except for Jackson Investment, subject to the proviso discussed above and only to that extent, if any) or (b).

21.          “Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

22.          “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

23.          “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan, as such hearing may be continued from time to time.

24.          “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

25.          “Creditor” means a “creditor” as that term is defined in section 101(10) of the Bankruptcy Code.

26.          “Creditors’ Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

27.          “Debtors” means, collectively, Headway Workforce Solutions, Inc., Staffing 360 Solutions, Inc., Monroe Staffing Services, LLC, Key Resources, Inc. and Lighthouse Placement Services, Inc.

28.          “Deficiency Claim” means a General Unsecured Claim in an amount equal to the difference between the total Allowed amount of a Claim and the value of any Collateral securing that Claim (i.e., the total Allowed Claim amount minus the Allowed Secured Claim amount), as determined consistent with section 506(a) of the Bankruptcy Code or as otherwise agreed to by the Holder of the Claim and the Debtors, Reorganized Debtors or Litigation Trustee, as the case may be.

29.          “Disbursing Agent” means the Litigation Trustee or, if one or more is appointed or engaged by the Litigation Trustee, any Third Party Disbursing Agent.

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30.          “Disclosure Statement” means the Disclosure Statement for this Plan (including all exhibits and schedules thereto or referenced therein) that has been prepared and distributed by the Plan Proponents, pursuant to section 1125(b) of the Bankruptcy Code, as the same may be amended, modified or supplemented.

31.          “Disclosure Statement Order” means an order entered by the Bankruptcy Court, approving, among other things, the Disclosure Statement as containing adequate information pursuant to section 1125 of the Bankruptcy Code and authorizing solicitation of the Plan.

32.          “Disputed Claim” means any portion of a Claim (a) that is neither an Allowed Claim nor a disallowed Claim, (b) that is listed as disputed, contingent or unliquidated on the Schedules or that is otherwise subject to an objection or (c) for which a Proof of Claim has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Debtors have, or any party in interest entitled to do so has, interposed a timely objection or request for estimation, which objection or request for estimation has not been withdrawn or determined by a Final Order.

33.          “Distribution Date” means the Initial Distribution Date, the applicable Periodic Distribution Date or the Final Distribution Date.

34.          “Distribution Record Date” means the date for determining which Holders of Allowed Claims or Interests are eligible to receive distributions hereunder, which, unless otherwise specified, shall be the Confirmation Date or such other date as designated in a Final Order of the Bankruptcy Court.

35.          “D&O Claims” means all Claims filed against any Debtor seeking indemnification, contribution, reimbursement or subrogation by the Debtors’ current or former directors and officers.

36.          “D&O Insurers” means National Union Fire Insurance Company of Pittsburgh, PA; Pennsylvania Insurance Company; Lloyd’s of London-Beazley; Fair American Insurance and Reinsurance Company; Associated Industries Insurance Company; and Starstone Specialty Insurance Company; and any other insurer that issued any D&O Policies to any of the Debtors.

37.          “D&O Policies” means directors’ and officers’ liability coverage as provided to any of the Debtors by the D&O Insurers, including, but not limited to, 01-468-44-66 (National Union Fire Insurance Company of Pittsburgh, PA); BFLXLDPNY011400_020002_04 (Pennsylvania Insurance Company); B1230FC05745A24 (Lloyd’s of London-Beazley); MLX-10000989-03 (Fair American Insurance and Reinsurance Company); ANV135294 (Associated Industries Insurance Company); and DNO00092524P-01 (Starstone Specialty Insurance Company).

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38.          “Effective Date” means a Business Day, selected by the Plan Proponents, that is as soon as reasonably practicable after the Confirmation Date on which all conditions to the Effective Date of the Plan shall have been satisfied or waived in accordance with the Plan, and, if a stay of the Confirmation Order is in effect, such stay shall have expired, dissolved, or been lifted.

39.          “Entity” means an “entity” as that term is defined in section 101(15) of the Bankruptcy Code.

40.          “Estate” means, as to each Debtor, the estate created for such Debtor upon the commencement of its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

41.          “Exculpated Parties” means, collectively and individually, with respect to their actions on and after the Petition Date through the Effective Date only, (i) the Debtors, (ii) the Creditors’ Committee, (iii) the members of the Creditors’ Committee solely in their capacity as members of that committee, (iv) the Reorganized Debtors, (v) (if and only if the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court and is consummated) Jackson Investment, and (vi) the Representatives of each of the Persons or Entities enumerated in the preceding clauses (i), (ii), (iii), (iv) and (v) (solely in their capacities as such). For the avoidance of doubt, a Representative shall only be an Exculpated Party with respect to the Persons or Entities listed in clauses (i), (ii), (iii), (iv) and (v) in the preceding sentence and not with respect to any other Person or Entity.

42.          “Exculpation[s]” has the meaning set forth in Section IX.D of the Plan.

43.          “Executory Contract” or “Unexpired Lease” means a contract or lease to which a Debtor is a party that is subject to assumption, assumption and assignment or rejection under section 365 of the Bankruptcy Code, including any modifications, amendments, addenda or supplements thereto or restatements thereof.

44.          “Exhibit” means an exhibit attached to the Plan or included in the Plan Supplement.

45.          “Fee Claim” means a Claim under sections 328, 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other Person or Entity for services rendered or expenses incurred in the Chapter 11 Cases.

46.          “Fee Order” means any order establishing procedures for interim compensation and reimbursement of expenses of Professionals that may be entered by the Bankruptcy Court or an order approving a Fee Claim.

47.          “File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

48.          “Final Distribution Date” means the date on which the distribution is made from the Litigation Trust that fully and finally exhausts the Litigation Trust Assets.

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49.          “Final Noor DIP Order” means the final order of the Bankruptcy Court that authorized, among other things, the Debtors to enter into and obtain credit under the Noor DIP Financing Agreement, and granted certain rights, protections and Liens to and for the benefit of the Noor DIP Lender, which was entered in the Chapter 11 Cases on July 1, 2025 [Docket No. 161].

50.          “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, Rule 9024 of the Bankruptcy Rules or any analogous rule under the Federal Rules of Civil Procedure or Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

51.          “552(b) Equities of the Case Exception” means the power of the Bankruptcy Court to limit the extent of a Lien “based on the equities of the case” within the meaning of section 552(b) of the Bankruptcy Code.

52.          “General Unsecured Claim” means any Claim that is not an Administrative Claim, Priority Claim, Priority Tax Claim, D&O Claim, Midcap Funding Secured Claim, Noor Staffing Secured Claim, Jackson Investment Secured Claim or Other Secured Claim.

53.          “Holder” means a Person or Entity holding a Claim or Interest, as the context requires.

54.          “Impaired” means, when used in reference to a Claim or an Interest, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

55.          “Initial Distribution Date” means the date occurring as soon as reasonably practicable after the Effective Date when distributions under the Plan shall commence to Holders of Allowed Administrative Claims and Allowed Priority Claims.

56.          “Intellectual Property” means “intellectual property” as that term is defined in section 101(35A) of the Bankruptcy Code, and any and all (i) copyrights and other rights associated with works of authorship, (ii) trade secrets and other confidential information, (iii) patents, patent disclosures and all rights in inventions (whether patentable or not), (iv) trademarks, trade names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (v) all other intellectual and industrial property rights of every kind and nature throughout the world and however designated, whether arising by operation of law, contract, license, or otherwise, (vi) all registrations, applications, renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in effect; and (vii) all of the Debtors’ and Non-Debtor Affiliates’ customer lists.

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57.          “Interest” means the rights of the Holders of the common stock, membership interests, partnership interests or other equity interests issued by a Debtor and outstanding immediately prior to the Petition Date, and any options, warrants or other rights with respect thereto, or any other instruments evidencing an ownership interest in a Debtor and the rights of any Person or Entity to purchase or demand the issuance of any of the foregoing, including: (a) redemption, conversion, exchange, voting, participation and dividend rights (including any rights in respect of accrued and unpaid dividends); (b) liquidation preferences; and (c) stock options and warrants.

58.          “Interest Rate” means seven percent (7%) per annum.

59.          “Insurance Policy” means and includes any policy of insurance coverage of any kind (including any and all amendments, endorsements, renewals, and extensions thereof) that at any time belonged (or belongs) to or included (or includes) any of the Debtors as a named insured, additional insured, beneficiary, or assignee, including, but not limited to, the D&O Policies.

60.          “Jackson Investment” means Jackson Investment Group, LLC.

61.          “Jackson Investment 9019 Settlement” means that certain agreement approved in a Final Order by the Bankruptcy Court that provides the terms and conditions pursuant to which Jackson Investment shall acquire the Reorganized Staffing 360 Equity Interests, as may be modified by the terms of this Plan.

62.          “Jackson Investment Loan Documents” means, collectively, the Jackson Investment Note Purchase Agreement and each of the other agreements, mortgages, instruments and other documents that purports to evidence, memorialize, secure and/or perfect the associated debt and security interests, mortgages and other liens relating to the Jackson Investment Note Purchase Agreement and related documents.

63.          “Jackson Investment Note Purchase Agreement” means that certain Third Amended and Restated Note Purchase Agreement dated as of October 27, 2022, in favor of Jackson Investment and related documents (including earlier documents it purportedly subsumes), with respect to which a Proof of Claim was Filed in the amount of $12,337,986.15.

64.          “Jackson Investment Secured Claim” means the Secured Claim of Jackson Investment pursuant to the Jackson Investment Loan Documents for the outstanding principal, interest, fees, and other amounts purportedly owed by the Debtors and Non-Debtor Affiliates as of the Petition Date in connection with the Jackson Investment Note Purchase Agreement and related documents.

65.          “Jackson Investment Settlement Proceeds” means the $400,000 to be paid by Jackson Investment pursuant to the Jackson Investment 9019 Settlement.

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66.          “Liabilities” means any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction or agreement.

67.          “Lien” means a “lien” as that term is defined in section 101(37) of the Bankruptcy Code.

68.          “Liquidation Notice” means that certain notice, to be Filed by the Debtors, the Reorganized Debtors or the Litigation Trustee in the Chapter 11 Cases if the Jackson Investment 9019 Settlement is not approved in a Final Order by the Bankruptcy Court by the Confirmation Date or is not consummated.

69.          “Litigation Trust” means the trust established pursuant to the Plan to, among other things, administer the Litigation Trust Assets pursuant to the Litigation Trust Agreement.

70.          “Litigation Trust Agreement” means the trust agreement, to be dated as of or prior to the Effective Date, between the Debtors and the Litigation Trustee, governing the Litigation Trust, which shall be substantially in the form of Exhibit C.

71.          “Litigation Trust Assets” means (a) the Jackson Investment Settlement Proceeds, (b) any Noor Asset Sale Proceeds Balance, (c) all Cash on hand and all amounts in the Debtors’ and Estates’ deposit accounts (including, but not limited to, debtor-in-possession accounts), and all proceeds from the investment of such Cash and other amounts, (d) all Causes of Action (including, but not limited to, Avoidance Actions) and any recoveries, settlements, collections or other proceeds thereof, (e) all refunds, reimbursements or other proceeds or recoveries of any kind or description in respect of Insurance Policies (including, but not limited to, workers’ compensation policies), (f) the Pre-petition AR and proceeds thereof, (g) the equity interests of the nondebtor subsidiaries of the Debtors, (h) the rights of the Creditors’ Committee pursuant to the Order Granting Third Consent Motion of Official Committee of Unsecured Creditors to Extend DIP Lender Investigative Period [Doc. No. 339], and (i) all other property of the Estates as of the Effective Date and proceeds or recoveries thereof; provided, however, that the Litigation Trust Assets shall not include any Intellectual Property (unless the Intellectual Property passes or is transferred to and vests in the Litigation Trust pursuant to Section II.J of the Plan) or any Privileges.

72.          “Litigation Trust Beneficiaries” means the Holders of Allowed General Unsecured Claims who receive units in the Litigation Trust hereunder on account of Allowed General Unsecured Claims.

73.          “Litigation Trust Expenses” means any and all reasonable fees, costs and expenses incurred by the Litigation Trust or the Litigation Trustee (or any Third Party Disbursing Agent or any Professional or other Person or Entity appointed or engaged by the Litigation Trustee to assist in the performance of its duties, including fees and expenses of the Debtors’ current or former directors and retained professionals for any requests made upon them for information and/or other services requested by the Litigation Trust) on or after the Effective Date in connection with any of their duties under the Plan and the Litigation Trust Agreement, including, but not limited to, any administrative fees, attorneys’ fees and expenses, insurance fees, taxes and escrow expenses (and further including, but not limited to, any reasonable fees, costs and expenses to investigate, initiate, prosecute, compromise, settle, waive or collect any Causes of Action).

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74.          “Litigation Trustee” means the Person or Entity appointed by the Debtors (in consultation with the Creditors’ Committee and Bankruptcy Administrator) to act as trustee of the Litigation Trust in accordance with the terms of the Plan, the Confirmation Order, and the Litigation Trust Agreement, or any successor appointed in accordance with the terms of the Litigation Trust Agreement. The identity of the initial Litigation Trustee shall be John C. Bircher III.

75.          “Litigation Trust Expense Reserve” means the reserve established by the Litigation Trustee to pay the Litigation Trust Expenses, Fee Claims, and, under Section II.A.1.e of the Plan, the reasonable and documented fees and expenses of the Professionals or other fees and expenses incurred by the Reorganized Debtors on or after the Effective Date.

76.          “Midcap Funding” means Midcap Funding IV Trust.

77.          “Midcap Funding Loan Documents” means, collectively, the Midcap Funding Credit and Security Agreement and each of the other agreements, mortgages, instruments and other documents that purports to evidence, memorialize, secure and/or perfect the associated debt and security interests, mortgages and other liens relating to the Midcap Funding Credit and Security Agreement and related documents.

78.          “Midcap Funding Credit and Security Agreement” means that certain Credit and Security Agreement dated as of April 8, 2015, including as amended from time to time, in favor of Midcap Funding, with respect to which Proofs of Claims were Filed in the Chapter 11 Cases, in the amount of $9,144,959.09.

79.          “Midcap Funding Secured Claim” means the Allowed Secured Claim of Midcap Funding pursuant to the Midcap Funding Loan Documents for the outstanding principal, interest, fees, and other amounts owed by the Debtors and the Non-Debtor Borrowers and Non-Debtor Affiliates as of the Petition Date under the Midcap Funding Credit and Security Agreement and related documents.

80.          “New Board” means the initial board of directors of Reorganized Staffing 360.

81.          “New Articles of Incorporation” means the new articles of incorporation for Reorganized Staffing 360, which shall be in form and substance acceptable to the Debtors and Filed with the Plan Supplement.

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82.          “New Securities and Documents” means the Reorganized Staffing 360 Equity Interests, the New Articles of Incorporation and any and all other securities, notes, stock, instruments, certificates and other documents or agreements required to be issued, executed or delivered pursuant to or in connection with the Plan and Filed with the Plan Supplement.

83.          “NOL” means any net operating loss that could be carried forward or back to reduce taxes (including, but not limited to, deductions and credits related to alternative minimum taxes).

84.          “Non-Debtor Affiliate” means any direct or indirect subsidiary of the Debtors that is not a Debtor.

85.          “Non-Debtor Borrowers” means, collectively, Faro Recruitment America, Inc., Headway Employer Services LLC, Headway Payroll Solutions, LLC, Headway HR Solutions, Inc. and NC PEO Holdings, LLC.

86.          “Noor Asset Sale” means the sale of (a) computers and laptops and (b) all client facing data related to Noor Staffing’s new contracts / agreements with the Debtors’ former customers stored within or related to the Headway Connect and Avionte software programs (which collectively are defined as the “Primed Assets” in the Final Noor DIP Order) that was approved in that certain order of the Bankruptcy Court entered in the Chapter 11 Cases on July 28, 2025 [Doc. No. 190], and that closed on or about August 12, 2025.

87.          “Noor Asset Sale Proceeds Balance” means that portion of the Noor Purchase Price that was paid in Cash, to the extent any of that Cash remains after the payment in full of the Allowed Noor Class 3 Secured Claim.

88.          “Noor DIP Claim” means a Claim of the Noor DIP Lender arising under the Noor DIP Financing Agreement or the Final Noor DIP Order, the unpaid balance of which (as of the date this Plan is Filed) is $0.00, because the Noor DIP Claim was paid and satisfied in full at the closing of the Noor Asset Sale.

89.          “Noor DIP Financing Agreement” means that certain Debtor-in-Possession Financing Agreement attached as Exhibit 1 to the Final Noor DIP Order (as the same may have been subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto) by among each of the Debtors (as borrowers) and the Noor DIP Lender.

90.          “Noor DIP Lender” means Noor Strategies, Inc, or its assignee, if any.

91.          “Noor Purchase Price” means the amount, consisting of a credit-bid of the Noor DIP Claim plus Cash consideration, that the Noor DIP Lender paid or provided in exchange for purchasing the “Primed Assets” (as that term is defined in the Final Noor DIP Order) and for assuming certain liabilities at the closing of the Noor Asset Sale.

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92.          “Noor Secured Claim” means the pre-petition Secured Claim held by Noor Staffing, evidenced by the Revolving Loan Promissory Note dated February 23, 2025 (the “Bridge Loan”), that certain Continuing Security Agreement effective as of February 23, 2025, between the Debtors and Noor Staffing (the “Noor Security Agreement”) and certain UCC Financing Statements filed by Noor Staffing as secured party (collectively, the “Bridge Loan Documents”). The Bridge Loan consists of all amounts advanced by Noor Staffing to the Debtors under that certain Administrative Services Agreement (the “ASA”) effective as of February 23, 2025, and that certain Memorandum of Understanding (the “MOU”) dated March 19, 2025.

93.          “Noor Staffing” means Noor Staffing Group, LLC.

94.          “Notice of Assumed Executory Contracts or Unexpired Leases” means that notice served on counterparties to Executory Contracts or Unexpired Leases to be assumed by the Debtors pursuant to Section IV of the Plan.

95.          “Orderly Liquidation Alternative” means the orderly liquidation of the Litigation Trust Assets, whereby the Litigation Trustee (a) shall liquidate, monetize, prosecute, settle, collect and recover, as the case may be, the Litigation Trust Assets, to the extent reasonably practicable in the Litigation Trustee’s reasonable discretion or as the Bankruptcy Court (at the request of the Litigation Trustee) may instruct, and (b) shall distribute the Cash or other proceeds thereof (or, in the Litigation Trustee’s reasonable discretion, may abandon or surrender any fully-encumbered Litigation Trust Assets) among the respective Classes of Allowed Claims and Allowed Unclassified Claims in the order of priority established under Chapter 7 of the Bankruptcy Code and other applicable law.

96.          “Other Debtors’ Equity Interests” means the Interests in Headway Workforce Solutions, Inc., Monroe Staffing Services, LLC, Key Resources, Inc. and Lighthouse Placement Services, Inc., debtors and debtors-in-possession.

97.          “Other Secured Claim” means any Secured Claim (including a Secured Tax Claim) that is not the Noor DIP Claim, Midcap Funding Secured Claim, Noor Staffing Secured Claim or Jackson Investment Secured Claim.

98.          “Periodic Distribution Date” means, unless otherwise ordered by the Bankruptcy Court, (a) the first Business Day that is 180 days after the Initial Distribution Date or (b) the first Business Day that is 180 days after the immediately preceding Periodic Distribution Date, as applicable, unless the Disbursing Agent determines, in his/her/its reasonable discretion, that there are insufficient funds to justify a further distribution at that time.

99.          “Person” means a “person” as that term is defined in section 101(41) of the Bankruptcy Code.

100.       “Petition Date” means May 5, 2025.

101.       “Plan” means this plan of reorganization for the Debtors as debtors and debtors in possession, and all Exhibits attached hereto or referenced herein, supplements, appendices, schedules, and the Plan Supplement, as the same may be amended, modified or supplemented.

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102.       “Plan Proponents” means the Debtors.

103.       “Plan Supplement” means the compilation of documents and forms of documents as amended from time to time that constitute Exhibits to the Plan, and other information, Filed with the Bankruptcy Court no later than seven days before the earlier of the (a) Voting Deadline, and (b) deadline for objections to Confirmation of the Plan (or such later date as may be approved by the Bankruptcy Court), including, but not limited to, the following: (i) the New Articles of Incorporation; (ii) the Litigation Trust Agreement; (iii) the list of Executory Contracts and Unexpired Leases to be assumed by the Debtors; and (iv) the list of officers for Reorganized Staffing 360 and directors of the Reorganized Debtors and their annual compensation, each of which must be consistent with the terms of the Plan and in a form reasonably satisfactory to the Creditors’ Committee.

104.       “Pre-petition AR” means the prepetition accounts receivable of the Debtors and the Non-Debtor Borrowers and the proceeds thereof. For the avoidance of doubt, Pre-petition AR has the same meaning in this Plan that it has in paragraph M of the Final Noor DIP Order.

105.       “Priority Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim, the Noor DIP Claim or a Priority Tax Claim.

106.       “Priority Tax Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

107.       “Privileges” means the attorney-client privilege, the attorney work product doctrine and any privilege or other legal protection with respect to communications between any of the Debtors, Reorganized Debtors or their respective Representatives, on the one hand, and any attorneys or Professionals who presently or hereafter are representing any of the foregoing, on the other hand.

108.       “Pro Rata” means, when used with reference to a distribution of Litigation Trust Assets, proportionately so that with respect to a particular Allowed Claim in a Class, the ratio of (a) the amount or value of Litigation Trust Assets distributed on account of such Claim to (b) the Allowed amount of such Claim is the same as the ratio of (c) amount or value of Litigation Trust Assets distributed on account of all Allowed Claims in that Class to (d) the amount of all Allowed Claims in that Class. In the case where a distribution is being made on a Pro Rata basis among Allowed Claims in more than one Class (or sub-class), the Pro Rata distribution allocable to any Allowed Claim will be based on the ratio of such Claim to the aggregate amount of all Allowed Claims in all Classes (or sub-classes) sharing in the same distribution.

109.       “Professional” means any professional employed in the Chapter 11 Cases pursuant to sections 327, 328, 363 or 1103 of the Bankruptcy Code or any professional or other Person or Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

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110.       “Proof of Claim” means a proof of claim Filed with the Bankruptcy Court in connection with the Chapter 11 Cases.

111.       “Reinstated” means, unless the Plan specifies a particular method pursuant to which a Claim or Interest shall be Reinstated, (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest so as to render such Claim or Interest Unimpaired; or (b) notwithstanding any contractual provisions or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (i) curing any such default that occurred before or after the commencement of the applicable Chapter 11 Case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) of the Bankruptcy Code expressly does not require to be cured; (ii) reinstating the maturity of a Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of a Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest.

112.       “Released Parties” means, collectively and individually, with respect to their actions before, on, and after the Petition Date through the Effective Date: (i) Jackson Investment and (ii) the Representatives of Jackson Investment (i) (solely in their capacities as such). For the avoidance of doubt, a Representative shall only be a Released Party with respect to Jackson Investment and not with respect to any other Person or Entity.

113.       “Reorganized” means, (a) when used in reference to a particular Debtor, such Debtor on and after the Effective Date, and (b) when used in reference to the Debtors collectively, then all of the Debtors on and after the Effective Date.

114.       “Reorganized Staffing 360” means Staffing 360 following the Effective Date.

115.       “Reorganized Staffing 360 Equity Interests” means the stock or equity interests in Reorganized Staffing 360 to be initially authorized pursuant to the Plan as of the Effective Date, including such interests to be issued pursuant to the Plan.

116.       “Representatives” means, with respect to any Person or Entity, any officer, director, principal, partner, shareholder, agent, attorney, advisor, accountant or other Professional of that Person or Entity or any of the foregoing, in each case, in such capacity.

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117.       “Restructuring Transactions” means, collectively, those mergers, consolidations, restructurings, dispositions, conversions, liquidations, dissolutions or other transactions that the Debtors determine to be necessary or appropriate to effect a corporate restructuring of the Debtors’ business or otherwise to simplify the overall corporate structure of the Reorganized Debtors, including the issuance to Jackson Investment of the Reorganized Staffing 360 Equity Interests, as described in greater detail in, and subject to, Section III.C.

118.       “Schedules” means, collectively, the (a) schedules of assets, Liabilities and Executory Contracts and Unexpired Leases and (b) statements of financial affairs, as each may be amended and supplemented from time to time, Filed by each Debtor pursuant to section 521 of the Bankruptcy Code.

119.       “Secured Claim” means a Claim that is secured by a Lien on property in which an Estate has an interest or that is subject to a valid right of setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to such valid right of setoff, as applicable, as determined pursuant to section 506 of the Bankruptcy Code; provided, however, that a Secured Claim shall not include any portion of the Claim to the extent that the value of the Claim Holder’s Collateral is less than the amount of that Claim.

120.       “Secured Tax Claim” means any Secured Claim against any Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

121.       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

122.       “Staffing 360” means Staffing 360 Solutions, Inc., debtor and debtor-in-possession.

123.       “Staffing 360 Equity Interests” means the Interests in Staffing 360 before the Effective Date.

124.       “Tax” means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Person or Entity.

125.       “Tax Attributes” means any and all tax attributes, including, but not limited to, NOLs, built-in losses and tax credits, for U.S. federal, state or local income tax purposes to which Staffing 360 is or may be entitled.

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126.       “Term Sheet” means that certain term sheet executed by and between Jackson Investment and Staffing 360 (for itself and on behalf of the other Debtors) on or about June 29, 2025.

127.       “Third Party Disbursing Agent” means a Person or Entity appointed or engaged by the Litigation Trustee in his/her/its capacity as Disbursing Agent to act as a Disbursing Agent pursuant to the Litigation Trust Agreement. Any payments for services to a Third Party Disbursing Agent on behalf of the Litigation Trust shall be paid by the Litigation Trustee from his/her/its fixed and contingent fee compensation. Actual costs of a disbursement, including, but not limited to, mailing costs may be reimbursed.

128.       “Tort Claims” means and includes any and all claims or causes of action that belong to the Debtors and/or the Estates against any of their respective present or former officers, directors, managers and/or owners (including, but not limited to, for breaches of fiduciary duties, conversion, fraud, fraudulent misrepresentation, fraudulent concealment, promissory estoppel and unjust enrichment).

129.       “Trading Procedures Order” means the order of the Bankruptcy Court establishing procedures for trading Claims or Interests entered in the Chapter 11 Cases on June 11, 2025 [Docket No. 112].

130.       “Unclassified Claim” means any Claim that is not part of any Class, including Administrative Claims and Priority Tax Claims.

131.       “Unimpaired” means, when used in reference to a Claim or an Interest, a Claim or an Interest that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

132.       “Voting Deadline” means the deadline set by order of the Bankruptcy Court for submitting Ballots to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code.

B.	Rules of Interpretation and Computation of Time

1.	Rules of Interpretation

For purposes of the Plan, unless otherwise provided herein: (a) whenever it is appropriate from the context, each term, whether stated in the singular or the plural, includes both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan, the Confirmation Order or otherwise; (d) any reference to a Person or Entity as a Holder of a Claim or Interest includes that Person or Entity’s successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words “herein,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, articles or certificates of incorporation, bylaws, codes of regulation, similar constituent documents, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code (other than subsection (5) thereof) shall apply to the extent not inconsistent with any other provision of this Section I.B.1.

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2.	Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

3.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to the lawful currency of the United States of America, unless otherwise expressly provided.

II. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Section II.A, are not classified herein. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and (except to the extent expressly provided otherwise below) is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

A.	Unclassified Claims

1.	Administrative Claims

a.	Administrative Claims in General

Except as specified in this Section II.A.1, and subject to Section II.A.1.f and subject to the bar date provisions herein, and except to the extent the Holder of an Administrative Claim agrees to less favorable treatment, each Holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Administrative Claim, Cash from the Litigation Trust Assets equal to the Allowed amount of such Administrative Claim on either (i) the latest to occur of (A) as soon as reasonably practicable after the Initial Distribution Date, (B) as soon as reasonably practicable after the date such Claim becomes an Allowed Administrative Claim, and (C) such other date as may be agreed upon by the Plan Proponents, the Litigation Trustee and the Holder of such Administrative Claim or (ii) on such other date as the Bankruptcy Court may order.

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b.	Ordinary Course Postpetition Administrative Liabilities

Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business on or after the Petition Date, including Administrative Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date, Administrative Claims of governmental units for Taxes (including Tax Claims related to Tax years or portions thereof ending after the Petition Date) and Administrative Claims arising under Executory Contracts and Unexpired Leases, shall receive, in full satisfaction of its Administrative Claim, Cash from the Litigation Trust Assets equal to the Allowed amount of such Administrative Claim on the latest to occur of (i) as soon as reasonably practicable after the Initial Distribution Date or (ii) pursuant to the terms and conditions of the particular transaction giving rise to those Administrative Claims, and except to the extent the Holder thereof agrees to less favorable treatment, without further action by the Holders of such Administrative Claims or further approval by the Bankruptcy Court. Holders of the foregoing Administrative Claims shall not be required to File or serve any request for payment of such Administrative Claims.

c.	Noor DIP Claim

The Noor DIP Claim has been paid and satisfied in full at the closing of the Noor Asset Sale. Accordingly, the Noor DIP Claim (and any Liens, security interests or other encumbrances related thereto) have been and are fully and finally satisfied, settled, released and discharged. No distribution will be made in respect of the Noor DIP Claim under or in connection with the Plan.

d.	Professional Compensation

Professionals or other Persons or Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors, the Litigation Trust and such other Persons or Entities who are designated by the Bankruptcy Rules, the Fee Order, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than sixty (60) days after the Effective Date; provided, however, that any party who may receive compensation or reimbursement of expenses pursuant to an order of the Bankruptcy Court may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to such order without further Bankruptcy Court review or approval (subject to the terms of such order). Professionals or other Persons or Entities holding a Fee Claim for services rendered before the Effective Date shall receive, in full satisfaction of its Fee Claim, Cash from the Litigation Trust Assets equal to the Allowed amount of such Fee Claim as soon as reasonably practicable after the date such Fee Claim becomes an Allowed Administrative Claim. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors, the Litigation Trust and the requesting party no later than forty-five (45) days after the deadline for filing a Fee Claim. To the extent necessary, the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims.

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e.	Post-Effective Date Professionals’ Fees and Expenses

Without any further notice to or action, order, or approval of the Bankruptcy Court, the reasonable and documented fees and expenses of the Professionals or other fees and expenses incurred by the Reorganized Debtors on or after the Effective Date, in each case, related to implementation and consummation of the Plan, shall receive, in full satisfaction thereof, Cash from the Litigation Trust Assets equal to those reasonable and documented fees and expenses as soon as reasonably practicable. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code or any order of the Bankruptcy Court entered before the Effective Date governing the retention of, or compensation for services rendered by, Professionals after the Effective Date shall terminate, and the Reorganized Debtors and Litigation Trust may employ or pay any Professional in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

f.	Bar Dates for Administrative Claims

Except as otherwise provided herein, requests for payment of Administrative Claims (other than the Noor DIP Claim, Fee Claims and Administrative Claims based on Liabilities incurred by a Debtor from and after the Petition Date in the ordinary course of its business as described in Section II.A.1.b) must be Filed and served on the Reorganized Debtors and the Litigation Trust pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or their property, the Reorganized Debtors or their property, the Litigation Trust, the Litigation Trustee or the Litigation Trust Assets, and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors, the Litigation Trust and the requesting party no later than the Administrative Claims Objection Deadline.

2.	Payment of Priority Tax Claims

a.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, except to the extent the Holder of a Priority Tax Claim agrees to less favorable treatment, each Holder of an Allowed Priority Tax Claim shall receive from the Litigation Trust Assets, at the option of the Litigation Trust, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, on account of and in full and complete settlement, release and discharge of such Claim, (i) as soon as reasonably practicable after the Initial Distribution Date, Cash in an amount equal to the amount of such Allowed Priority Tax Claim or (ii) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Petition Date, plus interest at the applicable statutory rate accruing on the unpaid principal balance of that Allowed Priority Tax Claim from and after the Effective Date, pursuant to sections 511 and 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business from the Litigation Trust Assets as they become due; provided, further, that, in the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

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b.	Other Provisions Concerning Treatment of Priority Tax Claims

Notwithstanding Section II.A.2.a or any other provision of the Plan, any Claim on account of any penalty arising with respect to or in connection with an Allowed Priority Tax Claim that does not compensate the Holder for actual pecuniary loss shall be treated as a General Unsecured Claim, and the Holder (other than as the Holder of a General Unsecured Claim) may not assess or attempt to collect such penalty from the Reorganized Debtors or their respective property or from the Litigation Trust, Litigation Trustee or Litigation Trust Assets.

B.	Classification of Claims and Interests

1.	Classification Generally

Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified for voting and distribution pursuant to the Plan, as set forth herein. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and (except to the extent expressly provided otherwise below) shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such other Class. Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, and except as otherwise specifically provided for herein, the Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy law, in no event shall the holder of any Allowed Claim receive distributions or retain property under the Plan that exceeds 100% of the amount of such Allowed Claim plus (if provided for under the Plan) interest at the Interest Rate.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for the purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims, determined without including any acceptance of the Plan by any insider. In the event no Holder of a Claim with respect to a specific Class for a particular Debtor timely submits a Ballot in compliance with the Disclosure Statement Order indicating acceptance or rejection of this Plan or the Class rejects or is deemed to reject, the Debtors will seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code.

To the extent a Holder has Claims arising from the same transaction or occurrence that may be asserted against more than one Debtor, the vote of such Holder in connection with any such Claims will be counted as a vote of each such Claim against each applicable Debtor against which such Holder has a Claim. The Plan assigns a letter to each Debtor and a number to each of the Classes of Claims against or Interests in the Debtors. For consistency, similarly designated Classes of Claims and Interests are assigned the same number across each of the Debtors. Any non-sequential enumeration of the Classes is intentional to maintain consistency.

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Claims against and Interests in each of the Debtors are classified in up to 9 separate Classes as follows:

Letter	Debtor	Class	Designation
A	Headway Workforce Solutions, Inc.	1	Priority Claims
B	Staffing 360 Solutions, Inc.	2	Midcap Funding Secured Claim
C	Monroe Staffing Services, LLC	3	Noor Staffing Secured Claim
D	Key Resources, Inc.	4	Jackson Investment Secured Claim
E	Lighthouse Placement Services, Inc.	5	Other Secured Claims
		6	D&O Claims
		7	General Unsecured Claims
		8	Staffing 360 Equity Interests
		9	Other Debtors’ Equity Interests

2.	Identification of Classes of Claims Against and Interests in the Debtors

Claims against and Interests in the Debtors are classified in separate Classes. The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code or (c) deemed to accept or reject the Plan.

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Class	Designation	Impairment	Entitled to Vote
Class 1A	Priority Claims	Unimpaired	Deemed to Accept
Class 1B	Priority Claims	Unimpaired	Deemed to Accept
Class 1C	Priority Claims	Unimpaired	Deemed to Accept
Class 1D	Priority Claims	Unimpaired	Deemed to Accept
Class 1E	Priority Claims	Unimpaired	Deemed to Accept
Class 2A	Midcap Funding Secured Claim	Unimpaired	Deemed to Accept
Class 2B	Midcap Funding Secured Claim	Unimpaired	Deemed to Accept
Class 2C	Midcap Funding Secured Claim	Unimpaired	Deemed to Accept
Class 2D	Midcap Funding Secured Claim	Unimpaired	Deemed to Accept
Class 2E	Midcap Funding Secured Claim	Unimpaired	Deemed to Accept
Class 3A	Noor Staffing Secured Claim	Unimpaired	Deemed to Accept
Class 3B	Noor Staffing Secured Claim	Unimpaired	Deemed to Accept
Class 3C	Noor Staffing Secured Claim	Unimpaired	Deemed to Accept
Class 3D	Noor Staffing Secured Claim	Unimpaired	Deemed to Accept
Class 3E	Noor Staffing Secured Claim	Unimpaired	Deemed to Accept
Class 4A	Jackson Investment Secured Claim	Impaired	Entitled to Vote
Class 4B	Jackson Investment Secured Claim	Impaired	Entitled to Vote
Class 4C	Jackson Investment Secured Claim	Impaired	Entitled to Vote
Class 4D	Jackson Investment Secured Claim	Impaired	Entitled to Vote
Class 4E	Jackson Investment Secured Claim	Impaired	Entitled to Vote
Class 5D	Other Secured Claim – Internal Revenue Service	Impaired	Entitled to Vote
Class 5E(i)	Other Secured Claim – Internal Revenue Service	Impaired	Entitled to Vote

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Class	Designation	Impairment	Entitled to Vote
Class 5C	Other Secured Claim – Massachusetts Dept. of Revenue	Impaired	Entitled to Vote
Class 5E(ii)	Other Secured Claim – Massachusetts Dept. of Revenue	Impaired	Entitled to Vote
Class 6A	D&O Claims	Impaired	Deemed to Reject
Class 6B	D&O Claims	Impaired	Deemed to Reject
Class 6C	D&O Claims	Impaired	Deemed to Reject
Class 6D	D&O Claims	Impaired	Deemed to Reject
Class 6E	D&O Claims	Impaired	Deemed to Reject
Class 7A	General Unsecured Claims	Impaired	Entitled to Vote
Class 7B	General Unsecured Claims	Impaired	Entitled to Vote
Class 7C	General Unsecured Claims	Impaired	Entitled to Vote
Class 7D	General Unsecured Claims	Impaired	Entitled to Vote
Class 7E	General Unsecured Claims	Impaired	Entitled to Vote
Class 8	Staffing 360 Equity Interests	Impaired	Deemed to Reject
Class 9	Other Debtors’ Equity Interests	Impaired/Unimpaired	Deemed to Reject / Accept

C.	Treatment of Claims

1.	Priority Claims (Classes 1A, 1B, 1C, 1D and 1E)

a.            Classification: Classes 1A, 1B, 1C, 1D and 1E consist of all Priority Claims against the respective Debtors.

b.            Treatment: Except to the extent the Holder of an Allowed Priority Claim agrees to less favorable treatment, on the later of (i) the Effective Date (or as soon as reasonably practicable thereafter) and (ii) the date on which such Priority Claim becomes an Allowed Priority Claim, each Holder of an Allowed Priority Claim against a Debtor shall receive, in full and final satisfaction, settlement, release and discharge of (and in exchange for) such Claim, Cash from the Litigation Trust Assets in the amount of such Allowed Priority Claim in accordance with section 1129(a)(9) of the Bankruptcy Code. All Allowed Priority Claims against the Debtors that are not due and payable on or before the Effective Date shall be paid from the Litigation Trust Assets when such Claims become due and payable in the ordinary course of business in accordance with applicable law.

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c.            Voting: Claims in Classes 1A, 1B, 1C, 1D and 1E are Unimpaired. Each Holder of a Claim in Classes 1A, 1B, 1C, 1D and 1E is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and is, therefore, not entitled to vote.

2.	Midcap Funding Secured Claim (Classes 2A, 2B, 2C, 2D and 2E)

a.            Classification: Classes 2A, 2B, 2C, 2D and 2E consist of the Secured Claim of Midcap Funding against the respective Debtors.

b.            Treatment: The Midcap Funding Secured Claim is Allowed in the amount of $9,144,959.09 as of May 6, 2025. The legal, equitable, and contractual rights of MidCap Funding are unaltered except as consensually modified by the Final Noor DIP Order. Pursuant to paragraphs M and 13 of the Final Noor DIP Order, (i) Midcap Funding’s Liens shall remain first priority and perfected (without the need to take further action or file UCC financing statements) and continue to attach solely to the Pre-petition AR and (except as to the Pre-petition AR) are released and extinguished as to any and all other property of the Debtors and Non-Debtor Borrowers (including, but not limited to, all Litigation Trust Assets and all assets of the Reorganized Debtors and Non-Debtor Affiliates, whether now existing or hereafter arising and wherever located, except for the Pre-petition AR), and the MidCap Funding Loan Documents shall continue in full force and effect for this purpose, (ii) Midcap Funding or its designee or assignee shall be permitted to collect the Pre-petition AR (including, without limitation, commencing one or more civil actions to collect the Pre-petition AR and MidCap Funding or its designee or assignee shall have standing to prosecute such actions) and apply the collections and proceeds thereof to reduce the Allowed Midcap Funding Secured Claim until Midcap Funding receives 100% of the Allowed Midcap Funding Secured Claim and, (iii) if and to the extent any Deficiency Claim exists, Midcap Funding shall not assert, and shall not be entitled to share in any distribution to Holders of, any Class 7 General Unsecured Claims. For the avoidance of doubt, all provisions of the Final Noor DIP Order applicable to MidCap Funding are incorporated in and made a part of this Plan, including, but not limited to, the “Midcap Release” and the “Release” (each term as defined in paragraphs M and 13 of the Final Noor DIP Order). Nothing in the Plan or Confirmation Order shall be interpreted to alter, amend, negate or contravene in any manner the terms and provisions of that certain Intercreditor Agreement by and among Jackson Investment, MidCap Funding, and certain of the Debtors and the Debtors’ affiliates. MidCap Funding has been, and continues to be, granted relief from the automatic stay to exercise its rights and remedies related to the Pre-petition AR under the Final Noor DIP Order and such relief shall continue notwithstanding any injunction or other stay imposed under the Plan or Confirmation Order.

Further, because Midcap Funding is not entitled to receive more than 100% of the Allowed Midcap Funding Secured Claim, immediately upon satisfaction of the Allowed Midcap Funding Secured Claim any remaining Pre-petition AR and collections and proceeds thereof shall be free and clear of Midcap Funding’s Liens and any other Liens, Claims or Interests if the Debtors are Reorganized (and, in the event of the Orderly Liquidation Alternative, shall be subject to the Jackson Investment Secured Claim, to the extent it is Allowed and to the extent, if any, that Jackson Investment has a valid, perfected and enforceable Lien in such remaining Pre-petition AR and collections and proceeds thereof as determined in a Final Order). Accordingly, no distribution will be made in respect of the Allowed Midcap Funding Secured Claim under or in connection with the Plan.

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Notwithstanding any other term or provision of the Plan, MidCap Funding shall not apply certain accounts receivable of Lighthouse Placement Services, Inc. (generated after 45 days after July 23, 2024, only) and Key Resources, Inc. (generated after 45 days after April 7, 2025, only), until further order of the Bankruptcy Court; provided, however, that MidCap Funding shall be permitted to collect such accounts receivable generated after such dates and hold such funds.

c.            Voting: Claims in Classes 2A, 2B, 2C, 2D and 2E are Unimpaired. Each Holder of a Claim in Classes 2A, 2B, 2C, 2D and 2E is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and is, therefore, not entitled to vote.

3.	Noor Staffing Secured Claim (Classes 3A, 3B, 3C, 3D and 3E)

a.            Classification: Classes 3A, 3B, 3C, 3D and 3E consist of the Secured Claim of Noor Staffing against the respective Debtors.

b.            Treatment: The Noor Secured Claim is an Allowed Secured Claim in an amount equal to the reimbursement obligations due as of the Petition Date which total $2,870,509.06 (the “Reimbursement Obligations”). The Noor Secured Claim is secured by the Pre-petition AR. As of the Confirmation Hearing, Noor Staffing has not received any payments on account of the Reimbursement Obligations. The Noor Secured Claim shall be paid from the proceeds of the Pre-petition AR collections in accordance with the terms of the MOU. Any Deficiency Claim of Noor Staffing shall not receive any distribution under the Plan. Noor Staffing’s liens on the Pre-petition AR, to the extent they were not extinguished as part of the Noor Asset Sale or by the roll-up under the Noor DIP Financing Agreement, are retained and shall pass through the Debtors’ Chapter 11 Cases unaffected.

c.            Voting: Claims in Classes 3A, 3B, 3C, 3D and 3E are Unimpaired. Each Holder of a Claim in Classes 3A, 3B, 3C, 3D, and 3E is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and is, therefore, not entitled to vote.

4.	Jackson Investment Secured Claim (Classes 4A, 4B, 4C, 4D and 4E)

a.            Classification: Classes 4A, 4B, 4C, 4D and 4E consist of the Secured Claim of Jackson Investment against the respective Debtors.

b.            Treatment: If the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court by the Confirmation Date, then the Jackson Investment Secured Claim shall receive the treatment provided for under the Jackson Investment 9019 Settlement, as modified herein. Specifically, Jackson Investment currently holds prepetition claims against the Debtors, treated as debt for U.S. federal income tax purposes, such debt arising in the ordinary course of business of the Debtors, in the aggregate principal amount as of May 5, 2025, of $12,337,986 (the “Existing Jackson Investment Debt”), has been a creditor of the Debtors for more than 18 months prior to the filing of the Bankruptcy Case and has held the Existing Jackson Investment Debt at all times during that 18-month period. On the Effective Date: (i) $500,000 of the Existing Jackson Investment Debt shall be exchanged by Jackson Investment for, and applied as, the purchase price for 100% of the Reorganized Staffing 360 Equity Interests; (ii) the Existing Jackson Investment Debt that is not cancelled and exchanged, in the amount of approximately $11.84 million, shall be treated as an Allowed General Unsecured Claim and shall receive the same treatment as a Class 7 General Unsecured Claim; and (iii) all Liens held by Jackson Investment on any of the Debtors’ and Estates’ assets shall be deemed irrevocably released. On the Effective Date (or by any earlier deadline for doing so that is established pursuant to the Jackson Investment 9019 Settlement), Jackson Investment shall pay the $400,000 Jackson Investment Settlement Proceeds.2

2 If any conflicts exist concerning the treatment of the Jackson Investment Secured Claim between this Plan and the Jackson Investment 9019 Settlement, this Plan shall control.

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If the Jackson Investment 9019 Settlement is not approved in a Final Order by the Bankruptcy Court, then, except to the extent Jackson Investment agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of (and in exchange for) the Jackson Investment Secured Claim, and to the extent the Jackson Investment Secured Claim is Allowed, on or before the later of (a) the Initial Distribution Date or (b) thirty (30) Business Days after the entry of Final Orders (i) allowing the Jackson Investment Secured Claim and (ii) determining any applicable surcharge under section 506(c) of the Bankruptcy Code and any reduction attributable to the 552(b) Equities of the Case Exception, or as soon after the later of (a) or (b) as is reasonably practicable, Jackson Investment shall receive Cash derived from the Collateral, or proceeds thereof, that secures the Allowed Jackson Investment Secured Claim in an amount equal to the Allowed Jackson Investment Secured Claim, less (I) the amount of any surcharge under section 506(c) of the Bankruptcy Code set forth in a Final Order and (II) any reduction attributable to the 552(b) Equities of the Case Exception set forth in a Final Order. All parties in interests’ rights are preserved as to sections 506(c) and 552(b) of the Bankruptcy Code. Any Deficiency Claim of Jackson Investment shall be treated as a Class 7 General Unsecured Claim.

c.            Voting: Claims in Classes 4A, 4B, 4C, 4D and 4E are Impaired. Each Holder of a Claim in Classes 4A, 4B, 4C, 4D, and 4E that is entitled to vote may vote.

5.	Other Secured Claims (Classes 5D, 5E(i), 5C and 5E(ii))

a.            Classification: (i) Class 5D consist of the Secured Claim of the Internal Revenue Service against Key Resources, Inc., (ii) Class 5E(i) consists of the Secured Claim of the Internal Revenue Service against Lighthouse Placement Services, Inc., (iii) Class 5C consists of the Secured Claim of the Massachusetts Department of Revenue against Monroe Staffing Services, LLC and (iv) Class 5E(ii) consists of the Secured Claim of the Massachusetts Department of Revenue against Lighthouse Placement Services, Inc. Collectively, Classes 5D, 5E(i), 5C and 5E(ii) are the Other Secured Claims.

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b.            Treatment: Except to the extent the Holder of an Other Secured Claim agrees to less favorable treatment, and to the extent such Other Secured Claim is Allowed, each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction, settlement, release and discharge of (and in exchange for) such Claim, the following treatment, at the option of the Litigation Trust:

(i) commencing on the latest of (A) the Initial Distribution Date, (B) thirty (30) Business Days after the entry of Final Orders (i) allowing the Other Secured Claim and (ii) determining any applicable surcharge under section 506(c) of the Bankruptcy Code and any reduction attributable to the 552(b) Equities of the Case Exception, or (C), if the Jackson Investment 9019 Settlement is not approved in a Final Order by the Bankruptcy Court, then thirty (30) Business Days after the date upon which the Allowed Jackson Investment Secured Claim is paid in full from proceeds of any Collateral securing both the Allowed Jackson Investment Secured Claim and the Allowed Other Secured Claim, or as soon after the latest of (A), (B), or (if applicable) (C) of this paragraph as is reasonably practicable, and continuing on the next four (4) anniversaries of the date the first such payment to that Holder is made, the Holder of such Allowed Other Secured Claim shall receive payment from the Litigation Trust Assets in Cash equal to one-fifth of the value of the Allowed Other Secured Claim, plus interest at the Interest Rate accruing on the unpaid principal balance of that Allowed Other Secured Claim (excluding penalties) from and after the Effective Date; or

(ii) commencing on the latest of (A) the Initial Distribution Date, (B) thirty (30) Business Days after the entry of Final Orders (i) allowing the Other Secured Claim and (ii) determining any applicable surcharge under section 506(c) of the Bankruptcy Code and any reduction attributable to the 552(b) Equities of the Case Exception, or (C), if the Jackson Investment 9019 Settlement is not approved in a Final Order by the Bankruptcy Court, then thirty (30) Business Days after the date upon which the Allowed Jackson Investment Secured Claim is paid in full from proceeds of any Collateral securing both the Allowed Jackson Investment Secured Claim and the Allowed Other Secured Claim, or as soon after the latest of (A), (B), or (if applicable) (C) of this paragraph as is reasonably practicable, the Holder of an Allowed Other Secured Claim shall receive payment from the Litigation Trust Assets in Cash equal to the value of the Allowed Other Secured Claim, plus interest at the Interest Rate accruing on the unpaid principal balance of that Allowed Other Secured Claim (excluding penalties) from and after the Effective Date; or

(iii) satisfaction of such Allowed Other Secured Claim by delivering the Collateral securing that Allowed Other Secured Claim to the Holder thereof; or

(iv) such other recovery as is necessary to satisfy section 1129 of the Bankruptcy Code.

If any of the Collateral that secures an Other Secured Claim has been sold or disposed of (or is to be sold or disposed of) pursuant to an order of the Bankruptcy Court, any amount to be paid to the Holder of an Other Secured Claim under any of the alternatives listed above shall be reduced by the costs of such sale or disposition and by any other surcharge under section 506(c) of the Bankruptcy Code. Likewise, to the extent the 552(b) Equities of the Case Exception is or becomes applicable, any amount to be paid to the Holder of an Other Secured Claim shall be reduced accordingly.

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Any Deficiency Claims of any Holders of Other Secured Claims shall be treated as Unclassified Priority Tax Claims under Section 2.A.2.a of the Plan.

c.            Voting: Unless otherwise noted, Claims in Classes 5D, 5E(i), 5C and 5E(ii) are Impaired. Each Holder of a Claim in Classes 5D, 5E(i), 5C and 5E(ii) that is entitled to vote may vote.

6.	D&O Claims (Classes 6A, 6B, 6C, 6D and 6E)

a.            Classification: Classes 6A, 6B, 6C, 6D and 6E consist of all D&O Claims.

b.            Treatment: In full satisfaction of Classes 6A, 6B, 6C, 6D and 6E D&O Claims, the automatic stay and the discharge injunction, to the extent applicable, shall be lifted to allow the D&O Insurers to pay any defense costs or expenses pursuant to the terms of the D&O Policies and subject to the D&O Insurers’ obligations to the Debtors’ current or former directors and officers as individual insureds under the D&O Policies; Holders of Class 6A, 6B, 6C, 6D and 6E D&O Claims shall not receive any payment from the Estates, Litigation Trust, the Debtors or the Reorganized Debtors on account of their D&O Claims. Neither the Reorganized Debtors nor any Non-Debtor Affiliates shall have any liability for or obligation to satisfy the D&O Claims.

c.            Voting: Claims in Classes 6A, 6B, 6C, 6D and 6E are Impaired. Each Holder of a Claim in Classes 6A, 6B, 6C, 6D and 6E is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, is not entitled to vote.

7.	General Unsecured Claims (Classes 7A, 7B, 7C, 7D and 7E)

a.            Classification: Classes 7A, 7B, 7C, 7D and 7E consist of all General Unsecured Claims against the respective Debtors.

b.            Treatment: Except to the extent the Holder of a General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of satisfaction of (and in exchange for) such Claim, each Holder of an Allowed General Unsecured Claim in Class 7 shall receive that Holder’s Pro Rata share of the distributable Litigation Trust Assets (after payment therefrom in full of all Allowed Administrative Claims and all Allowed Priority Claims) until such Holder in Class 7 receives 100% of such Holder’s Allowed General Unsecured Claim, which distribution to each Holder of an Allowed General Unsecured Claim shall commence on the latest of (I) the Initial Distribution Date, (II) the Periodic Distribution Date that is at least twenty-one (21) calendar days after the date upon which such Holder’s General Unsecured Claim becomes Allowed, or (III) as promptly after the later of (I) or (II) as is reasonably practicable under the circumstances, and shall continue on one or more Periodic Distribution Dates, until the Final Distribution Date.

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c.            Voting: Claims in Classes 7A, 7B, 7C, 7D and 7E are Impaired. Each Holder of a Claim in Classes 7A, 7B, 7C, 7D and 7E that is entitled to vote may vote.

8.	Staffing 360 Equity Interests (Class 8)

a.            Classification: Class 8 consists of all Staffing 360 Equity Interests.

b.            Treatment: On the Effective Date or as soon as reasonably practicable thereafter, all Staffing 360 Equity Interests shall be cancelled and extinguished and, concurrently with that cancellation and extinguishment, Jackson Investment shall receive 100% of the Reorganized Staffing 360 Equity Interests. If the Effective Date occurs under the Orderly Liquidation Alternative, then on the Effective Date all Staffing 360 Equity Interests shall be cancelled and extinguished (and, for the avoidance of doubt, no Reorganized Staffing 360 Equity Interests shall be issued to the Holders of Staffing 360 Equity Interests or to any other Person or Entity) and the Holders thereof shall not receive any distribution in respect of the Staffing 360 Equity Interests.

c.            Voting: Interests in Class 8 are Impaired. Each Holder of an Interest in Class 8 is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, is not entitled to vote.

9.	Other Debtors’ Equity Interests (Class 9)

a.            Classification: Class 9 consists of all Other Debtors’ Equity Interests.

b.            Treatment: On the Effective Date, Jackson Investment shall elect either Option A or Option B:

Option A: On the Effective Date, all Other Debtors’ Equity Interests shall be cancelled and extinguished, and the Holders thereof shall not receive any distribution in respect of the Other Debtors’ Equity Interests. The Other Debtors shall be deemed dissolved for all purposes in accordance with applicable state law without the need to take any further action or file any plan of dissolution, notice, or application with any secretary of state, other than filing a certificate of dissolution in the applicable state of incorporation.

Option B: On the Effective Date, all Other Debtors’ Equity Interests shall be Reinstated, subject to Section III.C.1, but the Holders thereof shall not receive any distribution in respect of the Other Debtors’ Equity Interests until and unless all Allowed General Unsecured Claims in Class 7 are paid and satisfied in full.

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c.	Voting:

Option A: Interests in Class 9 are Impaired. Each Holder of an Interest in Class 9 is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, is not entitled to vote.

Option B: Interests in Class 9 are Unimpaired. Each Holder of an Interest in Class 9 is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, is not entitled to vote.

D.	Reservation of Rights Regarding Claims

Except as otherwise provided in the Plan, nothing shall affect the Debtors’, the Reorganized Debtors’ or the Litigation Trust’s rights and defenses, whether legal or equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoffs or recoupment.

E.	Retention and Release of Liens

Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition Liens on property of the Debtors held with respect to any Allowed Secured Claim shall be retained after the Effective Date and shall continue in accordance with the contractual provisions or statutory provisions governing such Claim until that Allowed Secured Claim is satisfied pursuant to the Plan, at which time that Lien shall be released, shall be deemed null and void, and shall be unenforceable for all purposes; provided, however, that the Debtors or Litigation Trustee, as the case may be, may condition delivery of any final payment to the Holder of that Allowed Secured Claim upon receipt of an executed release of that Holder’s Lien; provided further, however, and notwithstanding the foregoing, that (a) all assets retained by the Reorganized Debtors, (b) the Reorganized Staffing 360 Equity Interests, (c) the Other Debtors’ Equity Interests, and (d) all Causes of Action (and any recoveries, settlements, collections or other proceeds thereof) (except that, in the event of the Orderly Liquidation Alternative, they shall be subject to the Jackson Investment Secured Claim, to the extent it is Allowed and to the extent, if any, that Jackson Investment has a valid, perfected and enforceable Lien in any of the foregoing items in clause (d) as determined in a Final Order) shall be free and clear of all Claims, Liens, charges, other encumbrances, Interests and other interests of any kind whatsoever, including the Liens of MidCap Funding.

Any and all Liens securing any Secured Claim that is not an Allowed Claim (following the entry of a Final Order so determining) shall be released, shall be deemed null and void, and shall be unenforceable for all purposes. Except as to MidCap Funding and, to the extent the DIP Lender Investigation Period (as defined in the Final Noor DIP Order) expires without a DIP Lender Challenge (as defined in the Final Noor DIP Order) against Noor Staffing, nothing in this Plan or the Litigation Trust Agreement shall preclude the Debtors, Reorganized Debtors or Litigation Trustee from challenging the validity, attachment, extent, perfection or priority of any alleged Lien on any asset of the Debtors and/or the Estates or the value of the property that allegedly secures any alleged Lien (including, for the avoidance of doubt, any Litigation Trust Assets, whether now existing or hereafter arising, wherever located, and any Intellectual Property, whether now existing or hereafter arising, wherever located), and all such rights and remedies are expressly preserved.

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F.	Surcharges Under Section 506(c) of the Bankruptcy Code and Exceptions Under Section 552(b) of the Bankruptcy Code

Except as to MidCap Funding, all rights of Holders of Secured Claims under this Plan are subject to the rights of the Debtors, Reorganized Debtors or Litigation Trustee (a) to surcharge the applicable Collateral securing those Holders’ Secured Claims pursuant to section 506(c) of the Bankruptcy Code, and (b) to limit the extent of any Lien securing any such Secured Claim pursuant to the 552(b) Equities of the Case Exception (to the extent applicable), which rights and remedies under sections 506(c) and 552(b) of the Bankruptcy Code, and all defenses thereto, are expressly preserved.

G.	Postpetition Interest on Claims

Except as required by applicable bankruptcy law or as otherwise provided in the Plan, postpetition interest shall not accrue or be payable on account of any General Unsecured Claim prior to the Effective Date.

H.	Insurance

Notwithstanding anything to the contrary in the Plan, if any Allowed Claim, other than a D&O Claim, is covered by an insurance policy other than an Insurance Policy owned by or insuring any Debtor, such Claim shall first be paid from proceeds of such insurance policy, with the balance, if any, treated in accordance with the provisions of the Plan governing the Class applicable to such Claim. D&O Claims are treated as set forth in Section II.C.6.

I.	Collateral Does Not Include Jackson Investment Settlement Proceeds or Any Causes of Action in a Reorganization

Notwithstanding anything to the contrary in any other provision of the Plan, the Jackson Investment Settlement Proceeds and all Causes of Action (and any recoveries, settlements, collections or other proceeds thereof) are not (and shall not be) subject to any Lien or Secured Claim in favor of any Creditor, including, but not limited to, Jackson Investment or any Holders of any Allowed Other Secured Claims, if the Debtors reorganize. In the event of the Orderly Liquidation Alternative, the Collateral and Causes of Action shall be subject to the Jackson Investment Secured Claim, to the extent it is Allowed and to the extent, if any, that Jackson Investment has a valid, perfected and enforceable Lien in any of the Collateral and Causes of Action as determined in a Final Order. In either the reorganization or the Orderly Liquidation Alternative, MidCap Funding’s Liens have first priority in the Pre-petition AR up to the amount of the Allowed MidCap Funding Secured Claim.

Nothing in this provision or any other provision of the Plan is intended (expressly or implicitly), and shall not be construed or interpreted, to validate, admit or concede the validity, attachment, extent, perfection or priority of any Liens or Secured Claims (except for MidCap Funding as to the Pre-petition AR) in (a) any Collateral, (b) the Jackson Investment Settlement Proceeds or (c) any Causes of Action (and any recoveries, settlements, collections or other proceeds thereof), as to which the Debtors, Reorganized Debtors, the Litigation Trustee and Jackson Investment are each deemed to reserve all rights, remedies and contentions.

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J.	Orderly Liquidation Alternative if the Jackson Investment 9019 Settlement Is Not Approved by the Bankruptcy Court or Is Not Consummated

If the Jackson Investment 9019 Settlement is not approved in a Final Order by the Bankruptcy Court by the Confirmation Date or is not consummated, then the Debtors shall File a Liquidation Notice to that effect with the Bankruptcy Court in the Chapter 11 Cases, and shall cause copies thereof to be served electronically via the Bankruptcy Court’s CM/ECF notice system on counsel of record in the Chapter 11 Cases who are registered to receive such electronic notifications. Once the Liquidation Notice is Filed, the Debtors shall forgo any further effort to market or sell any of the Reorganized Staffing 360 Equity Interests, the Debtors will not issue the Reorganized Staffing 360 Equity Interests, and the Debtors shall proceed instead with the Orderly Liquidation Alternative and the creation of the Litigation Trust.

Under the Orderly Liquidation Alternative, all Intellectual Property shall be deemed to pass and be transferred by the Debtors to, and to vest in, the Litigation Trust and to be included in the Litigation Trust Assets, free and clear of all Claims, Liens, charges, other encumbrances, Interests and other interests (except that the Intellectual Property shall be subject to the Jackson Investment Secured Claim, to the extent it is Allowed and to the extent, if any, that Jackson Investment has a valid, perfected and enforceable Lien in the Intellectual Property as determined in a Final Order).

III. MEANS OF IMPLEMENTATION

If the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court and is consummated, and the Effective Date occurs, then the transactions set forth in this Section III (including, but not limited to, Section G of this Section III relating to the Litigation Trust) shall be implemented and effective.

If the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court and is consummated, then the Plan shall be implemented in accordance with, and consistent with, that settlement, as modified herein.

If the Jackson Investment 9019 Settlement is not approved in a Final Order by the Bankruptcy Court and the Effective Date occurs under the Orderly Liquidation Alternative, then (a) only Sections E, G, H, I and J of this Section III shall be implemented and effective, and (unless the Bankruptcy Court otherwise orders, on motion of the Debtors, Reorganized Debtors or Litigation Trustee) the other sections of this Section III shall not be implemented or effective, and (b) the Debtors, Reorganized Debtors and Litigation Trustee, as the case may be, shall proceed with the Orderly Liquidation Alternative.

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Notwithstanding anything to the contrary in the Plan (and whether the Jackson Investment 9019 Settlement is or is not approved in a Final Order by the Bankruptcy Court), Midcap Funding or its designee shall be and are empowered and authorized to collect the Pre-petition AR (not to exceed the amount of its Allowed Midcap Funding Secured Claim), the collections and proceeds of which Midcap Funding shall apply to reduce the unpaid balance of the Allowed Midcap Funding Secured Claim, all as contemplated in and consistent with paragraphs M and 13 of the Final Noor DIP Order.

A.	Issuance of Reorganized Staffing 360 Equity Interests

1.	Issuance of Reorganized Staffing 360 Equity Interests

On the Effective Date, Staffing 360 shall be reorganized and remain a Delaware corporation, existing equity interests in Debtor Staffing 360 shall be cancelled, and the new equity interests in Reorganized Staffing 360 shall be issued. If the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court, then on the Effective Date the Reorganized Staffing 360 Equity Interests shall be distributed to Jackson Investment or otherwise shall be distributed in accordance with the Jackson Investment 9019 Settlement. If and to the extent necessary or appropriate, Securities and Exchange Commission Form 15, the notice of termination of registration, will be filed to terminate the registration of Debtor Staffing 360’s class of common stock under the Securities Exchange Act of 1934, and on the Effective Date, Reorganized Staffing 360 will be a privately held corporation. The issuance of additional interests in Reorganized Staffing 360 by Reorganized Staffing 360 shall be authorized without the need for authorization by the Bankruptcy Court per the terms of the Plan and Restructuring Transactions.

The distribution and issuance of the Reorganized Staffing 360 Equity Interests under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance (including, but not limited to, the New Articles of Incorporation).

On the Effective Date, Reorganized Staffing 360 will be authorized to and shall issue or execute and deliver the Reorganized Staffing 360 Equity Interests and the New Securities and Documents, in each case, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

The issuance or execution and delivery of the Reorganized Staffing 360 Equity Interests and the distribution thereof under the Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code and/or any other applicable exemptions. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of the Plan shall become and shall remain effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by such applicable agreement).

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B.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein (including with respect to the Restructuring Transactions described below): (1) as of the Effective Date, Reorganized Staffing 360 shall exist as a separate legal entity, with all powers in accordance with the laws of the state of Delaware and the New Articles of Incorporation, which shall be appended hereto as Exhibit A and Filed with the Plan Supplement; (2) subject to the Restructuring Transactions, each of the Debtors shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, conversion, dissolution or otherwise) under applicable law; and (3) on the Effective Date, the Litigation Trust Assets (including the Pre-petition AR) shall vest in the Litigation Trust, free and clear of all Claims, Liens, charges, other encumbrances, Interests and other interests (except that the Pre-petition AR, only, shall be subject to the Allowed MidCap Funding Secured Claim) if the Debtors are Reorganized (or, in the event of the Orderly Liquidation Alternative, subject to (i) the Allowed MidCap Funding Secured Claim as to the Pre-petition AR, only, and (ii) the Jackson Investment Secured Claim, to the extent the Jackson Investment Secured Claim is Allowed and to the extent, if any, that Jackson Investment has a valid, perfected and enforceable Lien in any of the Litigation Trust Assets or in the Pre-petition AR as determined in a Final Order). On and after the Effective Date, each Reorganized Debtor may conduct its business or financial affairs and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for appropriate Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Bankruptcy Court.

C.	Restructuring Transactions

1.	Restructuring Transactions Generally

Effective on the Effective Date, Staffing 360 shall reorganize and remain a Delaware corporation. On or after the Effective Date, Staffing 360 will undergo a corporate restructuring of the Debtors’ or the Reorganized Debtors’ respective business or financial affairs not inconsistent with any terms of the Plan. Without limiting the foregoing, all such Restructuring Transactions will be deemed to occur pursuant to the Plan and may include one or more mergers, conversions, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate. In particular, it is the intent of the Plan Proponents that Reorganized Staffing 360 will retain the operations of the other Debtors (as Reorganized Debtors) and, as applicable, the Non-Debtor Borrowers. The actions to effect these Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of reorganization, merger, conversion, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable Persons or Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable Persons or Entities may agree; (c) the filing of appropriate certificates or articles of merger, conversion, consolidation, dissolution or change in corporate form pursuant to applicable state law; and (d) the taking of all other actions that the applicable Persons or Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. Any such transactions may be effected on or subsequent to the Effective Date without any further authorization by the Bankruptcy Court. Notwithstanding anything to the contrary in this paragraph, any of the contemplated Restructuring Transactions shall not alter the obligations of the Debtors and Reorganized Debtors under the Plan or adversely affect the rights, Claims, and benefits of the Holders of Allowed Claims under the Plan.

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2.	Obligations of Any Successor Corporation in a Restructuring Transaction

The Restructuring Transactions may result in substantially all of the respective assets, properties, rights, Liabilities, duties and obligations of a Reorganized Debtor vesting in one or more surviving, resulting or acquiring Persons or Entities. In each case in which the surviving, resulting or acquiring Person or Entity in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring Person or Entity will succeed to the rights and obligations of such Reorganized Debtor under the Plan and will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in the Plan or in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring Person or Entity, which may provide that another Reorganized Debtor will perform such obligations

D.	Ancillary Documents

On and after the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver and enter into such agreements or filings as they may deem necessary or appropriate to effect the Restructuring Transactions or the Plan, without the need for any further corporate or other organizational action and without further action by or approval of the Bankruptcy Court.

E.	Sources of Cash for Plan Distributions

1.	Jackson Investment 9019 Settlement

If the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court, and in the absence of the Orderly Liquidation Alternative, the Litigation Trust Assets shall include the $400,000 Jackson Investment Settlement Proceeds.

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2.	Litigation Trust Assets

The Litigation Trust Assets will be the sources of Cash with which to pay Allowed Claims and Unclassified Claims. The Debtors or Reorganized Debtors, as applicable, are authorized to execute and deliver any documents necessary or appropriate to obtain from Jackson Investment the Jackson Investment Settlement Proceeds. Notwithstanding anything to the contrary in the Plan, Jackson Investment’s obligation to pay the Jackson Investment Settlement Proceeds is excluded from any release, Exculpation or injunction provisions of this Plan, including, but not limited to, the provisions in Sections IX.C, IX.D and IX.E of the Plan. The Litigation Trust shall hold any and all Claims or Causes of Action against Jackson Investment, as applicable, for violation of its obligation to pay the Jackson Investment Settlement Proceeds pursuant to the Jackson Investment 9019 Settlement.

3.	Litigation Trust Assets to be Held in Trust

From and after receipt, the Debtors shall segregate and hold the Litigation Trust Assets (including, but not limited to, the Jackson Investment Settlement Proceeds) in trust until those assets pass to the Litigation Trust pursuant to the Plan. The Litigation Trustee (or any Disbursing Agent that the Litigation Trustee may appoint or engage) shall distribute those funds to pay Allowed Claims and Unclassified Claims.

4.	Distributions From the Litigation Trust

Holders of Allowed Claims and Unclassified Claim will receive distributions from the Litigation Trust Assets. Such distributions shall be made in accordance with terms of the Plan and the Litigation Trust Agreement.

5.	Reorganized Debtors Not Liable for Plan Payments

The Reorganized Debtors shall have no liability or obligation for any pre-Effective Date liabilities or obligations of the Debtors, or to make any payments required by this Plan to Holders of Allowed Claims, Unclassified Claims or to anyone else. All such liabilities and payment obligations are the sole liability and responsibility of the Litigation Trust.

F.	Corporate Governance, Directors and Officers, Employment-Related Agreements and Compensation Programs; Other Agreements

1.	The New Articles of Incorporation of Reorganized Staffing 360 and Other Corporate Governance Documents

The New Articles of Incorporation shall have been Filed as part of the Plan Supplement. The New Articles of Incorporation and the certificate of incorporation and bylaws (or comparable constituent documents) of each applicable Reorganized Debtor, among other things, shall prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, each Reorganized Debtor may amend and restate its articles of incorporation, certificate of formation, operating agreement, certificate of incorporation, bylaws or comparable constituent documents, as applicable, as permitted by applicable non-bankruptcy law, subject to the terms and conditions of such constituent documents. On the Effective Date, or as soon thereafter as is practicable, each applicable Reorganized Debtor shall file any such certificate of formation or certificate of incorporation (or comparable constituent documents) with the secretary of state or jurisdiction or similar office of the state or jurisdiction in which such Reorganized Debtor is incorporated or organized, to the extent required by and in accordance with the applicable corporate law of such state.

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2.	Directors and Officers of the Reorganized Debtors

The New Board of Reorganized Staffing 360 shall initially consist of the number of directors specified in the Plan Supplement. In accordance with section 1129(a)(5) of the Bankruptcy Code, from and after the Effective Date, the initial officers of Reorganized Staffing 360 and the initial directors on the other Reorganized Debtors’ respective boards of directors shall be the individuals identified as such in Exhibit D to the Plan and Filed as part of the Plan Supplement. Likewise, the annual compensation payable to those initial officers and initial directors shall be set forth in Exhibit D to the Plan and Filed as part of the Plan Supplement.

3.	Other Matters

Notwithstanding anything to the contrary in the Plan, no provision in any contract, agreement or other document with the Debtors that is rendered unenforceable against the Debtors or the Reorganized Debtors pursuant to sections 541(c), 363(l) or 365(e)(1) of the Bankruptcy Code, or any analogous decisional law, shall be enforceable against the Debtors or Reorganized Debtors as a result of the Plan.

4.	Transactions Effective as of the Effective Date

Pursuant to section 1142 of the Bankruptcy Code and the governing law of the states of formation or organization of the respective Reorganized Debtors applicable to private corporations and any comparable provisions of the corporation or limited liability company laws of those states or jurisdictions, the following shall occur and be effective as of the Effective Date, if no such other date is specified in such other documents, and shall be authorized and approved in all respects and for all purposes without any requirement of further action by the stockholders, members or directors of the Debtors or any of the Reorganized Debtors: (a) the Restructuring Transactions, if any; (b) the adoption of new or amended and restated operating agreements, articles or certificates of incorporation and bylaws (or comparable constituent documents) for each Reorganized Debtor; (c) the initial selection of directors and officers for each Reorganized Debtor; (d) the distribution of Cash and other property pursuant to the Plan, subject to Section V; (e) the authorization and issuance of Reorganized Staffing 360 Equity Interests pursuant to the Plan; (f) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; (g) the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements; and (h) any other matters provided for under the Plan involving the corporate or limited liability company structure of the Debtors or Reorganized Debtors or corporate or limited liability company action to be taken by or required of a Debtor or Reorganized Debtor.

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G.	Litigation Trust

1.	Formation of the Litigation Trust

The Debtors and Litigation Trustee will enter into the Litigation Trust Agreement on or before the Effective Date. The Litigation Trust Agreement is hereby incorporated into this Plan in its entirety. The Litigation Trust Agreement contains provisions customary to trust agreements utilized in comparable circumstances, including, but not limited to, provisions necessary to ensure the continued treatment of the Litigation Trust as a grantor trust.

The Litigation Trust shall have a separate existence from the Debtors and Reorganized Debtors. On the Effective Date, and in accordance with the Confirmation Order, all of the Estates’ right, title and interest in and to all the Litigation Trust Assets shall automatically pass to and vest in the Litigation Trust, free and clear of all Claims, Liens, charges, other encumbrances, Interests and other interests (except for being (i) subject to the Allowed MidCap Funding Secured Claim as to the Pre-petition AR, only, or (ii), in the event of the Orderly Liquidation Alternative, subject to the Jackson Investment Secured Claim, to the extent it is Allowed and to the extent, if any, that Jackson Investment has a valid, perfected and enforceable Lien in any of the Litigation Trust Assets as determined in a Final Order), in accordance with section 1141 of the Bankruptcy Code. Notwithstanding the foregoing, the Debtors and Reorganized Debtors, as the case may be, reserve the right to modify the Plan to exclude certain property from passing to or vesting in the Litigation Trust. The Confirmation Order shall constitute a determination that the passing or transfers of the Litigation Trust Assets to the Litigation Trust are legal and valid, are in exchange for a reasonably equivalent value given and are consistent with applicable law.

All parties shall execute any documents or other instruments as may be necessary in the Debtors’, Reorganized Debtors’ or Litigation Trustee’s reasonable judgment to cause all right, title and interest in and to the Litigation Trust Assets to pass or be transferred to and vest in the Litigation Trust. The Litigation Trust Assets shall be held in trust for the benefit of all Holders of Allowed Claims and Unclassified Claims pursuant to the provisions of the Plan and the Litigation Trust Agreement.

On and as of the Effective Date, the Litigation Trust shall be established pursuant to the Litigation Trust Agreement for the purpose of investigating and prosecuting the Causes of Action (as determined by the Litigation Trustee), making distributions to Holders of Allowed Claims and Unclassified Claims in accordance with the provisions of the Plan and the Litigation Trust Agreement and performing or completing such other tasks and duties as the Plan or Litigation Trust Agreement contemplate, provide or permit.

The Litigation Trust’s initiation and prosecution of any Causes of Action shall be on behalf of and for the benefit of the Litigation Trust Beneficiaries.

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2.	Powers and Authority of Litigation Trustee

On the Effective Date, standing to investigate, commence, prosecute, settle, compromise, waive and collect all Causes of Action shall pass and transfer to the Litigation Trust. The powers of the Litigation Trustee are set forth in full in the Litigation Trust Agreement and shall include, among other things: (a) the power to sell, lease, license, abandon, or otherwise dispose of any and all Litigation Trust Assets subject to the provisions of this Plan; (b) the power to effect distributions under this Plan to the Holders of Allowed Claims (including Litigation Trust Beneficiaries), Unclassified Claims, Fee Claims, and, under Section II.A.1.e of the Plan, the reasonable and documented fees and expenses of the Professionals or other fees and expenses incurred by the Reorganized Debtors on or after the Effective Date; (c) the authority to pay all costs and expenses of administering the Litigation Trust Estate after the Effective Date (including, but not limited to, the Litigation Trust Expenses), including the power to employ and compensate Persons or Entities (including Professionals) to assist the Litigation Trustee in carrying out its duties hereunder, and to obtain and pay premiums for insurance and any other powers necessary or incidental thereto; (d) the power to implement this Plan, including any other powers necessary or incidental thereto (further including, but not limited to, enforcing compliance with any provisions of the Plan relating to the passing or transfer of the Intellectual Property or the Pre-petition AR and proceeds thereof to the Litigation Trust, if applicable); (e) the authority to initiate and prosecute all Causes of Action on behalf of the Debtors and the Litigation Trust, including Avoidance Actions, D&O Claims and Tort Claims; (f) the authority to file a DIP Lender Challenge by April 15, 2026; (g) the authority to settle any Claims, Causes of Action, or disputes as to amounts owing to the Estates; (h) the authority to participate in any post-Effective Date motions to amend or modify this Plan or the Litigation Trust Agreement, or appeals from the Confirmation Order; (i) the authority to initiate or participate in actions to enforce or interpret this Plan; (j) the authority to manage the Litigation Trust and the Litigation Trust Assets; (k) the authority to dissolve or file chapter 7 petitions for the nondebtor subsidiaries of the Debtors; (l) the power to bind the Litigation Trust; (m) the authority to file appropriate Tax returns and other reports on behalf of the Litigation Trust and pay Taxes or other obligations owed by the Litigation Trust; (n) the authority to calculate and make distributions to the Litigation Trust Beneficiaries; (o) the authority, after substantial consummation of the Plan and notwithstanding section 1127(b) of the Bankruptcy Code, to seek the Bankruptcy Court’s permission to amend or modify the terms or provisions of the Litigation Trust Agreement in any respect the Litigation Trustee determines to be appropriate under the circumstances; (p) the authority to perform any other actions, as the Litigation Trustee determines to be necessary or appropriate to implement the Litigation Trust or this Plan; and (q) the power to dissolve the Litigation Trust. Each of the foregoing powers may be exercised by the Litigation Trustee without further motion to or order of the Bankruptcy Court.

The Litigation Trustee will distribute the Litigation Trust Assets (or the proceeds thereof) in accordance with the provisions of the Plan and the Litigation Trust Agreement. Other rights and duties of the Litigation Trustee and the Litigation Trust Beneficiaries will be as set forth in the Litigation Trust Agreement.

The Litigation Trust shall not have an oversight committee.

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3.	Funding of the Litigation Trust

The funding of the Litigation Trust for the payments to be made to Holders of Allowed Claims and Unclassified Claims under the Plan (including, for the avoidance of doubt, (i) all Fee Claims and (ii), under Section II.A.1.e of the Plan, all reasonable and documented fees and expenses of the Professionals or other fees and expenses incurred by the Reorganized Debtors on or after the Effective Date) and for the payment of Litigation Trust Expenses will be from (a) the Litigation Trust Expense Reserve, (b) the Debtor’s Cash on hand and amounts on deposit as of the Effective Date, which will pass and be transferred to the Litigation Trust as of the Effective Date, and proceeds from the investment of such Cash and other amounts, (c) the Jackson Investment Settlement Proceeds, if any, and (d) the proceeds of the liquidation of the Litigation Trust Assets, including, but not limited to, any Collateral and any Causes of Action.

Prior to making the Initial Distribution or any of the Periodic Distributions to any Holders of Allowed Claims or Unclassified Claims under the Plan, the Litigation Trustee may place in reserve and/or in a separate account any funds that may be needed to pay Claims that are Disputed Claims and Claims that have otherwise not been Allowed in the event that all or a portion of such Claims become Allowed Claims (such reserve is referred to in the Plan as the “Distribution Reserve”). When a Claim is Allowed or Disallowed (and thus becomes an Allowed Claim or a Disallowed Claim, in whole or in part), the funds set aside on account of such Claim in the Distribution Reserve shall be released from the Distribution Reserve and shall be available for distribution in accordance with the terms of this Plan to either (a) the Holder of the Claim that has become an Allowed Claim, or (b) if Disallowed, the Holders of Allowed Claims. Consistent with the terms of this Plan, the Litigation Trustee, in its sole discretion, on and after the Effective Date, shall have authority to increase or decrease the Distribution Reserve, as reasonably necessary and appropriate, and upon satisfaction of all Allowed Claims required to be paid from the Distribution Reserve, to transfer amounts held in the Distribution Reserve for distribution pursuant to the Plan.

4.	Litigation Trustee’s Capacity to Use Existing Bank Accounts

The Litigation Trustee may (but is not required to) use any or all of the Debtors’ existing bank accounts (as of the Effective Date) for the purposes set forth herein, to the extent possible and desired. The Litigation Trustee also may close any or all of the Debtors’ existing bank accounts, in its discretion, and transfer all amounts in those accounts into one or more other bank accounts, in accordance with the terms of this Plan. Alternatively, notwithstanding any provisions to the contrary in this Plan, the Litigation Trustee may invest some or all of the funds that would otherwise be deposited into the bank accounts utilized or established pursuant to the Plan in allowed investments under applicable non-bankruptcy law.

5.	Litigation Trustee’s Employment of Professionals and Compensation

The Litigation Trustee shall be bonded and shall receive compensation for serving as Litigation Trustee as set forth in the Litigation Trust Agreement. At any time after the Effective Date (and without further motion to or order of the Bankruptcy Court, the Litigation Trustee may employ Persons or Entities, including Professionals (which may, but need not, include Professionals previously or currently employed in the Chapter 11 Cases) reasonably necessary in the Litigation Trustee’s discretion to assist the Litigation Trustee in the performance of its duties under the Litigation Trust Agreement and this Plan.

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All Litigation Trust Expenses incurred from and after the Effective Date through the date on which the Litigation Trust is dissolved or terminated shall be expenses of the Litigation Trust. The Litigation Trust Expenses shall include, but are not limited to, the fees and expenses of the Litigation Trustee, the fees and expenses of the Professionals employed by the Litigation Trustee and other costs, expenses and obligations of the Litigation Trust until the date the Litigation Trust is dissolved or terminated in accordance with the Litigation Trust Agreement. Such Persons or Entities shall be compensated and reimbursed by the Litigation Trustee for their reasonable and necessary fees and out of pocket expenses on a monthly basis, in arrears.

At any time, including prior to making the Initial Distribution, any Periodic Distributions or the Final Distribution to Holders of Allowed Claims or Allowed Unclassified Claims, the Litigation Trustee may establish a Litigation Trust Expense Reserve, utilizing Cash or other funds in or proceeds of the Litigation Trust Assets with which to fund that reserve. The Litigation Trustee will disburse funds from the Litigation Trust Expense Reserve, as and when appropriate in its discretion, for purposes of paying the Litigation Trust Expenses, without the need for any further motion to or order of the Bankruptcy Court.

6.	Representative of the Estates Under Section 1123(b)(3)(B)

The Litigation Trust and the Litigation Trustee will each be a “representative” of the Estates under section 1123(b)(3)(B) of the Bankruptcy Code, and the Litigation Trustee will be the exclusive trustee of the Litigation Trust Assets for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), and, as such, the Litigation Trustee succeeds to all of the rights, powers and obligations of a trustee in bankruptcy with respect to collecting, maintaining, administering and liquidating the Litigation Trust Assets. In pursuing the Causes of Action, the Litigation Trustee shall be entitled to the tolling provisions provided under section 108 of the Bankruptcy Code and shall succeed to the Debtors’ rights with respect to the time periods in which any of the Causes of Action may be brought under section 546 of the Bankruptcy Code.

To the extent, if any, that any Litigation Trust Assets cannot be transferred to the Litigation Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, such Litigation Trust Assets shall be deemed to have been retained by the Debtors or Reorganized Debtors, as the case may be, and the Litigation Trustee shall be deemed to have been designated as a representative of the Debtors or Reorganized Debtors, as the case may be, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue such Litigation Trust Assets on behalf of the Debtors or the Reorganized Debtors, as the case may be.

7.	Indemnification

The Litigation Trust Agreement may include reasonable and customary indemnification provisions in favor of the Litigation Trustee. Any such indemnification will be the sole responsibility of the Litigation Trust.

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8.	Tax Treatment

The Litigation Trust is intended to be treated, for federal income Tax purposes, as a grantor trust that is a liquidating trust within the meaning of Treasury Regulations section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business. Accordingly, the Litigation Trust has no objective to, and will not, engage in a trade or business and will conduct its activities consistent with the Plan and the Litigation Trust Agreement. For U.S. federal income tax purposes, the passing or transfer of the Litigation Trust Assets to the Litigation Trust will be treated as a transfer of the Litigation Trust Assets from the Debtors to the Litigation Trust Beneficiaries, followed by the Litigation Trust Beneficiaries’ transfer of the Litigation Trust Assets to the Litigation Trust. The Litigation Trust Beneficiaries will thereafter be treated for U.S. federal income tax purposes as the grantors and deemed owners of their respective shares of the Litigation Trust Assets. The Litigation Trust Beneficiaries shall include in their annual taxable incomes, and pay tax to the extent due on, their allocable shares of each item of income, gain, deduction, loss and credit, and all other such items shall be allocated by the Litigation Trustee to the Litigation Trust Beneficiaries using any reasonable allocation method. The Litigation Trustee will be required by the Litigation Trust Agreement to file income Tax returns for the Litigation Trust as a grantor trust of the Litigation Trust Beneficiaries. In addition, the Litigation Trust Agreement will require consistent valuation by the Litigation Trustee and the Litigation Trust Beneficiaries, for all federal income Tax and reporting purposes, of any property held by the Litigation Trust. The Litigation Trust Agreement will provide that termination of the trust will occur no later than five years after the Effective Date, unless the Bankruptcy Court approves an extension based upon a finding that such an extension is necessary for the Litigation Trust to complete its liquidating purpose. The Litigation Trust Agreement also will limit the investment powers of the Litigation Trustee in accordance with IRS Rev. Proc. 94-45 and will require the Litigation Trust to distribute at least annually to the Litigation Trust Beneficiaries (as such may have been determined at such time) its net income (net of any payment of or provision for Taxes), except for amounts retained as reasonably necessary to maintain the value of the Litigation Trust Assets.

H.	Preservation of Causes of Action; Compromise and Settlement of Disputes

Except for (a) Jackson Investment (if and only if the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court and is consummated), (b) MidCap Funding (pursuant to the terms of the Final Noor DIP Order) and (c) the Exculpated Parties (but only to the extent of their Exculpation under the Plan) (and, for the avoidance of doubt, there shall be no other parties subject to releases or Exculpation under this Plan), no Causes of Action of any kind against any Person or Entity are waived, relinquished, released, compromised or settled in the Plan or any Final Order (including the Confirmation Order and the Final Noor DIP Order except for MidCap Funding), and the Debtors expressly reserve such Causes of Action, which are to pass and be transferred to the Litigation Trust pursuant to the Plan, and, therefore, in each case, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, claim splitting, waiver, estoppels (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the entry of the Confirmation Order or Effective Date based on the Plan or the Confirmation Order. In accordance with section 1123(b) of the Bankruptcy Code, the Debtors, Reorganized Debtors or the Litigation Trustee may enforce all rights to commence and pursue any and all Causes of Action, and the Debtors’ or Reorganized Debtors’ or Litigation Trustee’s respective rights to commence, prosecute, or settle any Causes of Action shall be preserved, notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date. No Person or Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors, Reorganized Debtors or Litigation Trustee will not pursue any and all available Causes of Action against it. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that any of the Debtors or the Estates may hold against any Person or Entity shall vest in the Litigation Trust and the Litigation Trustee on behalf of the Litigation Trust.

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To the extent that any provision of this Plan impacts or modifies any Claim against the Debtors or otherwise, or any cause of action that arises out of the same set of operative facts as any of the Causes of Action, the Confirmation Order shall authorize the Debtors to confirm the Plan and enter into such modifications of Claims, Causes of Actions and/or settlements, without prejudice to the Reorganized Debtors’ or Litigation Trust’s right to bring any other Causes of Action of any type in a second proceeding against the creditor or party in interest impacted by the Plan in any way, including, but not limited to, the right to bring a subsequent lawsuit, claim objection or adversary proceeding for affirmative or injunctive relief in law or in equity; provided, however, that any such right is subject in its entirety to the releases and Exculpations that are expressly provided under the Plan and the Final Noor DIP Order.

I.	Cancellation and Surrender of Instruments, Securities and Other Documentation

Except as otherwise provided in the Plan or as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Section II, all notes, instruments, certificates, book entries or other indicia of ownership of uncertificated Interests evidencing Claims or Interests (including, but not limited to, the Staffing 360 Equity Interests) shall be deemed cancelled and surrendered and of no further force and effect against the Debtors and the Reorganized Debtors, without any further action on the part of any Debtor, other Person, or governmental unit.

J.	Release of Liens

Except as otherwise expressly provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and consistent with the treatment provided for Claims and Interests in Section II, all mortgages, deeds of trust, liens, security interests or other encumbrances, including any Liens granted as adequate protection against the property of any Estate, shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, security interests and other encumbrances, including any rights to any Collateral thereunder, shall revert to the Litigation Trust, or the applicable Reorganized Debtor and its successors and assigns, except for the Liens of MidCap Funding and, to the extent they were not extinguished as part of the Noor Asset Sale or by the roll-up under the Noor DIP Financing Agreement, Noor Staffing which shall remain on the Pre-petition AR which is a Litigation Trust Asset. The Liens of MidCap Funding shall not attach to any assets of the Reorganized Debtors. As of the Effective Date, the Reorganized Debtors and Litigation Trustee shall be authorized to execute and file on behalf of Creditors Form UCC-3 termination statements, mortgage releases or such other forms as may be necessary or appropriate to implement the provisions of this Section.

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K.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan, the Restructuring Transactions and the Reorganized Staffing 360 Equity Interests issued pursuant to the Plan, in each case, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except those expressly required pursuant to the Plan.

L.	Preservation of Tax Attributes; Continuity of Trading Procedures Order

1.	Continuity of Trading Procedures Order

In connection with preserving all Tax Attributes of Staffing 360 to the maximum extent feasible under applicable law, all terms and provisions of the Trading Procedures Order shall continue to remain in full force and effect until the date upon which the last of the following events has occurred: (a) the Effective Date; (b) the date upon which all notes, instruments, certificates, and other documents evidencing Claims or Interests (including, but not limited to, the Staffing 360 Equity Interests) have been deemed cancelled and surrendered and of no further force and effect against the Debtors and the Reorganized Debtors; and (c) the date upon which the Reorganized Staffing 360 Equity Interests have been issued pursuant to the Plan.

2.	Restrictions on Post-Effective Date Transfers of Reorganized Staffing 360 Equity Interests to Preserve Tax Attributes

The Plan has been structured to comply with section 382(l)(5) of the Internal Revenue Code to preserve the Debtors’ Tax Attributes, including the NOLs, and to reduce the risk of any other potential adverse federal income tax consequences after the Effective Date resulting from an ownership change, as that term is defined throughout section 382 of the Internal Revenue Code.

First, the Debtors presently are, and since the Petition Date they have been, under the jurisdiction of the Bankruptcy Court, thereby satisfying 382(l)(5)(i) of the Internal Revenue Code. Second, the former shareholders and qualified creditors of the Debtor (e.g., Jackson Investment) will own an amount of stock constituting 50 percent “control” (as defined in section 1504(a)(2) of the Internal Revenue Code) thereby satisfying 382(l)(5)(ii) of the Internal Revenue Code. The New Articles of Incorporation will restrict the transfer of the Reorganized Staffing 360 Equity Interests without the consent of the New Board (of Reorganized Staffing 360) for 2 years after the Effective Date, subject to extension for up to 3 additional years if the New Board determines in its reasonable discretion that such restrictions are necessary to preserve the value of Reorganized Staffing 360’s Tax Attributes, including, but not limited to, any NOLs. These restrictions generally will provide that any attempted transfer of Reorganized Staffing 360 Equity Interests prior to the expiration of the term of the transfer restrictions will be prohibited and void if such transfer would cause the transferee’s ownership interest in Reorganized Staffing 360, as determined for the purposes of section 382 of the Internal Revenue Code, to increase to 4.75% or above, or where the transfer would cause an increase in the transferee’s ownership interest from 4.75% or above to a greater ownership interest, except as may be otherwise agreed to by the New Board or required by law. Absent a contrary decision by the Debtors or Reorganized Debtors, in consultation with the Creditors’ Committee, the New Articles of Incorporation will also contain similar provisions restricting the ability of persons, if any, who are 5% shareholders for the purposes of section 382 of the Internal Revenue Code to dispose of their shares without the consent of the New Board during the term of the transfer restrictions.

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The transfer restrictions will not apply to certain transactions approved by the New Board. In the case of proposed transfers by a 5% shareholder, if any, the New Board will be required to cooperate with such shareholder to facilitate transfers structured so as to minimize the risk of adverse effect on Reorganized Staffing 360’s ability to utilize its Tax Attributes. The transfer restrictions also will not apply to certain other specified transactions. In particular, any transfer of Reorganized Staffing 360 Equity Interests that would otherwise be prohibited shall nonetheless be permitted if such transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Reorganized Staffing 360 Equity Interests receive, or are offered the same opportunity to receive, cash or other consideration for all such Reorganized Staffing 360 Equity Interests, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Reorganized Staffing 360 Equity Interests.

As set forth above, in an effort to preserve the NOLs for use by Reorganized Staffing 360, the Plan provides for a transfer of the equity in Reorganized Staffing 360 to Jackson Investment. Generally, this transaction would trigger an ownership change (as defined in section 382(g) of the Internal Revenue Code) on the Effective Date with respect to Staffing 360’s stock. However, it is believed that, to the extent such stock is acquired by an “old and cold Creditor” in conformance with Internal Revenue Code Section 382, this Plan meets the requirements of Internal Revenue Code sections 269 and 382(l)(5) and, thus, that the NOLs may be preserved. The Debtor shall not make an election under Internal Revenue Code section 382(l)(5)(G) to elect out of the application of Internal Revenue Code section 382(l)(5) such that the provisions of Internal Revenue Code section 382(l)(5) do not apply (see also Treas. Reg. 1.382-9(i). Finally, the Debtors shall not take any reporting position inconsistent with this Plan.

3.	Commercially Reasonable Efforts to Preserve Tax Attributes

The Debtors, the Reorganized Debtors, and (if the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court and is consummated) Jackson Investment shall cooperate in good faith, and shall use their respective commercially reasonable efforts, to preserve the availability from and after the Effective Date of Staffing 360’s Tax Attributes. The Debtors hereby represent and warrant that, to the best of their actual knowledge, prior to and during the Chapter 11 Cases no “ownership change” within the meaning of section 382(g) of the Internal Revenue Code (or any comparable state or local law) has occurred that would materially limit the availability of Staffing 360’s Tax Attributes from and after the Effective Date.

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IV. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each of the Debtors’ Executory Contracts and Unexpired Leases not previously assumed or rejected pursuant to an order of the Bankruptcy Court shall be deemed rejected as of the Effective Date in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except any Executory Contract or Unexpired Lease (1) identified on the Notice of Assumed Executory Contracts or Unexpired Leases, (2) that is the subject of a separate motion or notice to assume or reject Filed by the Debtors and pending as of the Confirmation Hearing, (3) that previously expired or terminated pursuant to its own terms, or (4) that was previously assumed by any of the Debtors.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumptions or rejections of such Executory Contracts and Unexpired Leases as set forth in the Plan and the Notice of Assumed Executory Contracts or Unexpired Leases, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including, but not limited to, any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the list of Executory Contracts and Unexpired Leases set forth on the Notice of Assumed Executory Contracts or Unexpired Leases in their discretion prior to the Effective Date on no less than three (3) days’ notice to any counterparty to an Executory Contract or Unexpired Lease affected thereby.

B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. In connection with the notice of the Confirmation Hearing, the Debtors shall file and serve the Notice of Assumed Executory Contracts and Unexpired Leases and proposed cure amounts with respect thereto on the applicable counterparties to such Executory Contract and Unexpired Leases. Such counterparties shall have until twenty-one (21) days following the date on which Notice of Assumed Executory Contracts and Unexpired Leases or any amendment thereto, as applicable, first identifies the Executory Contract or Unexpired Lease to which such counterparty is a party to File a written objection to such proposed assumption or cure amount. If the Debtors or Reorganized Debtors, as applicable, and such objecting counterparty cannot resolve such objection prior to the Confirmation Hearing, the Debtors or Reorganized Debtors, as applicable, shall File a notice of hearing with the Bankruptcy Court and such dispute shall be heard and determined by the Bankruptcy Court to the extent such objection is not otherwise resolved and/or adjudicated by the Bankruptcy Court at the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount shall be deemed to have assented to such assumption or cure amount.

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Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof(s) of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed satisfied upon the Debtors’ payment of the cure relating to such Executory Contract or Unexpired Lease, if any, without further notice to or action, order or approval of the Bankruptcy Court.

C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be Filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Proofs of Claim arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases that are not timely filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Reorganized Debtor without the need for any objection by the Reorganized Debtors or further notice to or action, order or approval of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases shall constitute General Unsecured Claims and shall be treated in accordance with Section II.C.7.

The Debtors reserve the right to (and the Litigation Trustee shall have the right to) object to, settle, compromise or otherwise resolve any Claim Filed on account of a rejected Executory Contract or Unexpired Lease.

D.	Contracts and Leases Entered Into After the Petition Date

Any Contracts and Unexpired Leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, shall be performed prior to the Effective Date by the Debtor liable thereunder in the ordinary course of its business. As of the Effective Date, any and all such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) shall not survive Confirmation, shall be rejected retroactive to and as of the Confirmation Date, and the Reorganized Debtors shall have no liability for or obligations under any such Contracts.

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E.	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, nor the Debtors’ delivery of a notice of proposed assumption and proposed cure amount to applicable contract and lease counterparties shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

F.	Pre-Existing Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors or Reorganized Debtors under such Executory Contracts or Unexpired Leases. Notwithstanding any applicable non-bankruptcy law to the contrary, the Debtors and Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties, indemnifications or continued maintenance obligations, as the case may be, relating to any goods previously purchased or services previously rendered or received by the contracting Debtors or Reorganized Debtors from counterparties to rejected Executory Contracts or Unexpired Leases.

G.	Certain Compensation and Benefit Programs

Notwithstanding anything to the contrary in the Plan, all contracts, agreements, policies, programs and plans in existence on the Petition Date that provided for the issuance of Staffing 360 Equity Interests or other Interests in any of the Debtors to current or former employees or directors of the Debtors (to the extent not previously terminated or rejected by the Debtors) are rejected or otherwise terminated as of the Effective Date without any further action of the Debtors or Reorganized Debtors or any order of the Bankruptcy Court, with rejection damages of $0.00, and any unvested Staffing 360 Equity Interests or other Interests granted under any such agreements, policies, programs and plans in addition to any Staffing 360 Equity Interests or other Interests granted under such agreements previously terminated or rejected by the Debtors to the extent not previously cancelled shall be deemed cancelled. Objections to the treatment of these plans or the Claims for rejection or termination damages arising from the rejection or termination of any such plans, if any, must be submitted and resolved in accordance with the procedures and subject to the conditions for objections to Confirmation. If any such objection is not timely Filed and served before the deadline set for objections to the Plan, each participant in or counterparty to any agreement described in this Section IV.G shall be forever barred from (1) objecting to the rejection or termination provided hereunder, and shall be precluded from being heard at the Confirmation Hearing with respect to such objection; (2) asserting against any Reorganized Debtor, or its property, any default existing as of the Effective Date or any counterclaim, defense, setoff or any other interest asserted or assertable against the Debtors; and (3) imposing or charging against any Reorganized Debtor any accelerations, assignment fees, increases or any other fees as a result of any rejection pursuant to this Section IV.G.

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H.	Insurance Policies

All Insurance Policies shall be deemed transferred to the Litigation Trust on and from the Effective Date until its dissolution, unless any such Insurance Policy is otherwise cancelled by the Litigation Trustee in its discretion. Notwithstanding any provision providing for the rejection of Executory Contracts and Unexpired Leases, any Insurance Policy that is deemed to be an Executory Contract shall neither be rejected nor assumed by operation of this Plan and shall be the subject of a specific motion by the Litigation Trust, which shall retain the right to assume or reject any such Executory Contracts pursuant to and subject to the provisions of section 365 of the Bankruptcy Code after the Effective Date.

The Confirmation Order shall constitute a determination that no default by any applicable Debtor exists with respect to any of the Insurance Policies and that nothing in this Plan or the Litigation Trust Agreement shall be construed or applied to modify, impair or otherwise affect the enforceability of the Insurance Policies or any coverage thereunder with regard to any Claims or Causes of Action, including the D&O Claims. The Plan and Litigation Trust Agreement shall be liberally construed to protect the interests of all Creditors in all Causes of Action and to limit any Claims and Interests against the Estates.

V.	PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Allowed Claims as of the Effective Date

Except as otherwise provided in this Section V, distributions to be made on the Effective Date to Holders of Allowed Claims as provided by Section II or this Section V shall be deemed made on the Effective Date if made on the applicable date (or within the applicable period of time) specified in the Plan or as promptly thereafter as practicable by the Debtors or the Litigation Trustee, as applicable.

B.	Disbursing Agent

The Disbursing Agent shall make all distributions required hereunder. The Litigation Trustee (or a Third Party Disbursing Agent, if one or more is appointed or engaged by the Litigation Trustee) shall be appointed to serve as the Disbursing Agent with respect to all Claims and Interests, including, but not limited to, distributions of the units in the Litigation Trust to Holders of Allowed General Unsecured Claims.

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Each of the Litigation Trustee and any respective Third Party Disbursing Agents shall have all powers, rights, protections, obligations and duties afforded or imposed upon the Disbursing Agent under the Plan or the Litigation Trust Agreement, as the case may be, but solely with respect to those Claims on account of which the applicable Disbursing Agent is designated to make distributions under the Plan and with respect to the Litigation Trust.

The Disbursing Agent shall only be required to act and make distributions in accordance with the terms of the Plan or the Litigation Trust Agreement, as the case may be. The Disbursing Agent, the Debtors and the Reorganized Debtors shall have no (i) liability to any party for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (ii) obligation or liability for distributions under the Plan to any party who does not hold a Claim against the Debtors as of the Distribution Record Date or any other date on which a distribution is made or who does not otherwise comply with the terms of the Plan.

C.	Delivery of Distributions and Undeliverable Distributions to Holders of Claims

1.	Address for Delivery of Distribution.

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be made to holders of record as of the Distribution Record Date by the Disbursing Agent as set forth on the latest date of the following documents: (1) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim is Filed or if the Disbursing Agent has been notified in writing of a change of address); (2) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim; (3) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the Reorganized Debtors and Disbursing Agent have not received a written notice of a change of address; or (4) on any counsel that has appeared in the Chapter 11 Cases on such Holder’s behalf. Subject to this Section V, and unless the Disbursing Agent otherwise determines with respect to a distribution on account of a Claim, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment or like legal process, so that each holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors and the Disbursing Agent shall not incur any liability whatsoever on account of any distributions under the Plan.

2.	Undeliverable Distributions

The Disbursing Agent shall make one attempt to make the distributions contemplated hereunder in accordance with the procedures set forth herein. The Disbursing Agent in its sole discretion may, but shall have no obligation to, attempt to locate holders of undeliverable distributions. Any distributions returned to the Disbursing Agent as undeliverable or otherwise shall remain in the possession of the Litigation Trust until such time as a distribution becomes deliverable, and no further distributions shall be made to such Holder unless such Holder notifies the Disbursing Agent of such Holder’s then current address. Any Holder of an Allowed Claim entitled to a distribution of property under the Plan that does not assert a claim pursuant to the Plan for an undeliverable distribution, or that does not notify the Disbursing Agent of such Holder’s then current address, within 90 days after the date such distribution was made shall have its claim for such undeliverable distribution discharged and shall be forever barred from asserting any such claim against the Reorganized Debtors, their respective property, the Litigation Trust or the Litigation Trust Assets or from receiving any further distributions, and such undeliverable distribution shall automatically revest to the Litigation Trust, notwithstanding any federal or state escheat laws to the contrary.

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3.	Distributions of Reorganized Staffing 360 Equity Interests

If the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court and is consummated, then on the Effective Date the Reorganized Debtors shall make distributions of the Reorganized Staffing 360 Equity Interests to Jackson Investment or otherwise as the Jackson Investment 9019 Settlement may provide.

The Reorganized Staffing 360 Equity Interests will be issued in uncertificated book-entry form, and the distribution of Reorganized Staffing 360 Equity Interests pursuant to the Plan will be evidenced solely by entry of such issuance in the books and records of Reorganized Staffing 360. All subsequent sales and other transfers of Reorganized Staffing 360 Equity Interests will be subject to the restrictions set forth in the New Articles of Incorporation and will be valid and recognized only if made in accordance with the terms and conditions set forth in the New Articles of Incorporation.

D.	Distribution Record Date

As of 5:00 p.m. (prevailing Eastern Time) on the Distribution Record Date, the transfer registers for Claims shall be closed. The Disbursing Agent shall have no obligation to recognize the transfer or sale of any Claim that occurs after such time on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make distributions only to those Holders who are Holders of Claims as of 5:00 p.m. on the Distribution Record Date.

Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to 5:00 p.m. (prevailing Eastern time) on the Distribution Record Date shall be treated as the Holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

E.	Minimum Distributions and No Fractional Distributions or Equity Interests

No fractional amount of Reorganized Staffing 360 Equity Interests shall be distributed under the Plan.

Any other provision of this Plan notwithstanding, the Disbursing Agent shall not be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

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No distribution of less than twenty-five dollars ($25.00) shall be made by the Disbursing Agent to the holder of any Claim unless a request therefor is made in writing to the Disbursing Agent within 90 days of the Effective Date. Each distribution of less than twenty-five dollars ($25.00) as to which no such request is made shall automatically revest without restriction to the Litigation Trust on the 91st day after the Effective Date.

F.	Compliance with Tax Requirements

In connection with the Plan and all instruments issued in connection herewith and distributed hereunder, to the extent applicable, the Debtors, the Reorganized Debtors, the Litigation Trustee, any Third Party Disbursing Agent or any other party issuing any instruments or making any distributions under the Plan shall comply with all applicable Tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan and all related agreements shall be subject to such withholding and reporting requirements. Each of the Debtors, Reorganized Debtors, Litigation Trustee and any Third Party Disbursing Agent, as applicable, shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including applying a portion of any Cash distribution to be made under the Plan to pay applicable Tax withholding. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the immediately preceding sentence shall be deemed to have been distributed and received by the applicable recipient for all purposes of the Plan. Notwithstanding any other provision of the Plan, each Holder of an Allowed Claim receiving a distribution pursuant to the Plan shall have the sole and exclusive responsibility for the satisfying and paying of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations. Any party issuing any instrument or making any distribution to the Plan has the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to the issuing or disbursing party for the payment of any tax obligations.

As detailed in Section (III)(L)(2) of this Plan, and provided the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court by the Confirmation Date, the issuance of Reorganized Staffing 360 Equity Interests to Jackson Investment shall be in accordance with Section 382(l)(5) of the Internal Revenue Code.

Any party entitled to receive any property as an issuance or distribution under the Plan shall be required, if so requested, to deliver to the Disbursing Agent (or such other Person or Entity designated by the Debtors, which Person or Entity shall subsequently deliver to the Disbursing Agent) an appropriate Form W-9 or (if the payee is a foreign Person or Entity) Form W-8, unless such Person or Entity is exempt under the Internal Revenue Code and so notifies the Disbursing Agent. Unless a properly completed Form W-9 or Form W-8, as appropriate, is delivered to the Disbursing Agent (or such other Person or Entity), the Disbursing Agent, in its sole discretion, may (a) make a distribution net of any applicable withholding, including backup withholding, or (b) reserve such distribution. If the Disbursing Agent reserves such distribution, and the Holder fails to comply with the requirement to deliver the Form W-9 or Form W-8 within 90 days after the Effective Date, such distribution shall be deemed undeliverable in accordance with Section V.C.2.

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If payments owed to the Internal Revenue Service under the Plan are not timely paid, the outstanding balance is immediately due and payable. In the event of such default, the Internal Revenue Service may collect these unpaid tax liabilities through the administrative collection provisions of the Internal Revenue Code.

G.	Manner of Payment Under the Plan

Unless a Holder of an Allowed Claim and the Disbursing Agent otherwise agree, any distribution to be made in Cash under the Plan shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank. Cash payments to foreign creditors may, in addition to the foregoing, be made at the option of the Disbursing Agent in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.	Time Bar to Cash Payments

Checks issued in respect of Allowed Claims shall be null and void if not negotiated within 90 days after the date of issuance thereof. Requests for reissuance of any voided check shall be made directly to the Disbursing Agent by the Person or Entity to whom such check was originally issued. Any claim in respect of such a voided check shall be made within 30 days after the date upon which such check was deemed void. If no request is made as provided in the preceding sentence, any claims in respect of such voided check shall be discharged and forever barred and such unclaimed distribution shall automatically revest to the Litigation Trust, notwithstanding any federal or state escheat laws to the contrary.

I.	Setoffs

Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Reorganized Debtors and Litigation Trust may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, and except as to MidCap Funding, set off against any Claim and the payments or distributions to be made on account of the Claim the claims, rights and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor (or the Litigation Trust, as their representative under section 1123 of the Bankruptcy Code) may hold against the Holder of the Claim; provided, however, that the failure to effect a setoff shall not constitute a waiver or release by the applicable Debtor, Reorganized Debtor or the Litigation Trust of any claims, rights and causes of action that the Debtor, Reorganized Debtor or Litigation Trust may possess against the Holder of a Claim.

The Reorganized Debtors and the Litigation Trust shall work in good faith to preserve any Causes of Action that could be compromised by the Reorganized Debtors’ or the Litigation Trust’s, as applicable, proposed set off. If there is a dispute as to how to proceed, such dispute shall be decided by the Bankruptcy Court upon motion, notice and opportunity for a hearing.

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J.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid pursuant to the Plan to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued after the Effective Date.

K.	Distributions to Holders of Disputed Claims

Notwithstanding any other provision of the Plan, (1) no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim, if ever, and (2) except as otherwise agreed to by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. The Disbursing Agent may establish suitable reserves, in his/her/its reasonable discretion, with which to satisfy any Pro Rata distributions to holders of Disputed Claims that become Allowed Claims.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim within 30 days after a Disputed Claim becomes an Allowed Claim (or such lesser period as the Disbursing Agent may determine), and the Holder of such Claim shall receive the distribution (if any) to which such Holder would have been entitled under the Plan as of the Effective Date if such claim had been Allowed as of the Effective Date, with interest to be paid (if provided for under the Plan) on the ultimately Allowed Claim at the Interest Rate from the Effective Date through the distribution date on the delayed payment amount.

L.	Distributions to Holders of Allowed General Unsecured Claims

In addition to the obligation to make distributions on account of Disputed Claims within thirty (30) days of their allowance, as set forth herein, the Disbursing Agent will distribute to each Holder of an Allowed General Unsecured Claim its percentage of Cash; provided, however, that the Disbursing Agent may request that the Litigation Trustee postpone such distribution if the Disbursing Agent determines that, taking into account the aggregate amount of the distribution and the number of such Holders eligible to receive distributions thereunder, the expense of administering such distribution does not warrant making such distribution.

VI.	DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS

A.	Allowance of Claims

After the Effective Date, the Reorganized Debtors and the Litigation Trust shall have and retain any and all rights and defenses the Debtors had with respect to any Claim immediately prior to the Effective Date, except with respect to any Claim expressly deemed Allowed under the Plan. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Cases allowing such Claim. All settled Claims approved prior to the Effective Date in a Final Order of the Bankruptcy Court pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

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Any Claim that has been listed in the Schedules as disputed, contingent or unliquidated, and for which no Proof of Claim has been timely filed, is not considered Allowed and shall be expunged without further action and without any further notice to or action, order or approval of the Bankruptcy Court.

B.	Prosecution of Objections to Claims or Treatment of Claims in Plan

Except as otherwise specifically provided in the Plan and in the Litigation Trust Agreement, the Debtors, prior to the Effective Date, and the Litigation Trustee (on behalf of the Litigation Trust and Reorganized Debtors, as the case may be), after the Effective Date, shall have the sole authority: (1) to File, withdraw or litigate to judgment, objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; and (3) to administer and adjust the claims register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court. All objections to Claims shall be Filed on or before the Claims Objection Deadline, which may be extended by the Bankruptcy Court after notice and opportunity for a hearing. For the avoidance of doubt, a filing of motion for (or a notice of hearing on) an extension of the Claims Objection Deadline on or prior to the existing Claims Objection Deadline shall automatically extend the Claims Objection Deadline through the date that is three (3) Business Days after the date upon which the Bankruptcy Court enters a Final Order deciding the request for an extension or setting forth the new deadline, as the case may be.

The Litigation Trustee (on behalf of the Litigation Trust and Reorganized Debtors, as the case may be) is authorized to File objections to Claims without being required to concurrently bring any defensive or all affirmative Causes of Action against creditors holding Disputed Claims, without prejudice to the Litigation Trust’s right to bring any Cause of Action of any type in a second proceeding against the creditor holding a Disputed Claim, including, but not limited to, the right to bring a subsequent lawsuit, claim objection or adversary action for affirmative relief.

The failure of any Person or Entity to object to any Claim in the Chapter 11 Cases, including Secured Claims (including, but not limited to, the Jackson Investment Secured Claim and any of the Other Secured Claims), shall be without prejudice to the rights of the Debtors, the Reorganized Debtors or the Litigation Trustee to object to, challenge, contest, or otherwise defend against any Claim if and when that Claim is sought to be enforced by the Holder of that Claim.

The Debtors, Reorganized Debtors and Litigation Trustee shall work in good faith to preserve all Causes of Actions. If there is a dispute as to how to preserve any Causes of Action, such dispute shall be decided by the Bankruptcy Court upon motion, notice and opportunity for a hearing.

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C.	Estimation of Claims

The Debtors, prior to the Effective Date, and the Litigation Trustee (on behalf of the Litigation Trust and Reorganized Debtors, as the case may be), after the Effective Date, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Litigation Trust may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest. Notwithstanding anything to the contrary in this section, if the Holder of a Claim whose Claim is estimated by the Litigation Trust asserts a Claim at any time against the Litigation Trust under section 502(h) of the Bankruptcy Code, such 502(h) claim shall not be subject to the limitation of any Claim of such Holder estimated by this section of the Plan.

VII.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.	Conditions to Confirmation

The Bankruptcy Court shall not be requested to enter the Confirmation Order unless and until the following conditions have been satisfied or duly waived pursuant to Section VII.C:

(1)	The Bankruptcy Court shall have entered the Disclosure Statement Order in form and substance acceptable to the Plan Proponents.

(2)	Any Plan Supplement shall have been Filed in the Chapter 11 Cases.

(3)	The Plan, the Litigation Trust Agreement and the Confirmation Order shall be in form and substance acceptable to the Plan Proponents.

(4)	If the Jackson Investment 9019 Settlement has been approved in a Final Order by the Bankruptcy Court, then the Plan, the Litigation Trust Agreement and the Confirmation Order shall be in form and substance acceptable to Jackson Investment.

B.	Conditions to the Effective Date

The Effective Date shall not occur, and the Plan shall not be consummated, unless and until the following conditions have been satisfied or duly waived pursuant to Section VII.C of the Plan:

(1)	All documents and agreements necessary to consummate the Plan shall have been effected or executed.

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(2)	The Confirmation Order shall have been entered, shall have become a Final Order and shall be full force and effect, and no stay thereof shall be in effect.

(3)	All other documents and agreements necessary to implement the Plan on the Effective Date shall have been executed and delivered and all other actions required to be taken in connection with the Effective Date shall have occurred.

(4)	The Debtors shall have received all anticipated refunds, reimbursements or other proceeds or recoveries of any kind or description in respect of their Insurance Policies (including, but not limited to, workers’ compensation policies).

(5)	If the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court by the Confirmation Date, all conditions of the Jackson Investment 9019 Settlement shall have been satisfied (or waived by Jackson Investment).

(6)	If the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court by the Confirmation Date, all documents and agreements necessary to implement the Plan on the Effective Date shall be in form and substance acceptable to Jackson Investment.

(7)	If the Jackson Investment 9019 Settlement has not been approved in a Final Order by the Bankruptcy Court by the Confirmation Date, either the Liquidation Notice has been Filed, or (if the Jackson Investment 9019 Settlement has been approved by the Bankruptcy Court in an order that is not a Final Order) the Final Order requirement for approval of the Jackson Investment 9019 Settlement has been waived in a signed writing by the Plan Proponents and Jackson Investment pursuant to Section VII.C of the Plan;

(8)	All conditions precedent to the effectiveness of the Plan shall have been satisfied or waived in accordance therewith (except any condition precedent requiring that all conditions to the Effective Date shall have been satisfied or waived).

(9)	Unless the Liquidation Notice has been Filed, the New Securities and Documents shall be in form and substance acceptable to the Plan Proponents and Jackson Investment.

(10)	No material adverse change shall have occurred in the Debtors’ financial condition since the Petition Date.

(11)	All statutory fees and obligations then due and payable to the Office of the Bankruptcy Administrator shall have been paid and satisfied in full.

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(12)	The issuance to Jackson Investment of the Reorganized Staffing 360 Equity Interests shall have been properly recorded in the books and records of Reorganized Staffing 360 and/or on any other register that may be applicable.

C.	Waiver of Conditions to Confirmation or the Effective Date

The conditions to Confirmation and the conditions to the Effective Date may be waived in whole or part at any time by the Plan Proponents, provided that such waiver is in a writing signed by the Plan Proponents or their counsel. If the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court by the Confirmation Date, the conditions to Confirmation in Section VII.A(4) and the conditions to the Effective Date in Section VII.B(5), (6), (7), (9), and (12) that require Jackson Investment’s approval may be waived in whole or part at any time by Jackson Investment, provided that such waiver is in a writing signed by Jackson Investment or its counsel.

In the event the Jackson Investment 9019 Settlement is approved by the Bankruptcy Court but such approval is not a Final Order, the Plan Proponents and Jackson Investment may waive the Final Order requirement for the Jackson Investment 9019 Settlement, provided that such waiver is in a writing signed by the Plan Proponents and Jackson Investment or their respective counsel. Notwithstanding any provision of this Plan to the contrary, in the event that the requirement for entry of a Final Order approving the Jackson Investment 9019 Settlement is waived pursuant to the terms of this Plan, all provisions of the Plan shall remain valid, binding and fully effective as if a Final Order granting the Jackson Investment 9019 Settlement had been entered, and shall be enforceable in accordance with their terms.

D.	Effect of Nonoccurrence of Conditions to the Effective Date

The Plan Proponents will not seek to vacate the Confirmation Order at any time prior to the Effective Date unless based on a failure of the condition to the Effective Date set forth in Section VII.B(2) above. If the Confirmation Order is vacated pursuant to this Section VII.D: (1) the Plan shall be null and void in all respects, including with respect to (a) the discharge of Claims pursuant to section 1141 of the Bankruptcy Code, (b) the assumption, assumption and assignment or rejection of Executory Contracts and Unexpired Leases, as applicable, and (c) the release described in Section IX.E of the Plan and the Exculpation described in Section IX.D of the Plan; and (2) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims by or against, or any Interest in, any Debtor or (b) prejudice in any manner the rights of the Debtors or any other party in interest.

VIII.	NON-CONSENSUAL CONFIRMATION

In the event that any Impaired Class of Claims or Interests rejects or is deemed to reject the Plan, the Debtors reserve the right, without any delay in the occurrence of the Confirmation Hearing or Effective Date, to (A) request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case the Plan shall constitute a motion for such relief and/or (B) amend the Plan in accordance with Section XI.A.

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IX.	EFFECT OF CONFIRMATION

A.	Dissolution of Official Committee

Upon the Effective Date, the members of the Creditors’ Committee shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases, and the Creditors’ Committee shall be dissolved, and the retention or employment of the Creditors’ Committee’s respective attorneys, accountants and other agents shall terminate. Following the Effective Date, the Creditors’ Committee’s Professionals are entitled to seek payment for the reasonable and documented fees and expenses related to their services provided on or before the Effective Date as well as any reasonable fees and expenses incurred in preparing final fee applications for services rendered prior to the Effective Date.

B.	Discharge of Claims and Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as provided in the Bankruptcy Code, the Plan, or the Confirmation Order, and except if the Effective Date occurs under the Orderly Liquidation Alternative, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall discharge and release all Claims and Interests arising or existing on or before the Effective Date, including any interest accrued on Claims from and after the Petition Date. From and after the Effective Date, and except if the Effective Date occurs under the Orderly Liquidation Alternative, the Debtors and the Reorganized Debtors shall be discharged from any and all Claims and Interests that arose or existed or related to actions occurring prior to the Effective Date.

C.	Injunctions

As of the Effective Date, except with respect to the obligations of the Reorganized Debtors under the Plan or the Confirmation Order, all Persons or Entities that have held, currently hold or may hold any Claims or Interests, obligations, suits, judgments, damages, demands, debts, rights, causes of action or Liabilities against the Debtors that are waived, discharged or released under the Plan shall be permanently enjoined from taking any of the following enforcement actions against the Debtors, the Reorganized Debtors and the Exculpated Parties (to the extent of their Exculpation), the Litigation Trustee, the Litigation Trust, or any of their respective assets or property (including, but not limited to, the Litigation Trust Assets) on account of any such waived, discharged or released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or Liabilities against the Debtors: (1) commencing or continuing in any manner any action or other proceeding; (2) enforcing, levying, attaching, collecting or recovering in any manner any judgment, award, decree or order; (3) creating, perfecting or enforcing any Lien or encumbrance; and (4) commencing or continuing any action, in any manner, in any place to assert any Claim or Interest waived, discharged or released under the Plan or that does not otherwise comply with or is inconsistent with the provisions of the Plan.

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D.	Exculpation

From and after the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity, and no Holder of a Claim or Interest, no other party in interest and none of their respective Representatives shall have any right of action against any Exculpated Party for any act taken or omitted to be taken on or after the Petition Date and before the Effective Date in connection with, related to or arising out of the Chapter 11 Cases, any of the Debtors or the Estates or the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Exhibits, the Disclosure Statement, any of the New Securities and Documents, the Restructuring Transactions or any other transactions proposed in connection with the Chapter 11 Cases occurring prior to or on the Effective Date; provided, however, that the foregoing provisions of this Section IX.D shall have no effect on the liability of (1) any Person or Person or Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or (2) any Exculpated Party that would otherwise result from any act or omission of such Exculpated Party to the extent that such act or omission is determined in a Final Order to have constituted negligence, gross negligence, or willful misconduct (including fraud).

E.	Debtors’ Release of Jackson Investment

If and only if the Jackson Investment 9019 Settlement is approved in a Final Order by the Bankruptcy Court by the Confirmation Date and is consummated, then, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, upon the Effective Date, each Released Party shall be deemed released and discharged by the Debtors and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Causes of Action, directly or derivatively (including the Creditors’ Committee through the derivative standing granted to it through any Final Order), by, through, for, or because of the foregoing entities, from any and all Causes of Action (including, without limitation, Avoidance Actions), including any derivative claims, asserted on behalf of the Debtors, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against a Debtor or other Entity, (i) based upon or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of- court restructuring efforts, intercompany transactions, commencement and prosecution of the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), entry into the New Securities and Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or (ii) based upon or arising from any other act or omission, transaction, agreement, event, or other occurrence that occurred on or before the Effective Date (whether pre-petition, on the Petition Date, or post-petition). This Release is intended to be a general release that releases and discharges the Released Parties from any and all claims and Causes of Action, whether known or unknown, that the Debtors or their Estates may hold against the Released Parties based on or arising from acts or omissions of the Released Parties that occurred on or before the Effective Date (whether prepetition, on the Petition Date, or post-petition). Notwithstanding anything contained in this Section IX.E to the contrary (including, but not limited to, the preceding sentence), the foregoing Release does not release, limit or otherwise affect any agreement or obligation of Jackson Investment to pay the Jackson Investment Settlement Proceeds.

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F.	Votes Solicited in Good Faith

The Plan Proponents have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Plan Proponents (and each of their respective affiliates, agents, directors, officers, members, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities offered and sold under the Plan and therefore have not, and on account of such offer and issuance will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer or issuance of the securities offered and distributed under the Plan.

G.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

X.	RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over the Chapter 11 Cases until the Chapter 11 Cases are closed, including jurisdiction to issue any other Order necessary to administer the Estates, the Litigation Trust or the Litigation Trust Assets and enforce the terms of this Plan, and/or the Litigation Trust Agreement pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(1)	Allow, disallow, estimate, determine, liquidate, subordinate, reduce, classify, re-classify, estimate or establish the priority or secured or unsecured status of any Claim, Disputed Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the amount, allowance, priority or classification of Claims or Interests;

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(2)	Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan;

(3)	Resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

(4)	Ensure that distributions to Holders of Claims are accomplished pursuant to the provisions of the Plan and Litigation Trust Agreement;

(5)	Decide, adjudicate or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications Filed in the Bankruptcy Court involving any Debtor or any Reorganized Debtor that may be pending on the Effective Date or brought thereafter;

(6)	Decide, adjudicate or resolve any adversary proceeding or other proceeding that may be commenced by or on behalf of the Litigation Trust against any Person or Entity arising from, related to, or in connection with (i) any Avoidance Action; (ii) any D&O Claims; (iii) any Tort Claims; (iv) any Claims or defenses against third parties relating to the facts and circumstances surrounding the same; (v) any Claims against third parties relating to Pre-petition AR; or (vi) any other Causes of Action;

(7)	Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, the Litigation Trust Agreement and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement, the Litigation Trust Agreement or the Confirmation Order;

(8)	Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan, the Litigation Trust Agreement or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or the Litigation Trust Agreement or any Person or Entity’s rights arising from or obligations incurred in connection with the Plan, the Litigation Trust Agreement or such other agreements or documents;

(9)	Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Confirmation Order, the Litigation Trust Agreement or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, the Litigation Trust Agreement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Litigation Trust Agreement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement, the Litigation Trust Agreement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

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(10)	Hear and determine any matter, case, controversy, suit, dispute, or Causes of Action regarding the existence, nature and scope of the injunctions and Exculpation provided under the Plan, and issue injunctions, enforce the injunctions contained in the Plan, the Litigation Trust Agreement and/or the Confirmation Order, or enter and implement other orders or take such other actions as may be necessary or appropriate to implement, enforce or restrain interference by any Person or Entity with respect to the consummation, implementation or enforcement of the Plan, the Confirmation Order or the Litigation Trust Agreement, including, but not limited to, the injunctions and exculpation provided under the Plan;

(11)	Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

(12)	Hear and determine any contested matter or adversary proceeding relating to the distribution, use, sale or other disposition of any Litigation Trust Assets, whether such assets now exist or hereafter arise;

(13)	Hear and determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Litigation Trust Agreement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, the Litigation Trust Agreement or the Confirmation Order;

(14)	Enforce, clarify or modify any orders previously entered by the Bankruptcy Court in the Chapter 11 Cases;

(15)	Enter one or more final decrees closing the Chapter 11 Cases;

(16)	Approve applications for Bankruptcy Rule 2004 Examinations brought by the Litigation Trust and any enforcement orders necessary, including, but not limited to, pursuant to Bankruptcy Rule 2005;

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(17)	Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes;

(18)	Recover all assets of the Debtors, their Estates or the Litigation Trust, wherever located; and

(19)	Hear any other matter over which the Bankruptcy Court has jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Section X, the provisions of this Section X shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

All Creditors who have filed any Proofs of Claims in any of the Chapter 11 Cases shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for purposes of any objections to their Claims or any Causes of Action.

XI.	MISCELLANEOUS PROVISIONS

A.	Modification of the Plan

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Plan Proponents reserve the right to alter, amend or modify the Plan before its substantial consummation. Prior to the Effective Date, the Plan Proponents may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court. Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as amended, modified or supplemented, if the proposed amendment, modification or supplement does not materially and adversely change the treatment of the Claim of such Holder; provided, however, that any Holders of Claims who were deemed to accept the Plan because such Claims were Unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment, modification or supplement, such Claims continue to be Unimpaired. In the event the Plan Proponents amend the Plan pursuant to section 1127 of the Bankruptcy Code, such modification shall be subject to the consent of the Creditors’ Committee, which consent shall not be unreasonably withheld, delayed or conditioned.

B.	Revocation of the Plan

The Plan Proponents reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date or at the Confirmation Hearing. If the Plan Proponents revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then the Plan shall be null and void in all respects with respect to such Debtors, and nothing contained in the Plan shall: (1) prejudice in any manner the rights of any such Debtor(s) or any other party in interest with respect to such Debtor(s); or (2) constitute an admission of any sort by any such Debtor(s) or any other party in interest with respect to such Debtor(s). The revocation or withdrawal of the Plan with respect to one or more Debtors shall not require the re-solicitation of the Plan with respect to the remaining Debtors.

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C.	Conversion or Dismissal of Certain of the Chapter 11 Cases

If the requisite Classes do not vote to accept the Plan or the Bankruptcy Court does not confirm the Plan, the Plan Proponents reserve the right to have any Debtor’s Chapter 11 Case dismissed or converted, or to liquidate or dissolve any Debtor under applicable non-bankruptcy procedure or chapter 7 of the Bankruptcy Code.

D.	Statutory Fees

All fees payable pursuant to 28 U.S.C. §1930(a)(7) after the Effective Date shall be paid by the applicable Reorganized Debtor or the Litigation Trust in accordance therewith until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section1112 of the Bankruptcy Code or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

E.	Inconsistency

In the event of any inconsistency among the Plan, the Disclosure Statement, or any exhibit or schedule to the Disclosure Statement, the provisions of the Plan shall govern. In the event of any inconsistencies among the Plan and the New Securities and Documents, the New Securities and Documents (as applicable) shall control.

F.	Exhibits / Schedules

All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and constitute a part of the Plan as if set forth herein.

G.	Section 1145 Exemption

To the maximum extent provided by section 1145(a) of the Bankruptcy Code, the Reorganized Staffing 360 Equity Interests issued under the Plan shall be exempt from registration under the Securities Act and any state’s securities law registration requirements and all rules and regulations promulgated thereunder.

H.	Exemption from Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under or in connection with the Plan, including the Reorganized Staffing 360 Equity Interests issued pursuant to the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan (including, but not limited to, the Restructuring Transactions, the creation of the Litigation Trust and the New Articles of Incorporation), shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

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I.	Request for Expedited Determination of Taxes

Reorganized Staffing 360, any other Reorganized Debtor or the Litigation Trustee may request an expedited determination under section 505(a) of the Bankruptcy Code with respect to any taxes on behalf of any of the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

J.	Severability

If prior to the entry of the Confirmation Order, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court may, at the request of the Plan Proponents, alter and interpret such term or provision to the extent necessary to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

K.	Governing Law

Except to the extent that (1) the Bankruptcy Code or other federal law is applicable or (2) an exhibit or schedule to the Plan or the Disclosure Statement or any agreement entered into with respect to any of the Restructuring Transactions provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit, schedule or agreement), the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

L.	No Admissions

If the Effective Date does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan shall (1) constitute a waiver or release of any claims by or against, or any interests in, any of the Debtors or any other Person or Entity, (2) prejudice in any manner the rights of any of the Debtors or any other Person or Entity, or (3) constitute an admission of any sort by any of the Debtors or any other Person or Entity.

M.	Privileges Retained by Debtors and Reorganized Debtors

Notwithstanding any term or provision of the Plan or the Confirmation Order to the contrary, and notwithstanding confirmation of the Plan or occurrence of the Effective Date, all Privileges shall remain with the Debtors and Reorganized Debtors, as the case may be, and the Privileges shall not be deemed transferred to or vested in the Litigation Trust, the Litigation Trustee or any Person or Entity other than the Debtors and the Reorganized Debtors. For the avoidance of doubt, the Litigation Trust Assets shall not, and do not, include any Privileges in favor of the Debtors or the Reorganized Debtors.

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N.	Successors and Assigns

The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person or Entity.

O.	Service of Documents

To be effective, any pleading, notice or other document required by the Plan or the Confirmation Order to be served on or delivered to counsel to the Debtors, the Reorganized Debtors, the Creditors’ Committee (until it is dissolved), the Bankruptcy Administrator or the Litigation Trust must be sent by overnight delivery service, courier service or messenger to:

(1)        The Debtors

WH BURKLEY, LLP

601 Grant Street, 9th Floor

Pittsburgh, Pennsylvania 15219

Att’n: Kirk B. Burkley, Esq.

Telephone: (412) 456-8100

-and-

HENDREN, REDWINE & MALONE, PLLC

4600 Marriott Drive, Suite 150

Raleigh, North Carolina 27612

Att’n: Rebecca Redwine Grow

Telephone: (919) 420-7867

Attorneys for the Debtors

(2)        The Reorganized Debtors

KILPATRICK TOWNSEND & STOCKTON LLP

1100 Peachtree Street NE

Suite 2800

Atlanta, GA 30309-4528

Att’n: Paul Rosenblatt

Telephone: (404) 815-6321

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Attorneys for the Reorganized Debtors

With a copy to the Attorneys for the Debtors

(3)        Creditors’ Committee (through the Effective Date only)

WALDREP WALL BABCOCK & BAILEY PLLC

3600 Glenwood Avenue, Suite 210

Raleigh, North Carolina 27612

Att’n: Ciara L. Rogers

Telephone: (984) 480-2005

Attorneys for the Creditors’ Committee

(4)        Office of the Bankruptcy Administrator

U.S. Bankruptcy Administrator’s Office

434 Fayetteville Street, Suite 640

Raleigh, North Carolina 27601

Att’n: Brian C. Behr, Bankruptcy Administrator

Telephone: (919) 334-3889

(5)        The Litigation Trust (after the Effective Date)

DAVIS HARTMAN WRIGHT LLP

209 Pollock Street

New Bern, North Carolina 28560

Att’n: John C. Bircher III

Telephone: (252) 514-2828

P.	Substantive Consolidation

The Debtors reserve the right to file a motion seeking partial or complete substantive consolidation of the Debtors, their Estates, and the Chapter 11 Cases.

XII.	CONFIRMATION REQUEST

The Debtors, as Plan Proponents, request Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

Dated: January 14, 2026	Respectfully submitted,

HENDREN, REDWINE & MALONE, PLLC

s/ Rebecca Redwine Grow
Jason L. Hendren (NC State Bar No.: 26869)
Rebecca Redwine Grow (NC State Bar No.: 37012)

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Benjamin E.F.B. Waller (NC State Bar No.: 27680)
Lydia C. Stoney (NC State Bar No.: 56697)
4600 Marriott Drive, Suite 150
Raleigh, NC 27612
Telephone: (919) 573-1422
Facsimile: (919) 420-0475
Email: jhendren@hendrenmalone.com
rredwine@hendrenmalone.com
bwaller@hendrenmalone.com
lstoney@hendrenmalone.com

and

WH BURKLEY, LLP

s/ Kirk B. Burkley
Kirk B. Burkley
601 Grant Street, 9th Floor
Pittsburgh, PA 15219-1900
Telephone: (412) 456-8100
Facsimile: (412) 456-8135
Email: kburkley@bernsteinlaw.com

ATTORNEYS FOR DEBTORS

Dated: January 14, 2026	Respectfully submitted,

HEADWAY WORKFORCE SOLUTIONS, INC.;
STAFFING 360 SOLUTIONS, INC.;
MONROE STAFFING SERVICES, LLC;
KEY RESOURCES, INC.; and
LIGHTHOUSE PLACEMENT SERVICES, INC.

	By:	s/ Nicholas Rubin
Name: Nicholas Rubin
Title: Director

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EXHIBIT A

Articles of Incorporation for Reorganized Staffing 360

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SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STAFFING 360 SOLUTIONS, INC.

Staffing 360 Solutions, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

1.	On [________________, 2026] the Corporation was reorganized pursuant to the terms of the First Amended Plan of Reorganization of the Debtors and Debtors in Possession dated as of January 14, 2026 (as amended, the “Plan”). Any capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Plan.

2.	Pursuant to the terms of the Plan, on [________________], 2026, all of the existing equity interests in the Corporation were cancelled.

3.	The Board of Directors (the “Board”) and Stockholders of this Corporation have duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation, as amended, of the Corporation, which resolutions setting forth the proposed amendment and restatement are as follows:

FIRST: The name of the Corporation is Reorganized Staffing 360 Solutions, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is one million (1,000,000), par value $0.001 per share. All shares are of one class and are shares of Common Stock.

FIFTH: This Article is intended to preserve the value of the Corporation’s Tax Attributes, including NOLs, in accordance with Section 382 of the Internal Revenue Code of 1986, as amended (the “IRC”), and to comply with Section 382(l)(5) of the IRC.

1)	Transfer Restrictions. For a period of two (2) years following the Effective Date of the Plan (the “Restriction Period”), and subject to extension for up to three (3) additional years if the Board determines in its reasonable discretion that such extension is necessary to preserve the Corporation’s Tax Attributes, including, but not limited to, any NOLs, no transfer of Equity Interests in the Corporation shall be permitted without the prior written consent of the Board. Any attempted transfer in violation of this Article shall be prohibited and void to the extent such transfer would:

a)	cause the transferee’s ownership interest in the Corporation (as determined for purposes of Section 382 of the IRC) to increase to 4.75% or above; or

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b)	cause an increase in the transferee’s ownership interest from 4.75% or above to a greater ownership interest, except as may be otherwise agreed to by the Board or required by applicable law.

2)	Restrictions on Dispositions by 5% Stockholders. During the Restriction Period, any person who is a “5-percent shareholder” (as defined in Section 382 of the IRC) shall not dispose of Equity Interests without the prior written consent of the Board. The Board shall cooperate with any such stockholder to facilitate transfers structured so as to minimize the risk of adverse effect on the Corporation’s Tax Attributes.

3)	Approved Transactions. The transfer restrictions set forth in this Article shall not apply to any transaction approved by the Board, or to any transaction, including a merger or consolidation, in which all holders of Equity Interests receive, or are offered the same opportunity to receive, cash or other consideration for all such Equity Interests, and upon consummation of which the acquiror will own at least a majority of the outstanding Equity Interests of the Corporation.

4)	No Election Out. The Corporation shall not make an election under Section 382(l)(5)(G) of the IRC to elect out of the application of Section 382(l)(5). The Corporation shall not take any reporting position inconsistent with this Article.

SIXTH: The Corporation is prohibited from issuing nonvoting equity securities to the extent required by Section 1123(a)(6) of the Bankruptcy Code.

SEVENTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board. Except as otherwise provided in this Certificate of Incorporation, the exact number of directors of the Corporation shall be fixed by or in the manner provided in the bylaws of the Corporation as in effect from time to time (the “Bylaws”).

EIGHTH: Elections of members of the Board (each, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

NINTH: Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, rescind or repeal in any respect any or all of the Bylaws.

TENTH: To the fullest extent permitted by the DGCL, a Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a Director (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a Director of the Corporation, in addition to the limitation on personal liability provided in this Certificate of Incorporation, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment to or repeal of this Error! Reference source not found. shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

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ELEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) its officers and agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any repeal or modification of any of the foregoing provisions of this Error! Reference source not found. shall not adversely affect any right or protection of a Director, officer, agent or other person existing at the time of, or increase the liability of any Director of this Corporation with respect to any acts or omissions of such Director, officer, agent or other person occurring prior to, such repeal or modification.

TWELFTH: The Corporation is to have perpetual existence.

THIRTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine, as applied by the courts of the State of Delaware to corporations organized and existing under the DGCL.

FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by applicable laws, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation of the Corporation has been executed by its duly authorized officer this __ day of_________, 2026.

Staffing 360 Solutions, Inc.

By:
Name: Richard L. Jackson
Title: President

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EXHIBIT B

List of Assumed Executory Contracts and Unexpired Leases

None

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EXHIBIT C

Litigation Trust Agreement

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LITIGATION TRUST AGREEMENT

This Litigation Trust Agreement (“Agreement”), dated as of _____, 2026, by and between Nicholas Rubin, not individually but solely in his capacity as Independent Director (the “Director”) for Headway Workforce Solutions, Inc., Case No. 25-01682-5-JNC; Staffing 360 Solutions, Inc., Case No. 25-01684-5-JNC; Monroe Staffing Services, LLC, Case No. 25-01686-5-JNC; Key Resources, Inc., Case No. 25-01685-5-JNC; and Lighthouse Placement Services, Inc., Case No. 25-01687-5-JNC (collectively, the “Debtors”); and John C. Bircher III, not individually but solely in his capacity as trustee hereunder (the “Litigation Trustee”), is hereby being executed to facilitate the implementation of the First Amended Plan of Reorganization of the Debtors and Debtors in Possession (as amended, modified, or supplemented, the “Plan”) for the Debtors, which provides for the establishment of the Litigation Trust (as defined below) created by this Litigation Trust Agreement and the administration and disposition of the Litigation Trust Assets (as defined below), all for the benefit of the Litigation Trust Beneficiaries.1 The Litigation Trustee’s powers and duties are as set forth herein.

WHEREAS, on May 5, 2025 (the “Petition Date”), the Debtors filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of North Carolina;

WHEREAS, on January 14, 2026, pursuant to Section 1121 of the Bankruptcy Code, the Debtors filed the Plan;

WHEREAS, on January 29, 2026, Nicholas Rubin was appointed as an independent director for the Debtors pursuant to Section 1107 of the Bankruptcy Code (the “Independent Director”);

WHEREAS, on March __, 2026, the Bankruptcy Court entered an order confirming the Plan (the “Confirmation Order”);

WHEREAS, the Plan will become effective on the Effective Date; WHEREAS, John C. Bircher III is hereby appointed Litigation Trustee; WHEREAS, the Plan provides, inter alia, that:

(a)	On the Effective Date, the Litigation Trust Assets (including the Pre-petition AR) shall vest in the Litigation Trust, free and clear of all Claims, Liens, charges, other encumbrances, Interests and other interests . . . if the Debtors are Reorganized .. . . (III.B.);

(b)	The Litigation Trust Assets will be the sources of Cash with which to pay Allowed Claims and Unclassified Claims. (III.E.2.);

1 Unless otherwise defined, all capitalized terms contained in this Agreement have the meanings ascribed to them in the Plan. To the extent that a definition of a term in the text of this Agreement and the definition of such term in the Plan are inconsistent, the definition in the Plan shall control.

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(c)	From and after receipt, the Debtors shall segregate and hold the Litigation Trust Assets (including, but not limited to, the Jackson Investment Settlement Proceeds) in trust until those assets pass to the Litigation Trust pursuant to the Plan. The Litigation Trustee (or any Disbursing Agent that the Litigation Trustee may appoint or engage) shall distribute those funds to pay Allowed Claims and Unclassified Claims (III.E.3.);

(d)	Holders of Allowed Claims and Unclassified Claims will receive distributions from the Litigation Trust Assets. Such distributions shall be made in accordance with terms of the Plan and the Litigation Trust Agreement (III.E.4.);

(e)	The Litigation trust shall have a separate existence from the Debtors and Reorganized Debtors. On the Effective Date, and in accordance with the Confirmation Order, all of the Estates’ right, title and interest in and to all the Litigation Trust Assets shall automatically pass to and vest in the Litigation Trust, free and clear of all Claims, Liens, charges, other encumbrances, Interests and other interests . . . , in accordance with section 1141 of the Bankruptcy Code. (III.G.1.);

(f)	The Litigation Trust Assets shall be held in trust for the benefit of all Holders of Allowed Claims and Unclassified Claims pursuant to the provisions of the Plan and the Litigation Trust Agreement. (III.G.1.);

(g)	On and as of the Effective Date, the Litigation Trust shall be established pursuant to the Litigation Trust Agreement for the purpose of investigating and prosecuting the Causes of Action (as determined by the Litigation Trustee), making distributions to Holders of Allowed Claims and Unclassified Claims in accordance with the provisions of the Plan and the Litigation Trust Agreement and performing or completing such other tasks and duties as the Plan or Litigation Trust Agreement contemplate, provide or permit. The Litigation Trust’s initiation and prosecution of any Causes of Action shall be on behalf of and for the benefit of the Litigation Trust Beneficiaries. (III.G.1.);

(h)	On the Effective Date, standing to investigate, commence, prosecute, settle, compromise, waive and collect all Causes of Action shall pass and transfer to the Litigation Trust. The powers of the Litigation Trustee are set forth in full in the Litigation Trust Agreement . . . . (III.G.2.); and

(i)	The Litigation Trustee will distribute the Litigation Trust Assets (or the proceeds thereof) in accordance with the provisions of the Plan and the Litigation Trust Agreement. (III.G.2.).

WHEREAS, the Litigation Trust is intended to be treated as a Litigation trust pursuant to Treasury Regulations, Sec. 301.7701-4(d) and IRS Revenue Procedure 94-45, 1994-2 C.B. 124, and as a grantor trust subject to the provisions of Subtitle A, Chapter 1, Subchapter J, Part 1, Subpart E of the Tax Code (hereinafter defined) owned by the Litigation Trust Beneficiaries as grantors;

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NOW, THEREFORE, pursuant to the Plan and in consideration of the premises, the mutual agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and affirmed, the parties hereby agree as follows:

ARTICLE 1

DECLARATION OF TRUST

1.1 Purpose of the Litigation Trust. The Independent Director (on behalf of the Debtors) and the Litigation Trustee, pursuant to the Plan and the Confirmation Order, and in accordance with the Bankruptcy Code, applicable tax statutes, rules, and regulations, to the extent incorporated in this Agreement, hereby constitute and create a trust (the “Litigation Trust”) for the purpose of winding down certain affairs of the Debtors and liquidating the Litigation Trust Assets for the benefit of the Litigation Trust Beneficiaries, with no objective to continue or engage in the conduct of a trade or business. In particular, the Litigation Trust, through the Litigation Trustee, shall (i) pending the reduction to Cash of the Litigation Trust Assets (and any non-Cash proceeds thereof), manage, collect and obtain proceeds from the Litigation Trust Assets, with the goal of reducing the Litigation Trust Assets (and any non-Cash proceeds thereof) to Cash; (ii) make distributions pursuant to this Agreement, the Plan, and the Confirmation Order; and (iii) take such steps as are reasonably necessary to accomplish such purposes, all as more fully provided in, and subject to the terms and provisions of, the Plan, the Confirmation Order, and this Agreement. The Litigation Trust shall not have authority to engage in a trade or business, and no portions of the Litigation Trust Assets shall be used in the conduct of a trade or business, except as is reasonably necessary for the prompt and orderly collection and reduction to Cash of the Litigation Trust Assets (and any non-Cash proceeds thereof), with the goal of maximizing such assets for the benefit of the Litigation Trust Beneficiaries.

1.2            Name of the Litigation Trust. The Litigation Trust established hereby shall be known as the “Headway Litigation Trust.” In connection with the exercise of its powers, the Litigation Trustee may use such name or such variation thereof as he sees fit and may transact the business and affairs of the Litigation Trust in any such name. The Litigation Trust shall have a separate existence from all of the Reorganized Debtors. In no circumstance shall the Litigation Trust or Litigation Trustee be the representative of any Reorganized Debtor, and the Litigation Trustee shall use his best efforts to conspicuously show that the Litigation Trustee represents the Litigation Trust, which should not be confused with the Reorganized Debtors.

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1.3            Transfer of Assets to Create Litigation Trust.

(a)            Pursuant to the Plan and the Confirmation Order, the the Estates and the Independent Director on behalf of the Debtors hereby irrevocably grant, release, assign, transfer, convey, and deliver and are deemed to have irrevocably and absolutely transferred, assigned, conveyed, and delivered to the Litigation Trustee, with no reversionary interest whatsoever therein of the Reorganized Debtors, to have and to hold forever: (i) the Litigation Trust Assets as of the Effective Date; and (ii) from time to time after the Effective Date, (x) upon the entry of a final judgment or settlement from time to time, the relevant proceeds of the Avoidance Actions, the D&O Claims, and the Tort Claims, and any related Insurance Policy and (y) such additional or different corpus as the Litigation Trustee may from time to time acquire and hold in trust pursuant to this Agreement, to have and to hold by the Litigation Trustee and his successors in trust and to be applied as specified in the Plan and this Agreement. Upon the transfer of each Litigation Trust Asset to the Litigation Trust, the Reorganized Debtors shall retain no interest in such Litigation Trust Asset. On the Effective Date, the Independent Director on behalf of the Debtors shall execute and deliver or cause to be executed and delivered to or upon the direction of the Litigation Trustee any and all such documents, in recordable form where necessary or appropriate to vest or perfect in or confirm to the Litigation Trustee, title to and possession of all of the Litigation Trust Assets. After the Effective Date, the Reorganized Debtors on behalf of the Debtors may, in their discretion, execute and deliver or cause to be executed and delivered to or upon the request of the Litigation Trustee any and all such documents, in recordable form where necessary or appropriate, and the the Reorganized Debtors on behalf of the Debtors may, in their discretion, take or cause to be taken such further or other action, as the Litigation Trustee may reasonably request, to vest or perfect in or confirm to the Litigation Trustee, title to and possession of all of the Litigation Trust Assets, provided, however, that the Reorganized Debtors are not required to incur any expenses in connection with any request of the Litigation Trustee and shall not be required to take any action in connection with such request except at the sole cost and expense of the Litigation Trust. In connection herewith, the Litigation Trustee shall be responsible for establishing and maintaining such accounts as the Litigation Trustee shall deem necessary or appropriate to carry out the provisions of this Agreement, and to fulfill all obligations specified for the Litigation Trustee under the Plan, the Confirmation Order, and this Agreement.

(b)            To the extent any Litigation Trust Assets cannot be transferred to the Litigation Trust because of a restriction on transferability under applicable nonbankruptcy law that is not superseded by Bankruptcy Code Section 1123 or any other provision of the Bankruptcy Code, the Litigation Trustee shall specifically identify such Litigation Trust Assets (the “Retained Assets”) and deliver in writing to the Reorganized Debtors a list of the Retained Assets. The applicable Reorganized Debtors shall use commercially reasonable efforts to retain the Retained Assets; provided that the Reorganized Debtors are not required to incur any expenses in connection with its obligation to retain Litigation Trust Assets and shall not be required to take any action in connection with such obligation except at the sole cost and expense of the Litigation Trust. The Litigation Trustee shall be deemed to have been designated as a representative of the Reorganized Debtors pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue the Retained Assets on behalf of the Reorganized Debtors.

1.4            Acceptance by Litigation Trustee. The Litigation Trustee hereby accepts: (i) the appointment to serve as Litigation Trustee; (ii) the transfer of the Litigation Trust Assets on behalf of the Litigation Trust; and (iii) the trust imposed on him by this Agreement. The Litigation Trustee agrees to receive, hold, administer, and distribute the Litigation Trust Assets and the income or other proceeds derived therefrom, if any, pursuant to the terms of the Plan, the Confirmation Order, and this Agreement. The Independent Director on behalf of the Debtors agrees to perform all activities reasonably necessary to ensure the transfer of the Litigation Trust Assets to the Litigation Trustee.

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ARTICLE 2

LITIGATION TRUSTEE - GENERALLY

2.1            Appointment. The initial Litigation Trustee shall be John C. Bircher III.

2.2            Term of Service. The Litigation Trustee shall serve until (i) the termination of the Litigation Trust in accordance with Article 9 of this Agreement, or (ii) the Litigation Trustee’s resignation, death, or removal, all in accordance with the provisions hereof.

2.3            Services. The Litigation Trustee shall be entitled to engage in such other activities as he deems appropriate that are not in conflict with the Plan, the Confirmation Order, this Agreement, the Litigation Trust, or the interests of the Litigation Trust Beneficiaries resulting from this Agreement. The Litigation Trustee shall devote such time as is necessary to fulfill all his duties as Litigation Trustee.

2.4            Resignation, Death, or Removal of Litigation Trustee. The Litigation Trustee may resign at any time upon ninety (90) days’ written notice to parties in interest, the holders of Allowed Claims, the Bankruptcy Administrator, the Reorganized Debtors, and the Bankruptcy Court (collectively, the “Notice Parties”). Such resignation may become effective prior to the expiration of such ninety (90) day notice period upon the appointment of a permanent or interim successor Litigation Trustee. The Litigation Trustee may be removed by the Bankruptcy Court upon application for good cause shown, which application may be brought by any party in interest. In the event that the Litigation Trustee position becomes vacant, the vacancy shall be filled by the Bankruptcy Court upon submissions from any interested party or parties. Upon appointment pursuant to this Section 2.4, and upon the execution of an instrument accepting the appointment and delivering said acceptance instrument to the Bankruptcy Court, the successor Litigation Trustee, without any further act, shall become fully vested with all the rights, powers, duties, and obligations of his, her, or its predecessor.

2.5            Trust Continuance. The death, resignation, or removal of the Litigation Trustee shall not terminate the Litigation Trust or revoke any existing agency (other than any agency of such Litigation Trustee as a Litigation Trustee) created pursuant to this Agreement or invalidate any action theretofore taken by the Litigation Trustee, and the successor Litigation Trustee agrees that the provisions of this Agreement shall be binding upon and inure to the benefit of the successor Litigation Trustee and all his heirs and legal and personal representatives, successors or assigns.

2.6            Compensation and Expenses of Litigation Trustee.

(a)            Reimbursement of Expenses. The Litigation Trustee shall be entitled to receive reimbursement of reasonable, actual, and necessary costs, fees (including attorneys’ fees), and expenses incurred by the Litigation Trustee in connection with the performance of his duties hereunder, payable from the Litigation Trust Expense Reserve.

(b)            Commission-Based Compensation. The Litigation Trustee shall be entitled to compensation calculated in accordance with the graduated percentages set forth in 11 U.S.C. § 326(a), as if such section applied directly to the Litigation Trust, upon all moneys disbursed or turned over by the Litigation Trustee to parties in interest (including, without limitation, Holders of Allowed Claims and Unclassified Claims, and secured creditors), excluding amounts returned to the Litigation Trust as undeliverable distributions. For the avoidance of doubt, the Section 326(a) percentages adopted herein are: (i) not to exceed twenty-five percent (25%) on the first $5,000 or less; (ii) not to exceed ten percent (10%) on any amount in excess of $5,000 but not in excess of $50,000; (iii) not to exceed five percent (5%) on any amount in excess of $50,000 but not in excess of $1,000,000; and (iv) reasonable compensation not to exceed three percent (3%) on any amount in excess of $1,000,000.

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(c)            Interim Compensation. Prior to the Final Distribution, the Litigation Trustee may apply to the Bankruptcy Court for interim compensation based on cumulative disbursements through the date of the application, with notice to the Notice Parties. The Litigation Trustee’s commission shall be calculated on a cumulative basis, with credit for all prior interim compensation payments.

(d)            Reasonableness Review. All compensation payable to the Litigation Trustee under this Section 2.6 shall be subject to approval by the Bankruptcy Court in accordance with 11 U.S.C. § 330 as to reasonableness. The percentages set forth in subsection (b) are intended as maximum limits consistent with 11 U.S.C. § 326(a), and the Bankruptcy Court shall retain discretion to award compensation below such maximums based on the factors set forth in 11 U.S.C. § 330(a)(3).

(e)            Minimum Compensation. Notwithstanding the foregoing, in any fiscal year of the Litigation Trust in which the commission calculated under subsection (b) would be less than $25.000.00, the Litigation Trustee shall be entitled to compensation at the rate of $375.00 per hour for actual services rendered during such fiscal year, provided that total hourly compensation in any fiscal year shall not exceed $50,000.00. This provision is intended to ensure that the Litigation Trustee is fairly compensated for administrative duties during periods in which no significant disbursements occur.

2.7            Retention of Professionals. Pursuant to Sections 327, 328, 329, 330, and 331 of the Bankruptcy Code, the Litigation Trustee may seek Bankruptcy Court approval to retain and engage such attorneys, accountants, and other Professionals and Persons as may be necessary to carry out his duties under this Agreement, including any law or accounting firm of which the Litigation Trustee is a partner or otherwise affiliated from time to time.

2.8            Court Approval for Payment. The Litigation Trustee and any Professionals and Persons shall obtain Bankruptcy Court approval before the payment of any fees and expenses. Such fees and expenses shall be paid exclusively by the Litigation Trust, and such Professionals and Persons may be compensated upon periodic submission of invoices to the Litigation Trustee, notice to the Notice Parties (unless the Bankruptcy Court approves notice to other or fewer parties in interest), and approval of the Bankruptcy Court. All fees and expenses of administration of the Litigation Trust Estate, including pursuant to this Section 2.7, shall be paid from the Litigation Trust Expense Reserve.

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ARTICLE 3

POWERS AND LIMITATIONS OF LITIGATION TRUSTEE

3.1            General Powers of Litigation Trustee. In connection with the administration of the Litigation Trust, except as otherwise set forth herein, the Litigation Trustee is authorized to perform only those acts necessary or desirable to accomplish the purposes of the Litigation Trust. The Litigation Trust shall succeed to all the rights of the Independent Director necessary to protect, conserve, and liquidate the Litigation Trust Assets as quickly as reasonably practicable consistent with the purposes of the Litigation Trust. Subject to the limitations set forth in this Agreement, the Plan, and the Confirmation Order, and in addition to any powers and authority conferred by law, by the Plan, and the Confirmation Order, or by any other section or provision of this Agreement, the Litigation Trustee may exercise all powers granted him hereunder related to, or in connection with, the administration and liquidation of Litigation Trust Assets and distribution of Cash and other net proceeds derived therefrom in accordance with this Agreement, the Plan, and the Confirmation Order. Without limiting but subject to the foregoing, the Litigation Trustee shall be expressly authorized to:

(a)            collect, sell, lease, license, abandon, or otherwise dispose of any and all Litigation Trust Assets subject to the terms of the Plan;

(b)            effect distributions under the Plan to the Litigation Trust Beneficiaries, Unclassified Claims, Fee Claims, and, under Section II.A.1.e of the Plan, the Allowed fees and expenses of Professionals or other reasonable and documented fees and expenses incurred by the Reorganized Debtors on or after the Effective Date;

(c)            pay all costs and expenses of administering the Litigation Trust Assets after the Effective Date (including, but not limited to, the Litigation Trust Expenses) and other powers necessary or incident thereto, including, without limitation, employing and compensating Persons to assist the Litigation Trustee in carrying out the duties hereunder and under the Plan, obtain and pay premiums for insurance, and pay any statutory fees owed to the Bankruptcy Court, the Bankruptcy Administrator, or to any other Person or Entity;

(d)            implement the Plan, including, but not limited to, enforcing compliance with any provisions of the Plan relating to the passing or transfer of the Intellectual Property or the Pre-petition AR and proceeds thereof to the Litigation Trust, if applicable;

(e)            initiate and prosecute objections to Claims and all Causes of Action on behalf of the Debtors and the Litigation Trust, including Avoidance Actions, D&O Claims, and Tort Claims;

(f)            settle all Claims, Causes of Action, or disputes as to amounts owing to the Estates;

(g)            participate in any post-Effective Date motions to amend or modify this Plan or this Agreement, or appeals from the Confirmation Order;

(h)            manage the Litigation Trust and the Litigation Trust Assets;

(i)             initiate or participate in actions to enforce or interpret this Plan;

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(j)             seek an estimation of contingent or unliquidated Claims pursuant to 11 U.S.C. § 502(c);

(k)            bind the Litigation Trust;

(l)            open and maintain bank accounts on behalf of or in the name of the Litigation Trust, calculate and make distributions, and take other actions consistent with the Plan and the implementation thereof, including the establishment, re-evaluation, adjustment, and maintenance of appropriate reserves, in the name of the Litigation Trust;

(m)            receive, conserve, and manage the Litigation Trust Assets;

(n)            if the Litigation Trustee determines that any of the Litigation Trust Beneficiaries or the Litigation Trust may, will, or has become subject to adverse tax consequences, take such actions that the Litigation Trustee, in his reasonable discretion, determines are intended to alleviate such adverse tax consequences, including, without limitation, dividing the Litigation Trust Assets into several trusts or other structures;

(o)            file, if necessary, any and all tax returns and other reports of the Litigation Trust and pay Taxes or other obligations owed by the Litigation Trust;

(p)            hold legal title to any and all Litigation Trust Assets;

(q)            seek, after substantial consummation of the Plan and notwithstanding Section 1127(b) of the Bankruptcy Code, the Bankruptcy Court’s permission to amend or modify the terms or provisions of this Agreement in any respect that the Litigation Trustee determines to be appropriate under the circumstances;

(r)            enter into contracts and other business arrangements;

(s)            represent the Litigation Trust before governmental and other regulatory bodies;

(t)            remove Litigation Trust Assets or the situs of administration of the Litigation Trust from one jurisdiction to another at any time or from time to time;

(u)            make decisions regarding the retention or engagement of professionals, employees, and consultants by the Litigation Trust and pay, from the Litigation Trust Expense Reserve or otherwise, the fees and charges incurred by the Litigation Trust on or after the Effective Date, including for fees of Professionals, disbursements, expenses, or related support services relating to the implementation of the Plan and this Agreement, without application to the Bankruptcy Court, except as set forth herein;

(v)            pay all lawful expenses, debts, charges, and liabilities of the Litigation Trust;

(w)            calculate and make an Initial Distribution and subsequent distributions to the Litigation Trust Beneficiaries;

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(x)             withhold from the amount distributable to any Person such amount as may be sufficient to pay any tax or other charge that the Litigation Trustee has determined, in his sole discretion, may be required to be withheld therefrom under the income tax laws of the United States or of any state or political subdivision thereof; and in the exercise of his discretion and judgment, the Trustee may enter into agreements with taxing or other governmental authorities for the payment of such amounts as may be withheld in accordance with the provisions of this section;

(y)            enter into any agreement or execute any document required by or consistent with the Plan, the Confirmation Order, or this Agreement and the purposes of the Litigation Trust, and perform all obligations under all the foregoing;

(z)            abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization of his choice, any Litigation Trust Assets if he concludes that they are of no benefit to the Litigation Trust;

(aa) if any performance under this Agreement by the Litigation Trustee is subject to the laws of any state or other jurisdiction in which the Litigation Trustee is not qualified to act as trustee, nominate and appoint a Person duly qualified to act as trustee in such state or jurisdiction and require from each such trustee that security as designated by the Litigation Trustee; confer upon such trustee any and all of the rights, powers, privileges, and duties of Litigation Trustee, subject to the conditions and limitations of this Agreement and applicable law; require such trustee to be answerable to the Litigation Trustee for all monies, assets, and other property that may be received in connection with the administration of all property; and remove such trustee, with or without cause, and appoint a successor trustee at any time by the execution by the Litigation Trustee of a written instrument declaring such trustee removed from office, and specifying the effective date and time of removal;

(bb) invest Cash as deemed appropriate by the Litigation Trustee in Cash equivalents; provided, however, that the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments, as the case may be, that a “Litigation Trust,” within the meaning of Treasury Regulation Section 301.7701-4(d), may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements, or otherwise;

(cc) hold title to any investment in his name as Litigation Trustee or in a nominee's name;

(dd) collect amounts due, and exercise and enforce all voting and other rights (including, without limitation, any foreclosure or similar rights), under or attendant to any notes, accounts receivable, general partnership interests, limited partnership interests, stock holdings, settlement agreements, life insurance policies or agreements (including, without limitation, the D&O Policies), or other contracts or contract rights, or other assets comprising Litigation Trust Assets, or proceeds thereof;

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(ee) sue and be sued, and to participate in any proceeding with respect to any matter regarding or relating to this Agreement, the Confirmation Order, Claims, or the Litigation Trust;

(ff)           delegate any or all discretionary power and authority herein conferred at any time to the Litigation Trustee with respect to any portion of the Litigation Trust Assets or other powers enumerated herein to any one or more reputable individuals or recognized institutional advisors or investment managers or consultants without any liability for any action taken or omission made because of such delegation, except for liability specifically provided for in this Agreement;

(gg)         dissolve the Litigation Trust; and

(hh)         take all other actions consistent with the provisions of this Agreement, the Plan, and the Confirmation Order that the Litigation Trustee deems reasonably necessary or desirable to administer the Litigation Trust.

3.2            Limitations on the Litigation Trustee. Anything in this Agreement to the contrary notwithstanding, the Litigation Trustee shall not do or undertake any of the following:

(a)            take any action in contravention of the Plan, the Confirmation Order, or this Agreement;

(b)            take any action that would significantly jeopardize treatment of the Litigation Trust as a “Litigation Trust” for federal income tax purposes;

(c)            lend any Litigation Trust Assets to the Litigation Trustee;

(d)            purchase Litigation Trust Assets from the Litigation Trust;

(e)            transfer Litigation Trust Assets to another trust with respect to which the Litigation Trustee serves as trustee;

(f)            grant liens on any of the Litigation Trust Assets; or

(g)            guarantee any debt incurred by any third party; or

(h)            sue the Reorganized Debtors, the Released Parties, or the Exculpated Parties.

3.3            Litigation Trustee Conflicts of Interest. If the Litigation Trustee determines, in the exercise of the Litigation Trustee’s discretion, that he has a conflict of interest with respect to any matter, the Litigation Trustee, after notice to the Bankruptcy Administrator, may request the Bankruptcy Court to approve the Litigation Trustee’s choice of a designee to act on behalf of the Litigation Trust solely with respect to such matter, with such designee’s authority to so act on behalf of the Litigation Trust to terminate upon the conclusion of the matter.

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ARTICLE 4

LIABILITY OF LITIGATION TRUSTEE

4.1            Trustee Standard of Care; Exculpation; Limitation on Liability. Neither the Litigation Trustee, nor any partner, director, officer, affiliate, employee, employer, Professional, agent, or representative of the Litigation Trustee, shall be personally liable for any act or omission in connection with affairs of the Litigation Trust to any Beneficiary of the Litigation Trust, the Litigation Trust, or any other Person, except for such of the Litigation Trustee’s acts or omissions as shall constitute fraud, bad faith, willful misconduct, gross negligence, reckless disregard of his duties, self-dealing, or breach of fiduciary duty as determined by a Final Order of the Bankruptcy Court. Persons dealing with the Litigation Trustee, or seeking to assert claims against the Litigation Trustee, shall have recourse only to the Litigation Trust Assets (excluding any fund to pay administrative costs) to satisfy any liability incurred by the Litigation Trustee to such Persons in carrying out the terms of this Agreement.

4.2            Indemnification. Except as otherwise set forth in the Plan or Confirmation Order, the Litigation Trustee (and in their capacity as such, any partner, director, officer, affiliate, employee, employer, attorney, Professional, agent, or representative of the Litigation Trustee) shall be defended, held harmless, and indemnified from time to time by the Litigation Trust against any and all losses, claims, damages, taxes, suits, costs, expenses (including attorneys’ fees and disbursements), and liabilities to which such indemnified parties may be subject by reason of such indemnified party’s execution in good faith and in a manner that the Person reasonably believed to be consistent with the terms of the Plan, the Confirmation Order, and this Agreement of its or his duties pursuant to the discretion, power, and authority conferred on such Person by this Agreement, the Plan, or the Confirmation Order; provided, however, that the Litigation Trust shall not indemnify the Litigation Trustee or any partner, director, officer, affiliate, employee, employer, Professional, agent, or representative of the Litigation Trustee for any actions taken by such indemnified parties that constitute bad faith, willful misconduct, gross negligence, reckless disregard of duty, fraud, self-dealing, or breach of fiduciary duty as determined by a Final Order of the Bankruptcy Court. Satisfaction of any obligation of the Litigation Trust arising pursuant to the terms of this section shall be payable only from the Litigation Trust Assets, and such right to payment shall be prior and superior to any other rights to receive on behalf of any Beneficiary any distribution of Litigation Trust Assets or proceeds thereof. The Litigation Trust shall have the sole right to control the defense and settlement of claims as to which it is obligated to indemnify.

4.3            Bond. The Litigation Trustee shall be bonded with respect to the performance of his duties. All costs and expenses of procuring a bond shall be deemed expenses of the Litigation Trust.

4.4            No Liability for Acts of Predecessor Litigation Trustees. No successor Litigation Trustee shall be in any way liable for the acts or omissions of any predecessor Litigation Trustee unless a successor Litigation Trustee expressly in writing assumes such responsibility.

4.5            Reliance by Litigation Trustee on Documents, Mistake of Fact, or Advice of Counsel. Except as may be otherwise provided in this Agreement, the Litigation Trustee may rely, and shall be protected from liability for acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document reasonably believed by the Litigation Trustee to be genuine and to have been presented by an authorized party. Also, the Litigation Trustee shall not be liable if he acts in good faith based on a mistake of fact before having actual knowledge of such mistake. The Litigation Trustee shall not be liable for any action taken or suffered by the Litigation Trustee in reasonably relying upon the advice of counsel or other Professionals engaged by the Litigation Trustee in accordance with this Agreement.

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4.6            Insurance. The Litigation Trustee may cause the Litigation Trust to purchase errors and omissions insurance with regard to any liabilities, losses, damages, claims, costs, and expenses the Litigation Trustee may incur, including but not limited to attorneys’ fees, arising out of or due to his actions or omissions, or consequences of such actions or omissions, other than as a result of his fraud, gross negligence, or willful misconduct, with respect to the implementation and administration of the Plan, the Litigation Trust, and this Agreement.

4.7            Reorganized Debtor Has No Liability. Under no circumstance shall the Litigation Trustee be authorized or contend he is authorized to incur liability on behalf of the Reorganized Debtor, and any and all liability incurred by the Litigation Trustee, whether for expenses of prosecution, payment of sanctions, or otherwise, shall be the exclusive liability of the Litigation Trust and not the liability of the Reorganized Debtors. The Reorganized Debtor will not be required to incur any out-of-pocket expenses and shall be entitled to reimbursement from the Litigation Trust for the reasonable and documented expenses incurred in discharging their commitments or satisfying any requests of the Litigation Trustee hereunder.

ARTICLE 5

DUTIES OF LITIGATION TRUSTEE

5.1            General. The Litigation Trustee shall have all the duties specified in the Plan, the Confirmation Order, and this Agreement.

5.2            Books and Records. The Litigation Trustee shall maintain, in respect of the Litigation Trust, books and records relating to the Litigation Trust Assets and income and proceeds realized therefrom, and the payment of expenses of and claims against or assumed by the Litigation Trust, in such detail and for such period of time as may be necessary to enable him to make full and proper reports in respect thereof. Except as expressly provided in this Agreement, the Plan, or the Confirmation Order, nothing in this Agreement is intended to require the Litigation Trustee to file any accounting or seek approval of any court with respect to the administration of the Litigation Trust, or as a condition for making any payment or distribution out of the Litigation Trust Assets or proceeds therefrom.

5.3            Final Accounting of Litigation Trustee. The Litigation Trustee shall within sixty (60) days after the earlier of: (i) the Final Distribution Date; or (ii) the Litigation Trustee’s resignation, removal, liquidation, or death (in which case, the obligation contained in this section shall pass to the Litigation Trustee’s estate), render a final accounting containing at least the following information:

(a)            a description of the Litigation Trust Assets;

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(b)            a summarized accounting in sufficient detail of all gains, losses, receipts, disbursements, and other transactions in connection with the Litigation Trust and the Litigation Trust Assets during the Litigation Trustee’s term of service, including their source and nature;

(c)            separate entries for all receipts of principal, income, or other proceeds;

(d)            the ending balance of all Litigation Trust Assets (including any proceeds thereof) as of the date of the Litigation Trustee’s accounting, including the Cash balance on hand and the name and location of the depository where it is kept; and

(e)            all known liabilities owed by the Litigation Trust.

The final accounting shall be presented to the Bankruptcy Court for approval, and the Bankruptcy Administrator shall have notice that the final accounting has been filed and the opportunity for a hearing on the approval of the accounting and the discharge of the Litigation Trustee.

5.4            Establishment of Accounts and Reserves.

(a)            On the Effective Date or as soon as practicable thereafter, the Litigation Trustee shall establish an account which shall consist of all Cash belonging to the Litigation Trust, including all Cash transferred to the Litigation Trust pursuant to the Plan (the “General Account”), and pursuant to the terms of the Plan, may use any of the Debtor’s existing accounts for that purpose.

(b)            On the Effective Date or as soon as practicable thereafter, the Litigation Trustee may, but is not required to, establish from and within the General Account a distribution reserve (the “Distribution Reserve”) for the purposes of making Distributions to any Holder of a Disputed Claim if and when such Claim becomes an Allowed Claim or, if such Disputed Claim becomes Disallowed, then to the Holders of the Allowed Claims. The Litigation Trustee shall have sole discretion to determine the amount to be funded into the Distribution Reserve provided that such discretion is not exercised in a manner that is inconsistent with the express provisions of the Plan. Unless otherwise provided in the Plan or this Agreement, when such a Claim is Allowed or Disallowed (and thus becomes an Allowed Claim or a Disallowed Claim, in whole or in part), the funds set aside on account of such Claim shall be released from the reserve and shall be treated as funds available for distribution in accordance with the terms of the Plan and this Agreement.

(c)            The Litigation Trustee shall create from and within the General Account a Litigation Trust Expense Reserve in an amount sufficient to pay for the Post-Effective Date Expenses of the Litigation Trust (including compensation to the Litigation Trustee and his Professionals) and all Allowed Administrative Expenses Claims and Allowed Priority Claims, including the Professional Compensation and Reimbursement Claims. Consistent with the Plan, the Litigation Trustee, in his sole discretion, on and after the Effective Date, shall have authority to increase or decrease the Litigation Trust Expense Reserve as appropriate.

(d)            Except as otherwise provided in the Plan, Confirmation Order, and this Agreement, the Litigation Trustee shall make distributions to Holders of Allowed Claims in the exercise of his sound discretion, based on the amount of Cash on hand, the amount needed to fund the Litigation Trust Expense Reserve, whether there remain any unpaid Administrative Expense Claims or Priority Claims, the amount of Disputed Claims and Claims not yet Allowed, the amount of General Unsecured Claims that are Allowed at the time, and the status of any pending litigation, if any, affecting such distributions.

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5.5            Consultation with the Bankruptcy Administrator. The Litigation Trustee shall consult with the Bankruptcy Administrator and shall endeavor to keep the Bankruptcy Administrator reasonably informed, concerning material aspects of the administration of the Litigation Trust, the status of litigation, the proposed settlement of any claims, disputes, or litigation, and the proposed distribution of any Litigation Trust Assets pursuant to the Plan. Without limiting any of the foregoing, the Litigation Trustee shall consult with the Bankruptcy Administrator regarding any Annual Report, Litigation Report, Professional Report, and Distribution Report (all hereinafter defined). Such consultation with and provision of information to the Bankruptcy Administrator shall in no way affect the Litigation Trustee’s obligations, duties, authority, and standard of care hereunder and under applicable law and shall in no way require the Litigation Trustee to obtain the Bankruptcy Administrator’s consent to or agreement with any act or decision, or any proposed act or proposed decision, by the Litigation Trustee.

5.6            Trustee Reporting Requirements. The Litigation Trustee shall file periodic reports with the Bankruptcy Court for as long as the Litigation Trust remains open, including but not limited to the following:

(a)            An annual report (the “Annual Report”), filed annually within 90 days after the end of the fiscal year of the Litigation Trust, containing special-purpose financial statements of the Litigation Trust, including, without limitation, the assets and liabilities of the Litigation Trust as of the end of such fiscal year and the additions, deductions, and cash flows for such fiscal year.

(b)            A litigation report (the “Litigation Report”), filed within 60 days after the end of each calendar quarter, summarizing any litigation in which the Litigation Trust is engaged, including (i) the final result of any litigation subject to a Final Order and (ii) the status of any outstanding objections to any Claims.

(c)            A professional fees and administrative expenses report (the “Professional Report”), filed annually within 90 days after the end of the fiscal year of the Litigation Trust, summarizing all fees and expenses paid to any Professional within the fiscal year and any post-petition administrative expenses paid within the fiscal year. The detail and support regarding the fees and expenses in the Professional Report shall be equivalent to the detail and support required to be included in fee applications ordinarily filed by attorneys in Chapter 11 cases before the Bankruptcy Court.

(d)            A distribution report (the “Distribution Report”), filed annually within 90 days after the end of the fiscal year of the Litigation Trust, detailing any distribution made to any or all of the Litigation Trust Beneficiaries within the fiscal year.

5.7            Standing of the Bankruptcy Administrator. In carrying out these provisions, the Bankruptcy Administrator shall have standing to raise objections, to appear, and to be heard on any matter for which the Bankruptcy Court has jurisdiction or for which the Bankruptcy Court has reserved jurisdiction under the terms of the Plan, including but not limited to any Annual Report, Litigation Report, Professional Report, and Distribution Report. The Bankruptcy Court shall have exclusive jurisdiction involving or relating to the authority of the Bankruptcy Administrator to investigate the administration and operation of the Litigation Trust.

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5.8            Trustee Administrative Requirements. The Litigation Trustee shall serve as the Estates’ representative for the purposes of filing all post-effective date quarterly reports, remitting any applicable quarterly fees, and submitting all documentation required to close the bankruptcy cases.

ARTICLE 6

BENEFICIARIES

6.1 Effect of Death, Incapacity, or Bankruptcy of Beneficiary. The death, incapacity, or bankruptcy of a Beneficiary during the term of the Litigation Trust shall not operate to terminate the Litigation Trust during the term of the Litigation Trust nor shall it entitle the representatives or creditors of the deceased, incapacitated, or bankrupt Beneficiary to an accounting, or to take any action in any court or elsewhere for the distribution of the Litigation Trust Assets or for a petition thereof, nor shall it otherwise affect the rights and obligations of the Beneficiary’s representatives and creditors (in such capacity) under this Litigation Trust Agreement or in the Litigation Trust.

6.2            Standing of Beneficiary. Except as may be expressly provided in this Agreement, the Plan, or the Confirmation Order, a Beneficiary does not have standing to direct the Litigation Trustee to do or not to do any act or to institute any action or proceeding at law or in equity against any party (other than the Litigation Trustee) upon or with respect to the Litigation Trust Assets.

6.3            Release of Liability by Beneficiary. A Beneficiary shall not relieve the Litigation Trustee from any duty, responsibility, restriction, or liability as to such Beneficiary that would otherwise be imposed under this Agreement unless such relief is approved by Final Order of the Bankruptcy Court.

ARTICLE 7

DISTRIBUTIONS

7.1            Distributions from Litigation Trust Assets. All payments to be made by the Litigation Trustee to any Person shall be made only in accordance with the Plan, the Confirmation Order, and this Agreement, and from the Cash or Cash proceeds of Litigation Trust Assets, and only to the extent that the Litigation Trust has sufficient Cash to make such payments in accordance with and to the extent provided for in the Plan, the Confirmation Order, and this Litigation Trust Agreement. Any distribution made by the Litigation Trustee in good faith shall be binding and conclusive on all interested parties, absent manifest error. The Reorganized Debtors shall have no liability to any party with respect to any distributions from the Litigation Trust or any entitlements thereto.

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7.2            Distributions; Withholding. The Litigation Trustee shall make distributions at such times, consistent with the terms of the Plan, the Confirmation Order, and this Agreement, as the Litigation Trustee deems appropriate from all net Cash income and all other Cash proceeds received by the Litigation Trust; provided, however, that the Litigation Trust may retain such amounts (i) as are reasonably necessary to meet known and contingent liabilities and to maintain the value of the Litigation Trust Assets during the term of the Litigation Trust, (ii) to pay reasonable administrative expenses, including, without limitation, the compensation and the reimbursement of reasonable costs, fees (including attorneys’ and other Professional fees), and expenses of the Litigation Trustee in connection with the performance of his duties in connection with this Litigation Trust Agreement, and (iii) to satisfy all other liabilities incurred or assumed by the Litigation Trust (or to which the Litigation Trust Assets are otherwise subject) in accordance with the Plan, the Confirmation Order, and this Agreement. All such distributions shall be made, subject to any withholding or reserve, as provided in this Agreement, the Plan, or the Confirmation Order. Additionally, the Litigation Trustee may withhold from amounts otherwise distributable to the Litigation Trust Beneficiaries any and all amounts, determined in the Litigation Trustee’s reasonable sole discretion, required by any law, regulation, rule, ruling, directive, or other governmental requirement. The Litigation Trustee may withhold the entire distribution to any Holder of an Allowed Claim until such time as the Holder provides the Litigation Trustee with the necessary information to comply with any withholding requirements of any governmental unit. If the Holder of an Allowed Claim fails to provide the Litigation Trustee with the necessary information to comply with any withholding requirements of any governmental unit within sixty (60) days after the date of first notification, at the last address known to the Litigation Trustee, by the Litigation Trustee to the Holder of the need for such information, then the Holder shall be deemed to have waived the right to receive any distribution from the Litigation Trust.

Notwithstanding any other provision of the Plan, (i) each Holder of an Allowed Claim that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution; and (ii) no distribution shall be made to or on behalf of such Holder pursuant to this Agreement or the Plan unless and until such Holder has made arrangements satisfactory to the Litigation Trustee for the payment and satisfaction of such withholding tax obligations or such tax obligation that would be imposed upon any disbursing agent in connection with such distribution. Any property to be distributed pursuant to this Agreement or the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution under this Agreement or the Plan.

7.3            Non-Cash Property. Any non-Cash property of the Litigation Trust may be sold, transferred, or abandoned by the Litigation Trustee. Notice of any such sale, transfer, or abandonment shall be provided to the Bankruptcy Administrator (not less than ten (10) days’ written notice) as to any such non-Cash property that likely has value exceeding ten thousand dollars ($10,000). If, in the Litigation Trustee’s judgment, such property cannot be sold in a commercially reasonable manner, the Litigation Trustee shall have the right to abandon or otherwise dispose of such property, including by donation of such property to a charity designated by the Litigation Trustee. Except in the case of willful misconduct, no party in interest shall have a cause of action against the Debtor or the Trustee, any partner, director, officer, employee, consultant, or Professional of the Debtor or the Trustee; the Litigation Trust; the Litigation Trustee, or any partner, director, officer, employee, consultant, or Professional of the Litigation Trust or Litigation Trustee arising from or related to the disposition of non-Cash property in accordance with this section.

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7.4            Method of Cash Distributions. Any Cash payment to be made by the Litigation Trust pursuant to the Plan will be in U.S. dollars and may be made, at the sole discretion of the Litigation Trustee, by draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law. Mailed distributions shall be sent to the address provided for the Holder of an Allowed Claim in its respective proof of claim filed with the Court, if any, or if no proof of claim was filed, at the address provided on the Schedules or such Holder’s last address known to the Litigation Trustee. The Litigation Trustee shall not be required to locate the current address for any Holder of an Allowed Claim whose distribution is returned to the Litigation Trustee as undeliverable, in accordance with Section 7.11 hereof.

7.5            Distributions on Non-Business Days. Any payment or distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day. As used in this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

7.6            Objections to Other Claims.

(a)            Objection Procedures. From and after the Effective Date, the Litigation Trustee shall have the exclusive right and standing to (i) object to and contest the allowance of all Claims, (ii) compromise and settle any Disputed Claim or Claim that has not otherwise been Allowed without Bankruptcy Court approval, subject to the notice procedure set forth in section VI.B. of the Plan; and (iii) litigate to final resolution objections to Claims. No distribution shall be made pursuant to the Plan to a Holder of Claim, Disputed or otherwise, unless and until such Claim is or becomes an Allowed Claim. All objections to Claims shall be filed with the Bankruptcy Court, and served upon the Holders of such Claims, on or before the ninetieth (90th) day after the Effective Date.

(b)            Resolution of Claims. If the Holder of a Disputed Claim or Claim that has not otherwise been Allowed and the Litigation Trustee agree to a settlement of such Claim for an amount that does not exceed $10,000, the Litigation Trustee shall be authorized to enter into and effectuate such settlement without any further notice or approval of the Bankruptcy Court, and the settled Claim shall be deemed an Allowed Claim. If the Holder of such a Claim and the Litigation Trustee agree to a settlement of such Claim and the settlement amount exceeds $10,000, the Litigation Trustee shall provide notice of the proposed settlement (with a fourteen-day (14) period to object) to the Notice Parties. If no objection is received within the fourteen-day (14) period, the settled Claim shall be deemed to be an Allowed Claim, without the need for further review by or approval of the Bankruptcy Court or any other party. If an objection to a proposed settlement is received within the 14-day period and such objection cannot otherwise be resolved, then the Litigation Trustee shall schedule a hearing in the Bankruptcy Court to resolve the objection.

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Until such time as an unliquidated Claim, contingent Claim, or a contingent portion of a Claim becomes Allowed or is Disallowed, such Claim will be treated as a Disputed Claim for all purposes related to distributions. The Holder of an unliquidated or contingent Claim will be entitled to a distribution under the Plan only when and if such unliquidated or contingent Claim becomes an Allowed Claim.

7.7            Minimum Distributions. If the amount of Cash to be distributed to the Holder of an Allowed Claim is less than $50 on a particular Distribution Date, the Litigation Trustee may hold the Cash distributions to be made to such Holder until the aggregate amount of Cash to be distributed to such Holder is in an amount equal to or greater than $50. Notwithstanding the preceding sentence, if the aggregate amount of Cash distribution owed to any Holder of an Allowed Claim never equals or exceeds $50, then the Litigation Trustee shall not be required to distribute Cash to any such Holder.

7.8            Rounding. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent, with one-half cent being rounded up to the nearest whole cent.

7.9            Setoffs and Recoupments. The Litigation Trustee may, pursuant to Section 553 of the Bankruptcy Code or applicable non-bankruptcy law, exercise the right of setoff or the right of recoupment, as applicable, against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before distribution is made on account of such Claim), the claims, rights, and causes of action of any nature that the Debtor may hold against the Holder of such Allowed Claim; provided, however, that (i) neither the failure to effect such a setoff or recoupment nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Litigation Trustee of any such claims, rights, and causes of action that the Litigation Trust may possess against such Holder.

7.10            Undeliverable Distributions.

(a)            Holding of Undeliverable Distributions. If any Allowed Claim Holder’s distribution is returned as undeliverable, no further distributions shall be made to such Holder unless and until the Litigation Trustee is notified in writing of such Holder’s then-current address. Undeliverable distributions shall remain in the possession of the Litigation Trustee until such time as a distribution becomes deliverable. Undeliverable Cash shall not be entitled to any interest, dividends, or other accruals of any kind. Within twenty-one (21) days after the end of each calendar quarter following the Effective Date, the Litigation Trustee shall make all distributions that become deliverable during the preceding calendar quarter, except as otherwise provided in the Plan, the Confirmation Order, or this Agreement. Any check that is not cashed or otherwise deposited within three months after the date of the check shall be deemed an undeliverable distribution under the Plan.

(b)            Failure to Claim Undeliverable Distributions. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, the Litigation Trustee will file with the Bankruptcy Court a listing of unclaimed distribution Holders. This list will be maintained and updated as needed for as long as the Chapter 11 Case stays open. Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution within three (3) months after the first attempted delivery shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Debtor, the Litigation Trust Estate, or the Litigation Trustee, or their respective property. In such cases, any Cash held for distribution on account of such Claims shall be property of the Litigation Trust Estate, free of any restrictions thereon, and shall revert to the account from which such payment was originally issued to be distributed pursuant to the Plan. Nothing contained in the Plan, the Confirmation Order, or this Agreement shall require the Litigation Trustee to attempt to locate any Holder of an Allowed Claim.

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ARTICLE 8

TAXES

8.1            Income Tax Status.

(a)            It is intended that the Litigation Trust be classified for Federal income tax purposes as a Litigation Trust pursuant to Treasury Regulations Section 301.7701-4(d) and IRS Revenue Procedure 94-45, 1994-2 C.B. 124 and as a “grantor trust” subject to the provisions of Subtitle A, Chapter 1, Subchapter J, Part I, Subpart E of the Tax Code that is owned by its Litigation Trust Beneficiaries. Accordingly, the parties hereto intend that the Litigation Trust Beneficiaries of the Litigation Trust be treated as if they had received a distribution of the applicable assets transferred to the Litigation Trust and then contributed such assets to the Litigation Trust. As such, notwithstanding anything set forth herein, the transfer of assets to the Litigation Trust shall be treated for all purposes of the Tax Code as a transfer from the Estate to creditors to the extent the creditors are beneficiaries of the Litigation Trust followed by a deemed transfer by the Litigation Trust Beneficiaries to the Litigation Trust. The Litigation Trust Beneficiaries will be treated as grantors and deemed owners of the Litigation Trust.

(b)            All parties, including the Debtors, the Reorganized Debtors, the Litigation Trustee, and all Litigation Trust Beneficiaries of the Litigation Trust, must value all assets transferred to the Litigation Trust consistently, and those valuations must be used for all Federal, state, and local income tax purposes. The Litigation Trustee must file returns for the Litigation Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a). The assets shall be valued based upon the Liquidation Trustee’s good faith determination of their fair market value.

(c)            Anything set forth herein to the contrary notwithstanding, the Litigation Trust shall not receive or retain Cash or Cash equivalents in excess of a reasonable amount to meet claims and contingent liabilities or to maintain the value of Litigation Trust Assets during liquidation. All income of the Litigation Trust must be subject to tax on a current basis, including income retained in a disputed claims reserve.

(d)            The Litigation Trust shall be classified as a Litigation Trust pursuant to Treasury Regulations Section 301.7701-4(d) and IRS Revenue Procedure 94-45, 1994-2 C.B. 124, and in the event of any inconsistency between any term or provision herein, in the Plan, or in the Confirmation Order necessary for the Litigation Trust to be deemed at all times a Litigation Trust pursuant to Treasury Regulations Section 301.7701-4(d) and IRS Revenue Procedure 94-45, 1994-2 C.B. 124 and any other term or provision herein, in the Plan, or in the Confirmation Order, the term(s) and provision(s) necessary for the Litigation Trust to be deemed a Litigation Trust pursuant to Treasury Regulations Section 301.7701-4(d) and IRS Revenue Procedure 94-45, 1994-2 C.B. 124 shall govern. Similarly, anything to the contrary set forth herein, in the Plan, or in the Confirmation Order notwithstanding, to the extent any term or provision herein, in the Plan, in the Confirmation Order would result in the Litigation Trust not being classified as a Litigation Trust at all times pursuant to Treasury Regulations Section 301.7701-4(d) and IRS Revenue Procedure 94-45, 1994-2 C.B. 124, such term or provision shall be ineffective and reformed to the extent necessary for the Litigation Trust to be classified at all times as a Litigation Trust pursuant to Treasury Regulations Section 301.7701-4(d) and IRS Revenue Procedure 94-45, 1994-2 C.B. 124.

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(e)            As used in this Litigation Trust Agreement, the following terms shall have the following meanings:

“Tax Code” shall mean the Internal Revenue Code of 1986, 26 U.S.C. § 1 et seq., as amended from time to time, and corresponding provisions of any subsequent federal revenue act. A reference to a section of the Tax Code shall include a reference to any and all Treasury Regulations interpreting, limiting or expanding such section of the Tax Code; and

“Treasury Regulations” shall mean regulations promulgated under the Tax Code, including, but not limited to the Procedure and Administration Regulations, as such regulations may be amended from time to time.

8.2            Tax Returns. The Litigation Trustee shall prepare and provide to, or file with, the appropriate parties such notices, tax returns, information returns, and other filings as may be required by the Tax Code and may be required by applicable law of other jurisdictions. The Litigation Trustee shall be responsible for filing all federal, state, and local tax returns and information returns of the Litigation Trust. The Litigation Trustee shall, when specifically requested by a Beneficiary in writing, make such tax information available to the Beneficiary for inspection and copying at the Beneficiary’s expense, as is necessary for the preparation by such Beneficiary of its income tax return.

8.3            Preservation of Debtors’ Tax Attributes. The Litigation Trust shall not be deemed a successor to the Debtors for tax purposes. The Litigation Trust shall not hold or acquire any equity interests in the Reorganized Debtors. The Litigation Trustee shall not take any action that would impair the Reorganized Debtors’ tax attributes. The Litigation Trustee shall cooperate, and not take any position inconsistent, with the Reorganized Debtor on all tax matters affecting the Reorganized Debtor’s tax attributes. Only creditors of the Debtors shall be Litigation Trust Beneficiaries of the Litigation Trust. Litigation Trust Beneficiaries’ interests in the Litigation Trust may not be transferred, sold or assigned.

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ARTICLE 9

TERMINATION OF TRUST

9.1            Term. The Litigation Trust shall terminate upon the earlier of (a) the date on which all of the Litigation Trust Assets are liquidated in accordance with the Plan, the funds in the Litigation Trust have been completely distributed in accordance with the Plan, all tax returns and any other filings or reports have been filed with the appropriate state or federal regulatory authorities, and the Order closing the Chapter 11 Cases is a Final Order or (b) three (3) years from the date of creation of the Litigation Trust, unless extended by the Bankruptcy Court as provided herein. The Trustee shall at all times endeavor to liquidate expeditiously the Litigation Trust Assets (or any non-Cash proceeds thereof), and in no event shall the Trustee unduly prolong the duration of the Litigation Trust. The foregoing notwithstanding, in the event that the Litigation Trustee determines that all of the Litigation Trust Assets and/or proceeds thereof will not, despite reasonable efforts, be distributed by the date which is three (3) years from the date of creation of the Litigation Trust, or for any other reason consistent with this Agreement and the Plan, and if warranted by the facts and circumstances, the Trustee may petition the Bankruptcy Court to extend the term of the Litigation Trust. Each and every such extension must be for a reasonable finite period based on the particular facts and circumstances, must be subject to the approval of the Bankruptcy Court and approved upon a finding that the extension is necessary to the Litigation purpose of the Litigation Trust and must be approved by the Bankruptcy Court within six (6) months of the beginning of the extended term. At such time as the Litigation Trust has been fully administered (i.e., when all things requiring action by the Litigation Trustee have been done, and the Plan has been substantially consummated) and in all events within sixty (60) days after the Final Distribution Date, the Litigation Trustee will file an application for approval of his final report and the entry of the final decree by the Bankruptcy Court. Upon final distribution pursuant to this Agreement, the Litigation Trustee shall retain the books, records, and files that shall have been delivered to or created by the Litigation Trustee. At the Litigation Trustee’s discretion, all such records and documents may be destroyed at any time after two (2) years after the Final Distribution Date.

9.2            Event Upon Termination. Upon the termination of the Litigation Trust, the Litigation Trustee shall distribute the remaining Litigation Trust Assets (including any proceeds thereof), if any, to the Litigation Trust Beneficiaries in accordance with the Plan and the Confirmation Order, or shall otherwise dispose of them as directed by the Bankruptcy Court and consistent with the terms of the Plan and the Confirmation Order.

9.3            Winding Up and Discharge of the Litigation Trustee. For the purposes of winding up the affairs of the Litigation Trust at its termination, the Litigation Trustee shall continue to act as Litigation Trustee until his duties have been fully discharged. After doing so, the Litigation Trustee, and his agents and employees shall have no further duties or obligations hereunder, except as required by this Agreement, the Plan, the Confirmation Order, or applicable law concerning the termination of a trust. Upon a motion by the Litigation Trustee, the Bankruptcy Court may enter an order relieving the Litigation Trustee, and his agents and employees of any further duties, discharging the Litigation Trustee, and releasing his bond, if any.

ARTICLE 10

ADMINISTRATIVE EXPENSES

10.1          Funding. The cost and expenses of the Litigation Trust, including, without limitation, the compensation to and the reimbursement of reasonable, actual, and necessary costs, fees (including attorneys’ and other Professional fees), and expenses of the Litigation Trustee in connection with the performance of his duties in connection with the Plan and this Agreement, shall be paid from the Litigation Trust Expense Reserve without the necessity for any approval by the Bankruptcy Court (the “Trustee’s Administrative Expense Fund”). The Trustee’s Administrative Expense Fund shall not be subject to charge for claims against the Litigation Trust or the Litigation Trust Assets (including any proceeds thereof), including, without limitation, any claims under Sections 4.1 and 4.2 of this Agreement. The Reorganized Debtors shall not have any liability or obligation whatsoever with respect to the funding or payment of any Litigation Trust Expenses.

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ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1         Amendments. The Litigation Trustee may (after consultation with the Bankruptcy Administrator) propose to the Bankruptcy Court the modification, supplementation, or amendment of this Agreement. Such proposed modification, supplementation, or amendment shall be in writing and filed with the Bankruptcy Court. Any amendment of this Litigation Trust Agreement that adversely affects the rights and obligations, or increases the burdens hereunder, of the Reorganized Debtors shall require the prior written consent of the Reorganized Debtors. Unless otherwise ordered by the Bankruptcy Court, notice of such filing shall be served on the Bankruptcy Administrator and the Post-Effective Date Notice List. No modification, supplementation, or amendment of this Agreement, including any amendment concerning the Reorganized Debtors in any way, shall be effective except upon a Final Order of the Bankruptcy Court.

11.2          Waiver. No failure by the Litigation Trustee to exercise or delay in exercising any right, power, or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any further exercise thereof, or of any other right, power, or privilege.

11.3          Cumulative Rights and Remedies. The rights and remedies provided in this

Agreement are cumulative and are not exclusive of any rights under law or in equity.

11.4          Irrevocability. The Litigation Trust is irrevocable.

11.5          Division of Trust. Under no circumstances shall the Litigation Trustee have the right or power to divide the Litigation Trust unless authorized to do so by the Bankruptcy Court.

11.6          Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, without giving effect to rules governing the conflict of laws.

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11.7          Retention of Jurisdiction. To the fullest extent permitted by law, the Bankruptcy Court shall retain exclusive jurisdiction over the Litigation Trust after the Effective Date, including, without limitation, jurisdiction to resolve any and all controversies, suits, and issues that may arise in connection therewith, or this Agreement, or any entity’s obligations incurred in connection therewith or herewith, including, without limitation, any action against the Litigation Trustee or any Professional retained by the Litigation Trustee or the Litigation Trust, in each case in its capacity as such. Each Beneficiary, each Holder of any Claim (whether an Allowed Claim, a Disputed Claim, or otherwise), each Holder of any Equity Interest, and each party to this Agreement hereby irrevocably consents to the exclusive jurisdiction of the Bankruptcy Court: (i) in any dispute arising from or in any way relating to this Agreement; (ii) in any dispute arising from or in any way relating to the Litigation Trust or the Litigation Trustee; and (iii) in any action to enforce, interpret, or construe any provision of this Agreement or of any other agreement or document delivered in connection with this Agreement. Each Beneficiary, each Holder of any Claim (whether an Allowed Claim, a Disputed Claim, a Convenience Claim, or otherwise), each Holder of any Equity Interest, and each party to this Agreement also hereby irrevocably waives any defense of improper venue, forum non conveniens, or lack of personal jurisdiction to any such action brought in the Bankruptcy Court. Each party further irrevocably agrees that (i) any action to enforce, interpret, or construe any provision of this Agreement will be brought only in the Bankruptcy Court and (ii) all determinations, decisions, rulings, and holdings of the Bankruptcy Court shall be final and non-appealable and not subject to reargument or reconsideration. Each Beneficiary, each Holder of any Claim (whether an Allowed Claim, a Disputed Claim, or otherwise), each Holder of any Equity Interest, and each party to this Agreement hereby irrevocably consents to the service as set forth in Section 11.10 of this Agreement or such other address as such party may designate from time to time by notice given in the manner provided above, of any process in any action to enforce, interpret, or construe any provision of this Agreement.

11.8          Severability. In the event that any provision of this Agreement or the application thereof to any person or circumstance shall be determined by the Bankruptcy Court or another court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this of this Agreement, or the application of such provision to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

11.9          Limitation of Benefits. Except as otherwise specifically provided in this Agreement, the Plan, or the Confirmation Order, nothing herein is intended or shall be construed to confer upon or to give any person other than the parties hereto and the Litigation Trust Beneficiaries any rights or remedies under or by reason of this Agreement.

11.10       Notices. All notices, requests, demands, consents, and other communication hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person, by facsimile with an electromechanical report of delivery, sent by overnight courier or by registered or certified mail with postage prepaid, return receipt requested, or sent via electronic mail to the following addresses.

If to Independent Director:	Force 10 Advisors LLC
Attn: Nicholas Rubin
5271 California Avenue, Suite 270
Irvine, CA 92617
Tel.: (949) 357-2364
Fax: (949) 633-1628
nrubin@force10partners.com

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If to the Litigation Trustee:	Davis Hartman Wright LLP
Attn: John C. Bircher III
209 Pollock Street
New Bern, NC 28560
Tel.: (252) 514-2828
Fax: (252) 262-7055
jcb@dhwlegal.com

If to the Holder of a Claim:	To the address provided for the Holder of such Claim in its respective proof of claim filed with the Court, if any, or if no proof of claim was filed, at the address provided on the Schedules, or such Holder’s last address known to the Litigation Trustee.

If to the Holder of an Equity Interest:	To the address provided for the Holder of such Equity Interest in its respective proof of interest filed with the Court, if any, or if no proof of interest was filed, at the address provided on the Schedules, or such Holder’s last address known to the Litigation Trustee.

If to a Notice Party:	To the address provided on the matrixes of the Debtors.

The parties may designate in writing from time to time other and additional places to which notices may be sent. All demands, requests, consents, notices, and communications shall be deemed to have been given (i) at the time of actual delivery thereof if by facsimile or electronic mail; (ii) if given by certified or registered mail, five (5) business days after being deposited in the United States mail, postage prepaid, and properly addressed; or (iii) if given by overnight courier, the next business day after being sent, charges prepaid, and properly addressed.

11.11        Further Assurances. From and after the Effective Date, the parties hereto covenant and agree to execute and deliver all such documents and notices and to take all such further actions as may reasonably be required from time to time to carry out the intent and purposes of this Agreement, and to consummate the transactions contemplated hereby.

11.12       Integration. This Agreement, the Plan, and the Confirmation Order constitute the entire agreement, by and among the parties with respect to the subject matter hereof, and there are no representations, warranties, covenants, or obligations except as set forth herein, in the Plan, or in the Confirmation Order. This Agreement, together with the Plan and the Confirmation Order, supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder.

11.13       Successors or Assigns. The terms of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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11.14       Interpretation. The enumeration and section headings contained in this Litigation Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof. Unless context otherwise requires, whenever used in this Agreement, the singular shall include the plural and the plural shall include the singular, and words importing the masculine gender shall include the feminine and the neuter, if appropriate, and vice versa, and words importing persons shall include partnerships, associations, and corporations. The words herein, hereby, and hereunder, and words with similar import, refer to this Agreement as a whole and not to any particular section or subsection hereof unless the context requires otherwise. All references to the Reorganized Debtors and the Litigation Trustee pursuant to the definitions set forth in the recitals hereto, or to any Person herein, shall include their respective successors and assigns.

11.15       Relationship to the Plan. The principal purpose of this Litigation Trust Agreement is to aid in the implementation of the Plan and, therefore, this Agreement incorporates and is subject to the provisions of the Plan and the Confirmation Order. In the event that any provision of this Agreement is found to be inconsistent with a provision of the Plan or the Confirmation Order, the provisions of the Plan or the Confirmation Order shall control.

11.16       Counterparts. This Agreement may be signed by the parties hereto in counterparts, each of which shall be deemed an original, and which, when taken together, shall constitute one and the same document. Delivery of any executed counterpart may be in “wet ink” form, via telecopy, or via electronic transmission attaching a copy in pdf format or the like.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement all as of the date first above written.

INDEPENDENT DIRECTOR:

Nicholas Rubin, not individually but solely in his capacity as Independent Director for the Debtors

LITIGATION TRUSTEE:

John C. Bircher III, not individually but solely in his capacity as Litigation Trustee under this Agreement

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EXHIBIT D

List of officers and director for Reorganized Staffing 360

Director and Chairman – Richard L. Jackson

President – Richard L. Jackson

Treasurer – Leslie Kurtz

Secretary – Jay Mitchell

Initially, all officers and the director shall serve without compensation